   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 2, 1994

                                            REGISTRATION NO. 33-54591

    =================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                                 ______________


                              AMENDMENT NO. 1 TO

                                 FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                 ______________

                           THE E. W. SCRIPPS COMPANY
             (Exact name of registrant as specified in its charter)

DELAWARE                                      6749                             51-0304972
(State or other jurisdiction        (Primary Standard Industrial    (I.R.S. Employer Identification Number)
of incorporation or organization)    Classification Code Number)

                             1105 N. MARKET STREET
                           WILMINGTON, DELAWARE 19801
                                 (302) 478-4141
       (Name, address, including ZIP Code and telephone number, including area code, of registrant's principal executive offices)
                                 ______________

                         THE CORPORATION TRUST COMPANY
                               1209 ORANGE STREET
                           WILMINGTON, DELAWARE 19801
       (Name, address, including ZIP Code and telephone number, including area code, of agent for service)
                                 ______________

                                   COPIES TO:

WILLIAM APPLETON                           JAMES M. ANDERSON
BAKER & HOSTETLER                          TAFT, STETTINIUS & HOLLISTER
3200 NATIONAL CITY CENTER                  425 WALNUT STREET
CLEVELAND, OHIO 44114-3485                 CINCINNATI, OHIO 45202-3957
(216) 621-0200                             (513) 381-2838

                                 ______________

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: Upon consummation of the merger referred to herein.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                                 ______________

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                         THE E. W. SCRIPPS COMPANY

                                           CROSS-REFERENCE SHEET
                                 PURSUANT TO ITEM 501(B) OF REGULATION S-K

ITEM NO.    FORM S-4 CAPTION                                   HEADING IN PROSPECTUS
- --------    ----------------                                   ---------------------
    1.      Forepart of Registration Statement and             Outside Front Cover Page
            Outside Front Cover Page of Prospectus

    2.      Inside Front and Outside Back Cover Pages          Available Information; Table of Contents;
            of Prospectus                                      Information Incorporated By Reference

    3.      Risk Factors, Ratio of Earnings to Fixed           Not Applicable
            Charges and Other Information

    4.      Terms of the Transaction                           Summary; The Merger

    5.      Pro Forma Financial Information                    Not Applicable

    6.      Material Contacts with the Company Being           Information Incorporated By Reference;
            Acquired                                           Summary; The Merger; Business of E. W.
                                                               Scripps; Business of SHB


    7.      Additional Information Required for                Not Applicable
            Reoffering by Persons and Parties Deemed
            to Be Underwriters


    8.      Interests of Named Experts and Counsel             Certain Legal Matters, Experts and
                                                               Regulatory Approvals

    9.      Disclosure of Commission Position on               Not Applicable
            Indemnification for Securities Act
            Liabilities

   10.      Information with Respect to S-3                    Information Incorporated By Reference;
            Registrants                                        Summary; Business of E. W. Scripps

   11.      Incorporation of Certain Information by            Information Incorporated By Reference
            Reference

ITEM NO.    FORM S-4 CAPTION                                   HEADING IN PROSPECTUS
- --------    ----------------                                   ---------------------



    12.     Information with Respect to S-2 or
            S-3 Registrants                                    Not Applicable

    13.     Incorporation of Certain Information by            Not Applicable
            Reference

    14.     Information with Respect to Registrants            Not Applicable
            Other than S-2 or S-3 Registrants

    15.     Information with Respect to S-3 Companies          Information Incorporated By Reference;
                                                               Summary; Business of SHB

    16.     Information with Respect to S-2 or S-3             Not Applicable
            Companies

    17.     Information with Respect to Companies              Not Applicable
            Other than S-2 or S-3 Companies

    18.     Information if Proxies, Consents or                Introduction; Information Incorporated By
            Authorizations Are to Be Solicited                 Reference; Summary; The Special Meeting;
                                                               The Merger; The Merger Agreement

    19.     Information if Proxies, Consents or                Not Applicable
            Authorizations Are Not to Be Solicited in
            an Exchange Offer

                                      LOGO


                      SCRIPPS HOWARD BROADCASTING COMPANY
                               312 WALNUT STREET
                             CINCINNATI, OHIO 45202


                                                                  August 9, 1994


TO OUR STOCKHOLDERS:


     It is our pleasure to invite you to attend a Special Meeting of Stockholders of Scripps Howard Broadcasting Company (the "Company") to be held on September 14, 1994, commencing at 10:00 a.m. local time, at the offices of the Company, 312 Walnut Street, Cincinnati, Ohio 45202.



     The purpose of the Special Meeting is to consider and vote upon a proposal to adopt an Agreement and Plan of Merger dated as of May 4, 1994 (the "Merger Agreement"), by and among the Company, The E. W. Scripps Company ("E. W. Scripps") and SHB Merger Corporation, a wholly owned subsidiary of E. W. Scripps ("Mergerco"), which provides for the merger (the "Merger") of the Company with and into Mergerco, with Mergerco being the surviving corporation. The surviving corporation will be a wholly owned subsidiary of E. W. Scripps with the same Articles of Incorporation, Code of Regulations, Board of Directors and management as presently exist with respect to the Company.


     In the Merger, holders of outstanding shares of the Company's Common Stock (other than E. W. Scripps and its subsidiaries, and holders who have made and not withdrawn or waived written demand for payment of fair cash value of their shares) will receive 3.45 fully paid and nonassessable shares of E. W. Scripps Class A Common Stock for each of their shares of the Company's Common Stock (the "Exchange Ratio").


     A Special Committee of the Board of Directors of the Company (the "Special Committee") has considered the fairness of the terms and conditions of the Merger. In connection with such consideration, the Special Committee retained Lehman Brothers Inc. ("Lehman Brothers") to act as its independent financial advisor. A copy of Lehman Brothers' written opinion as to the fairness, from a financial point of view, to the Company's stockholders (other than E. W. Scripps and its subsidiaries) of the consideration to be received in the Merger by such stockholders, is included as Annex II to the attached Proxy Statement/Prospectus. The Special Committee has unanimously recommended to your Board of Directors that it approve the Merger Agreement and your Board of Directors has unanimously approved the Merger Agreement. The Special Committee and your Board of Directors each recommends that you vote FOR adoption of the Merger Agreement.



     A lawsuit has been filed in Delaware, the state of incorporation of E. W. Scripps, seeking to enjoin the Merger. The law firm of Abbey & Ellis, which has filed this suit, regularly engages in the filing of lawsuits to enjoin mergers of publicly traded companies. E. W. Scripps believes it is important for you to understand that it will not agree to any payment to Abbey & Ellis to dismiss this lawsuit and that it will not agree to any increase in the Exchange Ratio. If Abbey & Ellis should persist in its lawsuit and obtain an order or injunction against the Merger, E. W. Scripps has informed the Company that it will exercise its right to terminate the Merger Agreement and will not attempt to acquire your shares of the Company's Common Stock.

     The Attached Proxy Statement/Prospectus is a proxy statement for the Special Meeting and a prospectus for the shares of E. W. Scripps Class A Common Stock to be issued to holders of the Company's Common Stock in the Merger.


     Please give these materials your careful attention, because the discussion included therein is important to your decision on the matters being presented. Whether or not you plan to attend the Meeting in person, please promptly mark, sign and date the enclosed proxy and return it in the enclosed envelope to ensure that your shares will be represented at the Meeting. E. W. Scripps beneficially owns approximately 86.1% of the outstanding shares of the Company's Common Stock and will vote such shares in favor of the Merger. The vote of such shares will be sufficient to approve the Merger.



     YOU SHOULD NOT SEND IN YOUR STOCK CERTIFICATES WHEN RETURNING YOUR PROXY. IF THE MERGER IS CONSUMMATED, YOU WILL BE NOTIFIED AND PROVIDED WITH INSTRUCTIONS FOR EXCHANGE OF YOUR CERTIFICATES.


                                            Sincerely yours,


                   LAWRENCE A. LESER        PAUL F. GARDNER
                   President and Chief      Executive Vice President
                   Executive Officer

                      SCRIPPS HOWARD BROADCASTING COMPANY

                               312 WALNUT STREET
                             CINCINNATI, OHIO 45202
                               ------------------
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 14, 1994


     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Special Meeting") of Scripps Howard Broadcasting Company, an Ohio corporation (the "Company"), will be held on September 14, 1994, commencing at 10:00 a.m. local time at the offices of the Company, 312 Walnut Street, Cincinnati, Ohio 45202 for the following purposes:



          1. to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated May 4, 1994 (the "Merger Agreement"), by and among the Company, The E. W. Scripps Company and SHB Merger Corporation, a copy of which is attached as Annex I to the accompanying Proxy
     Statement/Prospectus; and


          2. to transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

     Only stockholders of record on August 9, 1994 are entitled to receive notice of and to vote at the Special Meeting and any adjournment or postponement thereof. See "The Special Meeting" in the accompanying Proxy
Statement/Prospectus.

     Please promptly mark, sign and date the enclosed proxy and return it in the enclosed envelope whether or not you plan to attend the Special Meeting. Your proxy may be revoked at any time before it is voted by filing with the Secretary of the Company a written revocation of proxy bearing a later date, or by attending and voting in person at the Special Meeting.

                                            By Order of the Board of Directors

                                            M. DENISE KUPRIONIS
                                            Secretary

Cincinnati, Ohio

August 9, 1994



WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE SPECIAL MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY PROMPTLY.
PLEASE DO NOT SEND ANY STOCK CERTIFICATES AT THIS TIME.

                                PROXY STATEMENT


                                       OF

                      SCRIPPS HOWARD BROADCASTING COMPANY
                        SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 14, 1994

                               ------------------

                                 PROSPECTUS OF

                           THE E. W. SCRIPPS COMPANY
                              CLASS A COMMON STOCK
                            PAR VALUE $.01 PER SHARE

                               ------------------


HOLDERS OF E. W. SCRIPPS CLASS A COMMON STOCK ARE ENTITLED TO ELECT THE GREATER OF THREE OR ONE-THIRD OF THE DIRECTORS OF E. W. SCRIPPS, BUT ARE NOT ENTITLED TO VOTE ON ANY OTHER MATTERS EXCEPT AS REQUIRED BY DELAWARE LAW. HOLDERS OF E. W. SCRIPPS COMMON VOTING STOCK ARE ENTITLED TO ELECT ALL REMAINING DIRECTORS AND TO VOTE ON ALL OTHER MATTERS REQUIRING A VOTE OF E. W. SCRIPPS STOCKHOLDERS. SHARES OF E. W. SCRIPPS CLASS A COMMON STOCK AND COMMON VOTING STOCK ARE ENTITLED TO THE SAME CASH DIVIDENDS AND TO SHARE EQUALLY IN DISTRIBUTIONS ON LIQUIDATION OF
E. W. SCRIPPS. EACH SHARE OF E. W. SCRIPPS COMMON VOTING STOCK IS CONVERTIBLE INTO ONE SHARE OF E. W. SCRIPPS CLASS A COMMON STOCK.


                               ------------------


THE SHARES OF E. W. SCRIPPS CLASS A COMMON STOCK HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                               ------------------


         THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS AUGUST 9, 1994.

                                  INTRODUCTION


     This Proxy Statement/Prospectus is being furnished to stockholders of Scripps Howard Broadcasting Company, an Ohio corporation ("SHB"), in connection with the solicitation of proxies by the Board of Directors of SHB (the "SHB Board") from holders of the outstanding shares of SHB common stock, par value $.25 per share (the "SHB Common Stock"), for use at a special meeting of stockholders of SHB scheduled to be held on September 14, 1994, commencing at 10:00 a.m. local time at the offices of SHB, 312 Walnut Street, Cincinnati, Ohio 45202, and at any adjournment or postponement thereof (the "Special Meeting"). Only holders of SHB Common Stock (each, an "SHB Stockholder") at the close of business on August 9, 1994 (the "Record Date"), are entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof. On the Record Date, there were outstanding 10,325,788 shares of SHB Common Stock, 8,890,199 of which (constituting approximately 86.1% of such outstanding shares) were held beneficially by The E. W. Scripps Company, a Delaware corporation ("E.
W. Scripps").



     This Proxy Statement/Prospectus and a form of proxy for use at the Special Meeting are first being mailed on August 15, 1994, to holders of record on the Record Date of shares of SHB Common Stock.



     At the Special Meeting, stockholders will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of May 4, 1994 (the "Merger Agreement"), by and among E. W. Scripps, SHB Merger Corporation, an Ohio corporation and wholly owned subsidiary of E. W. Scripps ("Mergerco"), and SHB. A copy of the Merger Agreement is attached as Annex I to this Proxy Statement/Prospectus. The Merger Agreement provides that (a) SHB will be merged with and into Mergerco (the "Merger"), with Mergerco being the surviving corporation (the "Surviving Corporation"), all of the stock of which will be owned by E. W. Scripps, and (b) each share of SHB Common Stock outstanding immediately prior to the time the Merger becomes effective (the "Effective Time") (other than shares which are (i) held by E. W. Scripps or Mergerco or a subsidiary of E. W. Scripps or in the treasury of SHB or by a subsidiary of SHB (collectively, the "Excluded Shares") or (ii) Dissenting Shares (hereinafter defined)), will be converted into the right to receive 3.45 shares of E. W. Scripps Class A Common Stock, par value $.01 per share (the "E.
W. Scripps Class A Common Stock"), all as described below.



     E. W. Scripps has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 (the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), for up to 4,952,782 shares of E. W. Scripps Class A Common Stock to be issued in connection with the Merger. This Proxy Statement/Prospectus also constitutes the Prospectus of E. W. Scripps, which is part of the Registration Statement.



     Holders as of the Record Date of shares of SHB Common Stock (other than holders of the Excluded Shares) have the right to dissent from the Merger and (in the event that the Merger Agreement is approved and the Merger is consummated) demand in writing payment of the fair cash value of such shares in compliance with and by following the procedures under Section 1701.85 ("Section 1701.85") of the Ohio Revised Code (the "ORC"). All shares that are subject to such a written demand for payment of the fair cash value that has not been withdrawn or waived are sometimes referred to herein as the "Dissenting Shares."
E. W. Scripps has agreed, pursuant to the Merger Agreement, to vote or cause to be voted FOR adoption of the Merger Agreement all shares of SHB Common Stock beneficially owned by it and therefore will not exercise or cause to be exercised any of its rights under Section 1701.85.



     E. W. Scripps Class A Common Stock is listed on the New York Stock Exchange, Inc. (the "NYSE") under the symbol "SSP."

     Approximately 4,952,782 shares of E. W. Scripps Class A Common Stock will be issued by E. W. Scripps in the Merger. Such shares will represent approximately 8.32% of the issued and outstanding shares of E. W. Scripps Class A Common Stock immediately after the Merger.



     Pursuant to the terms of the Merger Agreement, each holder immediately prior to the Effective Time of shares of SHB Common Stock (other than the Excluded Shares and Dissenting Shares) will receive (a) a number of whole shares of E. W. Scripps Class A Common Stock determined by multiplying the number of shares of SHB Common Stock owned by such stockholder immediately prior to the Effective Time by 3.45 and (b) cash in lieu of any fractional shares of E. W. Scripps Class A Common Stock which they would otherwise be entitled to receive. The shares of E. W. Scripps Class A Common Stock, and cash in lieu of fractional shares of E. W. Scripps Class A Common Stock, to be received by holders of SHB Common Stock in the Merger are sometimes hereinafter referred to as the "Merger Consideration."



     Approval of the proposal to adopt the Merger Agreement requires the affirmative votes of the holders of at least a majority of the outstanding shares of SHB Common Stock entitled to vote at the Special Meeting (the foregoing votes being the "Required Stockholder Vote"). E. W. Scripps beneficially owns a sufficient number of shares of SHB Common Stock to cause the Required Stockholder Vote to be obtained without the vote of any other SHB Stockholder. E. W. Scripps has agreed, pursuant to the Merger Agreement, to vote or cause to be voted all such shares FOR adoption of the Merger Agreement.

                               TABLE OF CONTENTS


INTRODUCTION......................................................................       2
AVAILABLE INFORMATION.............................................................       6
INFORMATION INCORPORATED BY REFERENCE.............................................       6
SUMMARY...........................................................................       8
THE SPECIAL MEETING...............................................................      24
     General......................................................................      24
     Voting at the Special Meeting................................................      24
     Proxies......................................................................      24
THE MERGER........................................................................      25
     Background and Reasons for the Merger........................................      25
     Purpose and Structure of the Merger and Certain Effects of the Merger........      32
     Conduct of the Business of the Surviving Corporation After the Merger........      32
     Recommendation of the SHB Special Committee and the SHB Board................      32
     Opinion of Financial Advisor.................................................      33
     Rights of Dissenting Stockholders............................................      38
     Interests of Certain Persons in the Merger...................................      40
THE MERGER AGREEMENT..............................................................      40
     General......................................................................      41
     Effective Time of Merger.....................................................      41
     Conversion of Stock..........................................................      41
     Payment for SHB Common Stock.................................................      41
     Articles of Incorporation, Code of Regulations, Officers and Directors.......      42
     Conditions to the Merger.....................................................      42
     Certain Agreements Pending the Merger........................................      43
     Termination..................................................................      45
     Certain Other Provisions of the Merger Agreement.............................      46
FINANCING OF THE MERGER AND RELATED TRANSACTIONS: SOURCE AND AMOUNT OF FUNDS......      46
CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER.............................      47
COMPARISON OF RIGHTS OF HOLDERS OF SHB COMMON STOCK AND
  E. W. SCRIPPS CLASS A COMMON STOCK..............................................      48
     Introduction.................................................................      48
     Certain Voting Rights........................................................      49
     Special Meetings of Stockholders; Stockholder Action by Written Consent......      50
     Amendment of Corporate Governing Documents...................................      50
     Board-Approved Preferred Stock...............................................      51
     Liability and Indemnification of Officers and Directors......................      51
     Classification of Board of Directors.........................................      52
     Cumulative Voting of Shares..................................................      52
     Number of Directors..........................................................      52
     Removal of Directors.........................................................      53
     Dissenters' Rights in Mergers................................................      53
     Payment of Dividends.........................................................      53
     Repurchase of Shares.........................................................      53
     Loans to Directors and Officers..............................................      53
     Tender Offer Statute.........................................................      54
     Merger Moratorium Statutes...................................................      54
     Anti-Greenmail Statute.......................................................      55

MARKET FOR E. W. SCRIPPS' COMMON EQUITY AND RELATED STOCKHOLDER MATTERS...........      55
MARKET FOR SHB COMMON EQUITY AND RELATED STOCKHOLDER MATTERS......................      56
BUSINESS OF E. W. SCRIPPS.........................................................      56
     Newspapers...................................................................      57
     Broadcast Television.........................................................      57
     Cable Television.............................................................      57
     Entertainment................................................................      58
BUSINESS OF SHB...................................................................      58
     Broadcast Television.........................................................      58
     Cable Television.............................................................      59
     Entertainment................................................................      59
INFORMATION RELATING TO MERGERCO..................................................      60
     General......................................................................      60
     Executive Officers and Directors of Mergerco.................................      60
SUBMISSION OF STOCKHOLDER PROPOSALS...............................................      60
CERTAIN LEGAL MATTERS, EXPERTS AND REGULATORY APPROVALS...........................      61
     Federal and State Approvals..................................................      61
     Legal Opinions...............................................................      61
     Experts......................................................................      61
     Miscellaneous................................................................      61
ANNEX I   AGREEMENT AND PLAN OF MERGER BY AND AMONG THE E. W. SCRIPPS COMPANY,
  SCRIPPS HOWARD BROADCASTING COMPANY, AND SHB MERGER CORPORATION.................     A-1
ANNEX II   LEHMAN BROTHERS FAIRNESS OPINION.......................................     B-1
ANNEX III  OHIO REVISED CODE SECTION 1701.85 GOVERNING DISSENTERS' RIGHTS.........     C-1

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS, IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES TO WHICH IT RELATES IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF SHB, E. W. SCRIPPS OR MERGERCO OR ANY OF THEIR AFFILIATES OR SUBSIDIARIES FROM THE DATE HEREOF.

                             AVAILABLE INFORMATION

     E. W. Scripps has filed with the Commission the Registration Statement, of which this Proxy Statement/Prospectus is a part, under the Securities Act, with respect to the E. W. Scripps Class A Common Stock. As permitted by the rules and regulations of the Commission, this Proxy Statement/Prospectus omits certain information and exhibits contained in the Registration Statement.


     SHB and E. W. Scripps are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith SHB and E. W. Scripps file periodic reports, proxy statements and other information with the Commission. The Registration Statement and the exhibits thereto, as well as such reports, proxy statements and other information filed by SHB or E. W. Scripps with the Commission, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Chicago Regional Offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and New York Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained from the public reference section of the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549 upon payment of the prescribed fee.


     The SHB Common Stock is listed on the National Association of Securities Dealers Automated Quotation System (the "NASDAQ"). Reports and other information concerning SHB are available for inspection and copying at the offices of the NASDAQ at 1735 K Street, N.W., Washington, D.C. 20006-1506.

     If the Merger is consummated, the SHB Common Stock will be delisted from the NASDAQ and SHB will take steps to terminate the registration of the SHB Common Stock under Section 12 of the Exchange Act. See "Market For SHB Common Equity And Related Stockholder Matters."

     The E. W. Scripps Class A Common Stock is listed on the NYSE. Application will be made to list the additional shares of E. W. Scripps Class A Common Stock to be issued in connection with the Merger for trading on the NYSE. Reports and other information concerning E. W. Scripps are available for inspection and copying at the offices of the NYSE at 11 Wall Street, New York, New York 10005. Such reports and other information may also be obtained from E. W. Scripps in the manner specified in "Information Incorporated By Reference."

                     INFORMATION INCORPORATED BY REFERENCE

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH DOCUMENTS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS THEY ARE SPECIFI-

CALLY INCORPORATED BY REFERENCE, ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO: DIRECTOR OF INVESTOR RELATIONS, 312 WALNUT STREET, 28TH FLOOR, CINCINNATI, OHIO 45202 (TELEPHONE: (513) 977-3000). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY SEPTEMBER 7, 1994.

     The following documents filed with the Commission pursuant to the Exchange Act with respect to E. W. Scripps (File No. 1-10701) are hereby incorporated by reference into this Proxy Statement/Prospectus:

          1. E. W. Scripps' Annual Report on Form 10-K for the year ended December 31, 1993;


          2. E. W. Scripps' Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994 and June 30, 1994; and


          3. The description of the E. W. Scripps Class A Common Stock contained in E. W. Scripps' Registration Statement on Form 8-A, declared effective on June 29, 1988, pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     The following documents filed with the Commission pursuant to the Exchange Act with respect to SHB (File No. 0-300) are hereby incorporated by reference into this Proxy Statement/Prospectus:

          1. SHB's Annual Report on Form 10-K for the year ended December 31, 1993;


          2. SHB's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994 and June 30, 1994; and



          3. The description of the SHB Common Stock contained in SHB's Registration Statement on Form S-1 (File No. 2-21144), declared effective on April 3, 1963, pursuant to the Securities Act.


     All documents filed by E. W. Scripps and SHB with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the date of the Special Meeting shall be deemed to be incorporated by reference herein from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

     All information appearing in this Proxy Statement/Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein or deemed to be incorporated herein by reference.

                                    SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION AND THE FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS OR INCORPORATED BY REFERENCE HEREIN. SHB STOCKHOLDERS ARE URGED TO READ THIS PROXY STATEMENT/PROSPECTUS AND THE ANNEXES HERETO IN THEIR ENTIRETY. UNLESS OTHERWISE INDICATED, (I) REFERENCES HEREIN TO FINANCIAL INFORMATION OF E. W. SCRIPPS' SUBSIDIARIES REFER TO SUCH FINANCIAL INFORMATION AS REFLECTED IN THE CONSOLIDATED FINANCIAL STATEMENTS OF E. W. SCRIPPS AND SUBSIDIARIES INCLUDING SHB AND (II) REFERENCES HEREIN TO A YEAR PRECEDED BY THE WORD "FISCAL" REFER TO THE TWELVE MONTHS ENDED DECEMBER 31 OF SUCH YEAR.


                        PARTIES TO THE MERGER AGREEMENT


E. W. SCRIPPS

     E. W. Scripps is a diversified media company operating principally in four business segments: newspaper publishing, broadcast television, cable television and entertainment.

     E. W. Scripps publishes nineteen metropolitan and suburban daily newspapers. From its Washington bureau E. W. Scripps operates the Scripps Howard News Service, a supplemental wire service covering stories in the capital, other parts of the United States and abroad.

     E. W. Scripps' broadcast television operations are owned and operated by SHB. See "Summary -- Parties To The Merger Agreement -- SHB."


     E. W. Scripps' cable television system operations are conducted through several subsidiaries. Its Lake County, Florida and Sacramento, California, systems and its Longmont, Colorado, cluster are owned by SHB. See "Summary -- Parties To The Merger Agreement -- SHB." Other wholly owned subsidiaries of E.
W. Scripps operate cable television systems in Florida, Georgia, Indiana, Kentucky, South Carolina, Tennessee, Virginia and West Virginia.



     E. W. Scripps' entertainment division, newly created in 1994, consists of its licensing and syndication operations under the trade name United Media, and three new television programming ventures. United Media is a leading distributor of news columns, comics and other features for the newspaper industry. United Media licenses worldwide copyrights relating to "Peanuts" and other character properties for use on numerous products, including plush toys, greeting cards and apparel, and for exhibit on television, video cassettes and other media. The Home & Garden Television Network, a 24-hour cable channel, is scheduled to launch in late 1994. Scripps Howard Productions produces news and entertainment programming for domestic and international distribution. On March 31, 1994, E.
W. Scripps acquired Cinetel Productions, one of the largest independent producers of cable television programming. The Home & Garden Television Network and Cinetel Productions are operated through SHB.



     E. W. Scripps, a Delaware corporation, maintains its principal executive offices at 1105 N. Market Street, Wilmington, Delaware 19801, and its telephone number is (302) 478-4141. See "Business of E. W. Scripps"; "Business of SHB."


SHB

     SHB operates nine broadcast television stations, cable television systems with approximately 295,000 basic subscribers as of March 31, 1994, The Home & Garden Television Network and Cinetel Productions.

     E. W. Scripps beneficially owns approximately 86.1% of the outstanding shares of SHB Common Stock. If the Merger is consummated, SHB's business will become the business of the Surviving Corporation, a wholly owned subsidiary of
E. W. Scripps.

     SHB, an Ohio corporation, maintains its principal executive offices at 312 Walnut Street, Cincinnati, Ohio 45202, and its telephone number is (513) 977-3000. See "Business of SHB;" "Business of E. W. Scripps."


MERGERCO



     Mergerco was organized by E. W. Scripps in March 1994 under Ohio law in order to effect the Merger and is a wholly owned subsidiary of E. W. Scripps. Mergerco has not engaged in any activities other than those incident to its formation. If the Merger is consummated, SHB will be merged into Mergerco and Mergerco will be the Surviving Corporation. Mergerco's principal executive offices are located at 312 Walnut Street, Cincinnati, Ohio 45202 and its telephone number is (513) 977-3000. See "Information Relating To Mergerco."



RECENT DEVELOPMENTS



     On May 23, 1994, Fox Broadcasting Company ("Fox") and New World Communications Group, Inc. ("New World") announced that they had entered into an agreement under which 12 television stations owned or to be acquired by New World would change their network affiliations from American Broadcasting Companies, Inc. ("ABC"), CBS, Inc. ("CBS") and National Broadcasting Company ("NBC") to Fox. Three of these stations are in Phoenix, Tampa and Kansas City, markets in which SHB is currently the Fox affiliate. On June 9 and June 13, 1994, Fox notified SHB of its intention to terminate each of its affiliation agreements with SHB's television stations in these markets. In view of the agreement reached by Fox and New World and Fox's notices of termination, SHB held discussions with other networks to determine possible alternatives for new affiliation arrangements in these markets. On June 16, 1994, SHB announced that it had agreed to enter into ten-year affiliation agreements with ABC pursuant to which SHB's television stations in Detroit and Cleveland would continue as ABC affiliates and its stations in Phoenix, Tampa and Baltimore would become ABC affiliates (the "ABC Affiliation Agreements"). On July 7, 1994, SHB and ABC executed the ABC Affiliation Agreements. The new affiliation agreements for Detroit and Cleveland will commence in December 1994, and those for Baltimore (which is currently an NBC affiliate), Phoenix and Tampa will commence in January 1995.



     On July 7, 1994, Southern Broadcasting Corporation of Sarasota ("Southern"), the licensee of television station WWSB, the ABC affiliate for Sarasota-Bradenton, Florida, filed a Formal Petition for Order to Show Cause with the Federal Communications Commission ("FCC") alleging that SHB had required ABC to terminate its affiliation with WWSB. Southern's petition requests the FCC to revoke SHB's license for television station WFTS, Tampa, Florida, or in lieu thereof to issue an order directing SHB to cease violating the FCC's network territorial exclusivity rule. This rule prohibits a station in one community from having an agreement with a network which prevents or hinders another broadcast station located in a different community from becoming affiliated with such network. On July 25, 1994, SHB and ABC filed responses denying WWSB's allegations and asking the FCC to dismiss Southern's petition.



     On July 27, 1994, SHB announced that it had agreed to enter into a long-term affiliation agreement with NBC pursuant to which its television station in Kansas City would become an NBC affiliate and to extend its existing affiliation agreements with NBC covering its stations in West Palm Beach and Tulsa. SHB expects to execute final agreements with NBC in late August 1994.



THE SPECIAL MEETING



     The Special Meeting will be held on September 14, 1994, commencing at 10:00 a.m. local time, at SHB's offices, 312 Walnut Street, Cincinnati, Ohio 45202. Holders of record of shares of SHB Common Stock at the close of business on the Record Date are entitled to notice of and to vote at the Special Meeting.

     Each outstanding share of SHB Common Stock entitles the holder thereof to one vote. On the Record Date, 10,325,788 shares of SHB Common Stock were outstanding.



     The affirmative vote of the holders of at least a majority of the outstanding shares of SHB Common Stock entitled to vote at the Special Meeting is required to adopt the Merger Agreement. Therefore, abstentions and broker non-votes will have the same effect as votes against approval of the Merger. E.
W. Scripps beneficially owns a sufficient number of shares of SHB Common Stock to cause the Merger Agreement to be adopted without the vote of any other SHB Stockholder. The Merger Agreement requires E. W. Scripps to vote, or cause to be voted, all of its SHB Common Stock in favor of the adoption of the Merger Agreement. See "The Special Meeting -- Voting at the Special Meeting."



                                   THE MERGER


TERMS OF THE MERGER


     The Merger Agreement provides for the merger of SHB into Mergerco with Mergerco being the Surviving Corporation. The Surviving Corporation will be a wholly owned subsidiary of E. W. Scripps.



     At the Effective Time, (i) each outstanding share of SHB Common Stock, other than the Excluded Shares and Dissenting Shares, will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive from E. W. Scripps 3.45 shares of E. W. Scripps Class A Common Stock, (ii) each of the Excluded Shares will be cancelled, (iii) the Surviving Corporation's name will be changed to "Scripps Howard Broadcasting Company," (iv) the Articles of Incorporation and Code of Regulations of SHB will become the Articles of Incorporation and Code of Regulations of the Surviving Corporation, and (v) the Board of Directors and management of the Surviving Corporation will be the same as the Board of Directors and management of SHB.



     Assuming the Merger is consummated, approximately 4,952,782 shares of E. W. Scripps Class A Common Stock will be issued in the Merger. Such shares will represent approximately 8.32% of the shares of E. W. Scripps Class A Common Stock issued and outstanding immediately after the Merger.


EXCHANGE OF SHB COMMON STOCK FOR MERGER CONSIDERATION

     In order to receive the Merger Consideration following the Effective Time, each holder of a certificate theretofore representing SHB Common Stock will be required to surrender his or her stock certificate, together with a duly executed and properly completed letter of transmittal and any other required documents, to E. W. Scripps by following the procedures described under "The Merger Agreement -- Payment for SHB Common Stock."

     Each holder of SHB Common Stock (other than holders of the Excluded Shares and Dissenting Shares) will receive a number of whole shares of E. W. Scripps Class A Common Stock determined by multiplying the number of shares of SHB Common Stock owned by such stockholder at the Effective Time by 3.45. Such holders will be paid cash in lieu of any fractional shares of E. W. Scripps Class A Common Stock which they would otherwise be entitled to receive. See "The Merger Agreement -- Payment for SHB Common Stock."

     SHB STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.

RECOMMENDATION OF THE SHB BOARD


     On February 17, 1994, the SHB Board created a special committee of the SHB Board composed of directors Robert E. Stautberg and Gordon E. Heffern (the "SHB Special Commit-tee") for the purpose of reviewing the fairness of, and reporting back to the full SHB Board as to its recommendation with respect to, the merger transaction proposed by E. W. Scripps. Mr. Stautberg is a retired partner and director of KPMG Peat Marwick. Mr. Heffern is a retired Chairman and Chief Executive Officer of Society Corporation. The SHB Special Committee was authorized to engage such legal, financial and other advisors as it deemed appropriate in carrying out its assignment. Pursuant to such authority, the SHB Special Committee retained Taft, Stettinius & Hollister ("Taft, Stettinius") to act as its legal counsel and Lehman Brothers Inc. ("Lehman Brothers") to act as its financial advisor. See "The Merger -- Recommendation of the SHB Special Committee and the SHB Board."



     After considering all relevant information, including the opinion of Lehman Brothers to the effect that the Merger Consideration to be received by the holders of SHB Common Stock (other than holders of the Excluded Shares) (each, a "Public Stockholder") is fair, from a financial point of view, to each Public Stockholder, the SHB Special Committee voted unanimously on May 4, 1994, to recommend to the SHB Board that it approve the terms of the Merger. On May 4, 1994, following the favorable recommendation of the SHB Special Committee, the SHB Board unanimously approved the Merger Agreement.



     Following the announcement by SHB of the ABC Affiliation Agreements, the SHB Special Committee, with the assistance of Lehman Brothers, considered the effect of the Fox network affiliation changes and the ABC Affiliation Agreements on the Committee's May 4, 1994 determination. After considering all relevant information, including the fact that Lehman Brothers remained of the opinion that the Merger Consideration is fair, from a financial point of view, to the Public Stockholders, the SHB Special Committee on July 6, 1994 voted unanimously to reaffirm its decision of May 4, 1994, to recommend to the SHB Board that it approve the terms of the Merger and that the SHB Board call a special meeting of the SHB Stockholders to approve the Merger. On July 7, 1994, the SHB Board voted unanimously in favor of calling the Special Meeting to approve the Merger.


     The SHB Board and the SHB Special Committee recommend that the SHB Stockholders vote FOR adoption of the Merger Agreement. See "The Merger -- Recommendation of the SHB Special Committee and the SHB Board." In considering the recommendation of the SHB Board with respect to the Merger, SHB stockholders should be aware that certain members of SHB's management and of the SHB Board have certain interests which may present them with potential conflicts of interest in connection with the Merger. See "The Merger -- Interests of Certain Persons in the Merger."

     THE SHB BOARD AND THE SPECIAL COMMITTEE UNANIMOUSLY RECOMMEND THAT SHB STOCKHOLDERS VOTE FOR ADOPTION OF THE MERGER AGREEMENT.

OPINION OF FINANCIAL ADVISOR


     On April 6, 1994, Lehman Brothers delivered to the SHB Special Committee its oral opinion, confirmed by a written opinion dated May 4, 1994, to the effect that, as of the respective dates and based upon and subject to certain matters as stated in its written opinion, the Merger Consideration to be received by the Public Stockholders in exchange for their shares of SHB Common Stock in the Merger was fair, from a financial point of view, to such holders. On July 6, 1994, Lehman Brothers advised the SHB Special Committee that it remained of the opinion that the Merger Consideration to be received by the Public Stockholders in the Merger was fair, from a financial point of view, to such holders. Subsequently, Lehman Brothers delivered to the SHB Special Committee its written opinion dated August 9, 1994 to such effect for inclusion in this Proxy Statement/Prospectus. The full text of the August 9, 1994 Lehman Brothers written opinion setting forth the assumptions made, matters considered and scope of review undertaken in connection therewith is attached as Annex II to this Proxy Statement/Prospectus and should be read in its entirety. See "The Merger -- Opinion of Financial Advisor."

DIRECTOR, EXECUTIVE OFFICER AND AFFILIATE VOTING RIGHTS WITH RESPECT TO THE
MERGER

     Holders of E. W. Scripps Class A Common Stock are not required, nor will they be requested, to act or vote on the proposed Merger.

     With respect to SHB, certain SHB directors and executive officers are directors of E. W. Scripps and as such share voting power with respect to the shares of SHB Common Stock beneficially owned by E. W. Scripps. Such shares constitute 86.1% of the outstanding shares of SHB and are sufficient to cause the Merger to be approved.

LEGAL PROCEEDINGS RELATED TO THE MERGER


     On March 2, 1994, Diane Abbey, an alleged shareholder of SHB, filed a purported class action complaint, individually and on behalf of others similarly situated, against E. W. Scripps before the Court of Chancery for the State of Delaware in and for New Castle County (Civ. Action No. 13397) (the "Abbey Complaint"). The Abbey Complaint alleges that the Merger is not in the best interests of the Public Stockholders and that E. W. Scripps is in breach of its fiduciary duties which arise by virtue of its controlling interest in SHB. The Abbey Complaint seeks, among other things, to enjoin the Merger and any similar transaction proposed by E. W. Scripps with respect to SHB. On March 24, 1994, E.
W. Scripps filed a motion to dismiss the Abbey Complaint. On June 16, 1994, Diane Abbey filed an Amended Class Action Complaint (the "Amended Complaint") which contains additional allegations. E. W. Scripps has not yet responded to the Amended Complaint.


     The obligation of E. W. Scripps to consummate the Merger is subject to a condition that there shall not be any judgment, order or injunction entered by any court restraining or preventing the Merger or prohibiting or imposing certain actions in connection therewith. If this condition is not satisfied at the time that the parties are otherwise in a position to consummate the Merger,
E. W. Scripps has the right under the Merger Agreement to terminate the Merger, whether or not SHB or Mergerco desires to do so.

     E. W. Scripps has informed SHB and the Special Committee that it will not make any payment to plaintiff to dismiss the Abbey Complaint and that it will not agree to any increase in the Exchange Ratio. E. W. Scripps has also informed SHB and the Special Committee that if an order or injunction is obtained against the Merger as a result of the Abbey Complaint, it will exercise its right to terminate the Merger Agreement and will not attempt to acquire the shares of SHB Common Stock that it is seeking to acquire pursuant to the Merger.

RIGHTS OF DISSENTING STOCKHOLDERS


     Holders of record of shares of SHB Common Stock have the right to dissent from the Merger and receive the fair cash value of their shares pursuant to
Section 1701.85 of the O.R.C. See "The Merger -- Rights of Dissenting Stockholders." E. W. Scripps has agreed pursuant to the Merger Agreement to cause all such shares beneficially owned by it to be voted FOR adoption of the Merger Agreement and therefore will not exercise any of its rights under Section 1701.85.


CERTAIN FEDERAL INCOME TAX CONSIDERATIONS


     SHB and E. W. Scripps will receive an opinion of Baker & Hostetler that the merger of SHB with and into Mergerco pursuant to the Merger, with the SHB Stockholders receiving E. W. Scripps Class A Common Stock, will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and, accordingly, for federal income tax purposes, (i) no gain or loss will be recognized by either SHB, Mergerco or E.
W. Scripps as a result of the Merger and (ii) SHB's shareholders will not recognize gain or loss upon the receipt of E. W. Scripps Class A Common Stock in exchange for SHB Common Stock in the Merger, except that gain or loss will be recognized on receipt of any cash in lieu of fractional shares or because of the exercise of dissenters' rights. See "Certain Federal Income Tax Consequences of the Merger."

PURPOSE, STRUCTURE AND CERTAIN EFFECTS OF THE MERGER


     The purpose of the Merger is for E. W. Scripps to acquire the shares of SHB Common Stock that it does not beneficially own so that SHB will be a wholly owned subsidiary of E. W. Scripps. The Merger is structured in order to give the SHB Stockholders the opportunity to own, in a tax-free exchange, a stock with greater liquidity, as well as to share in the prospects of the combined organization. As a result of the Merger, the SHB Common Stock would be delisted from the NASDAQ, the registration of the SHB Common Stock under the Exchange Act would terminate, and stockholders of SHB would become stockholders of E. W. Scripps, SHB's parent. See "The Merger -- Purpose and Structure of the Merger and Certain Effects of the Merger."


COMPARISON OF STOCKHOLDER RIGHTS


     As a result of the Merger, SHB Common Stock, which is issued by an Ohio corporation, will be converted into the right to receive E. W. Scripps Class A Common Stock, which is issued by a Delaware corporation. There are differences between the rights of SHB Stockholders and the rights of E. W. Scripps Stockholders. These differences result from differences between Delaware and Ohio law and between the governing instruments of SHB and E. W. Scripps, including differences in terms of, and rights of holders with respect to, SHB Common Stock and E. W. Scripps Class A Common Stock. For a discussion of the various differences between the rights of SHB Stockholders and E. W. Scripps Stockholders, see "Comparison Of Stockholder Rights."


CERTAIN BENEFITS OF THE MERGER


     SHB. The Special Committee and the Board of Directors of SHB identified a number of potential benefits of the Merger to SHB Stockholders. See "The Merger
- -- Background and Reasons for the Merger; Recommendation of the SHB Special Committee and the SHB Board." These benefits include, among others:


          - The opportunity for SHB Stockholders to participate, as holders of
            E. W. Scripps Class A Common Stock, in a larger, more diversified company of which SHB will continue to be a significant part;

          - Increase in liquidity for SHB Stockholders;

          - The terms and structure of the Merger, including its structure as a tax-free exchange; and


          - Certain strategic and business management benefits that the Merger will provide to E. W. Scripps and SHB, including elimination of potential conflicts of interest and potential corporate governance and corporate opportunity issues and enhancement of ability of the companies to explore strategic opportunities in their businesses.


     Furthermore, since SHB has been controlled by E. W. Scripps since SHB's inception in 1935, the challenges and costs usually associated with a merger of two large business entities, such as integration of management teams, retention and motivation of key personnel and effective management of significantly larger organizations and business operations, will not be presented by the Merger.


     E. W. SCRIPPS. The E. W. Scripps Board of Directors identified a number of potential benefits of the Merger to E. W. Scripps Stockholders. See "The Merger
- -- Background and Reasons for the Merger." These benefits include, among others:


          - Ending of the confusion in the marketplace between the two publicly traded stocks;

          - The increase in the "public float" of E. W. Scripps, i.e., the number of shares of E. W. Scripps Class A Common Stock held by the public and freely tradeable in the public market; and


          - The opportunity to realize certain strategic and business management benefits, including the elimination of potential conflicts of interest and potential corporate governance and opportunity issues, and the additional flexibility to explore strategic opportunities in each business, including the cable businesses that each company owns.

     To the extent that the current market price of E. W. Scripps Class A Common Stock or SHB Common Stock reflects a premium attributable to the Merger, the market price of either or both of such stocks may decline if the Merger is not completed for any reason.

REGULATORY APPROVALS


     Except for pending applications for certain routine authorizations from the FCC, no federal or state regulatory requirements remain to be complied with in order to consummate the Merger. See "Certain Legal Matters, Experts and Regulatory Approvals." However, the obligations of E. W. Scripps, Mergerco and SHB to consummate the Merger are subject to satisfaction of a number of other conditions. See "The Merger Agreement -- Conditions to the Merger."


ACCOUNTING TREATMENT OF THE MERGER


     The Merger will be accounted for as a purchase and, accordingly, the purchase price will be allocated to assets and liabilities based on estimated fair values as of the date of the Merger.

                            THE E.W. SCRIPPS COMPANY
                            SELECTED FINANCIAL DATA


                                                                        SIX MONTHS ENDED
                                                                            JUNE 30,
                                                                     ----------------------
                 (IN MILLIONS, EXCEPT SHARE DATA)                      1994          1993
                                                                     --------      --------
SUMMARY OF OPERATIONS
  Operating Revenue:
     Newspapers....................................................  $  293.8      $  269.7
     Broadcast television..........................................     134.2         124.0
     Cable television..............................................     125.7         126.9
     Entertainment.................................................      39.7          38.2
                                                                     --------      --------
          Total ongoing operations.................................     593.4         558.8
     Divested operations...........................................                    31.8
                                                                     --------      --------
          Total operating revenue..................................  $  593.4      $  590.6
                                                                     --------      --------
  Operating Income:
     Newspapers....................................................  $   62.1      $   36.0
     Broadcast television..........................................      41.9          31.0
     Cable television..............................................      16.9          25.6
     Entertainment.................................................       1.0           2.8
     Corporate.....................................................      (6.6)         (6.4)
                                                                     --------      --------
          Total ongoing operations.................................     115.3          89.0
     Divested operations...........................................                     3.3
     Unusual credits (charges).....................................                     5.4
                                                                     --------      --------
          Total operating income...................................     115.3          97.7
  Interest expense.................................................      (9.3)        (15.1)
  Unusual credits and net gains....................................      31.6          24.9
  Miscellaneous, net...............................................      (0.2)         (0.5)
  Income taxes.....................................................     (59.5)        (47.7)
  Minority interests...............................................      (5.0)         (4.6)
                                                                     ========      ========

  Net income.......................................................  $   72.9      $   54.7
                                                                     ========      ========
SHARE DATA
  Income before unusual items......................................  $    .74      $    .50
  Unusual credits (charges) and net gains..........................       .24           .23
                                                                     ========      ========

  Net income.......................................................  $    .98      $    .73
                                                                     --------      --------
  Dividends........................................................  $    .22      $    .22
                                                                     --------      --------
     Common stock price:
     High..........................................................  $ 29.375      $ 29.125
     Low...........................................................    23.000        23.750
                                                                     ========      ========
OTHER FINANCIAL DATA
  Depreciation and amortization....................................  $   59.7      $   59.7
  Net cash flow from operating activities..........................     121.7          91.2
  Investing Activity:
     Capital expenditures..........................................     (39.1)        (53.1)
     Other (investing)/divesting activity, net.....................      15.4          16.7
  Total assets.....................................................   1,623.0       1,661.0
  Long-term debt (including current portion).......................     162.6         402.5
  Stockholders' equity.............................................     905.5         772.0
  Long-term debt % of total capitalization.........................        15%           34%
                                                                     ========      ========

                            THE E.W. SCRIPPS COMPANY
                            SELECTED FINANCIAL DATA


                                                                  YEARS ENDED DECEMBER 31,
                                                 ----------------------------------------------------------
       (IN MILLIONS, EXCEPT SHARE DATA)            1993         1992         1991         1990       1989
                                                 --------     --------     --------     --------   --------
SUMMARY OF OPERATIONS
  Operating Revenue:
    Newspapers.................................  $  551.9     $  508.7     $  489.5     $  503.3   $  504.3
    Broadcast television.......................     255.0        247.3        216.4        205.2      191.0
    Cable television...........................     251.8        238.0        218.1        192.8      171.1
    Entertainment..............................      84.7         87.2         91.6         91.7       99.8
                                                 --------     --------     --------     --------   --------
    Total ongoing operations...................   1,143.4      1,081.2      1,015.6        993.0      966.2
    Divested operations........................      53.6        174.2        276.9        297.0      294.0
                                                 --------     --------     --------     --------   --------
         Total operating revenue...............  $1,197.0     $1,255.4     $1,292.5     $1,290.0   $1,260.2
                                                 --------     --------     --------     --------   --------
  Operating Income:
    Newspapers.................................  $   71.8     $   88.8     $   70.7     $   81.5   $  103.1
    Broadcast television.......................      69.1         61.6         49.6         60.8       48.8
    Cable television...........................      45.2         43.7         35.7         26.8       22.2
    Entertainment..............................       8.0          7.7          9.6          9.9       18.2
    Corporate..................................     (13.0)       (14.6)       (12.4)       (14.5)     (16.0)
                                                 --------     --------     --------     --------   --------
         Total ongoing operations..............     181.1        187.2        153.2        164.5      176.3
    Divested operations........................       7.6        (14.7)        33.1         31.6       34.7
    Unusual credits (charges)..................      (0.9)                    (12.0)       (36.4)
                                                 --------     --------     --------     --------   --------
         Total operating income................     187.8        172.5        174.3        159.7      211.0
  Interest expense.............................     (27.3)       (34.2)       (38.7)       (43.8)     (42.9)
  Unusual credits and net gains................      94.4         74.5                       3.9
  Miscellaneous, net...........................      (2.5)        (3.7)        (0.5)        (2.3)      (0.6)
  Income taxes.................................    (106.8)       (92.6)       (62.6)       (56.2)     (75.7)
  Minority interests...........................     (16.9)       (10.2)        (5.9)        (8.5)      (7.5)
                                                 --------     --------     --------     --------   --------
  Income before cumulative effect of accounting
    change.....................................     128.7        106.3         66.6         48.9       88.2
  Cumulative effect of accounting change.......                  (22.4)
                                                 --------     --------     --------     --------   --------
  Net income...................................  $  128.7     $   83.9     $   66.6     $   48.9   $   88.2
                                                 ========     ========     ========     ========   ========
SHARE DATA
  Income before cumulative effect of accounting
    change and unusual items...................  $   1.06     $   1.12     $   0.97     $   0.95   $   1.09
  Unusual credits (charges) and net gains......      0.66         0.31        (0.08)       (0.31)      0.03
                                                 --------     --------     --------     --------   --------
  Income before cumulative effect of accounting
    change.....................................  $   1.72     $   1.43     $   0.89     $   0.64   $   1.12
  Cumulative effect of accounting change.......                  (0.30)
                                                 --------     --------     --------     --------   --------
  Net income...................................  $   1.72     $   1.13     $   0.89     $   0.64   $   1.12
                                                 --------     --------     --------     --------   --------
  Dividends....................................  $   0.44     $   0.40     $   0.40     $   0.40   $  0.345
                                                 --------     --------     --------     --------   --------
  Common stock price:
    High.......................................  $ 30.875     $ 29.000     $ 24.500     $ 24.000   $ 27.000
    Low........................................    22.875       22.125       14.750       13.000     16.880
                                                 ========     ========     ========     ========   ========
OTHER FINANCIAL DATA
  Depreciation and amortization................  $  120.9     $  121.9     $  112.1     $  106.6   $  102.1
  Net cash flow from operating activities......     226.8        204.8        210.6        199.1      221.1
  Investing Activity:
    Capital expenditures.......................    (103.9)      (145.2)      (151.0)       (85.0)     (86.7)
    Other (investing)/divesting activity,
      net......................................     108.5         19.1       (132.5)        11.0      (11.0)
  Total assets.................................   1,676.5      1,700.8      1,711.4      1,525.4    1,568.7
  Long-term debt (including current portion)...     247.9        441.9        491.8        367.6      421.0
  Stockholders' equity.........................     859.6        733.1        676.6        639.0      643.4
  Long-term debt % of total capitalization.....        22%          38%          42%          37%        40%
                                                 ========     ========     ========     ========   ========

                            THE E.W. SCRIPPS COMPANY
                        NOTES TO SELECTED FINANCIAL DATA


       SELECTED FINANCIAL DATA INCLUDES THE ACCOUNTS OF E. W. SCRIPPS AND


            ITS MAJORITY-OWNED SUBSIDIARY COMPANIES (INCLUDING SHB).



 (a) For comparison purposes previously reported operating revenues, operating expenses, and equity in income of certain joint ventures (see Note (b)) have been reclassified to conform with 1994 classifications.



 (b) Previously reported segment information has been restated to conform with 1994 segment classifications. The Entertainment segment includes United Media licensing and syndication (previously included in the Publishing segment), Scripps Howard Productions (a producer of television programming), The Home & Garden Television Network (a 24-hour cable channel scheduled for launch in late 1994), and E. W. Scripps' equity interest in The Food Network and SportSouth cable television networks (previously reported in Miscellaneous, net).



 (c) E. W. Scripps acquired or divested the following operations during the periods presented:



     Six Months Ended June 30:



     1994 -- E. W. Scripps, through SHB, acquired Cinetel Productions, a producer of programs for cable television. E. W. Scripps sold its worldwide Garfield and U.S. Acres copyrights, resulting in an after-tax gain of $17.4 million, $.23 per share.



     1993 -- E. W. Scripps, through SHB, acquired a cable television system. E.
     W. Scripps acquired 589,000 shares of SHB common stock (see below). E. W. Scripps sold its book publishing operations and a newspaper, resulting in after-tax gains of $12.4 million, $.17 per share.



     Years Ended December 31:



     1993 -- E. W. Scripps acquired 589,000 shares of SHB common stock, increasing its ownership to 86.1%, and acquired the remaining 2.7% minority interest in the Knoxville News-Sentinel. Through SHB, it also acquired a cable television system. E. W. Scripps sold its book publishing operations, newspapers in Tulare, California, and San Juan, and through SHB its Memphis television station and its radio stations. The sales resulted in after-tax gains of $46.8 million, $.63 per share.



     1992 -- E. W. Scripps acquired three daily newspapers (including The Herald in Monterey, California, in connection with the sale of The Pittsburgh Press) and through SHB several cable television systems. E. W. Scripps sold The Pittsburgh Press, TV Data, and certain other investments. The sales resulted in after-tax gains of $45.6 million, $.61 per share.



     1991 -- Through SHB, E. W. Scripps acquired Baltimore television station WMAR and several cable television systems. It also sold George R. Hall Company. No gain or loss was recognized on the sale.



     1990 -- Through SHB, E. W. Scripps purchased several cable television systems.



     1989 -- E. W. Scripps purchased certain book publishing operations and through SHB several cable television systems. E. W. Scripps sold its investment in American City Business Journals. The sale resulted in an after-tax gain of $2.3 million, $.03 per share.



 (d) In the first quarter of 1993 management changed the estimate of the additional amount of copyright fees SHB would owe when a dispute between the television industry and the American Society of Composers, Authors and Publishers ("ASCAP") was resolved. The adjustment increased 1993 first quarter operating income $4.3 million and net income $2.3 million ($.03 per share).



 (e) In the first quarter of 1993 E. W. Scripps received a $2.5 million fee associated with the change in ownership of the Ogden, Utah, Standard Examiner. The fee increased 1993 first quarter net income $1.6 million, $.02 per share.

 (f) In the second quarter of 1993 E. W. Scripps realized a gain of $1.1 million on the sale of certain equipment. The gain increased 1993 net income $0.7 million, $.01 per share.



 (g) In the third quarter of 1993 management changed its estimate of the tax basis and lives of certain assets. Also in August 1993 the federal income tax rate was increased to 35%, retroactive to January 1, 1993. The net effects of the change in the estimated tax liabilities for prior years, the higher tax rate on 1993 income, and the higher rate on deferred income tax liabilities increased 1993 net income $1.7 million, $.02 per share.



 (h) In the fourth quarter of 1993 E. W. Scripps recorded restructuring costs of $6.3 million for the Rocky Mountain News and United Media. The costs reduced 1993 net income $3.6 million, $.05 per share.



 (i) The Pittsburgh Press was not published after May 17, 1992 due to a strike. Reported 1992 results include operating losses of $32.7 million and net losses of $20.2 million, $.27 per share, during the strike period. E. W. Scripps sold The Pittsburgh Press on December 31, 1992 (see (c) above).



 (j) In 1992 E. W. Scripps reduced the carrying value of certain property and investments to estimated realizable value. The resultant $3.5 million charge reduced net income $2.3 million, $.03 per share.



 (k) In 1991 E. W. Scripps, through SHB, agreed to settle a lawsuit filed in 1988 by Pacific West Cable Company that alleged violations of antitrust and unfair trade practice laws. The resultant charge reduced operating income by $12.0 million and net income by $6.3 million, $.08 per share.



 (l) In 1990 E. W. Scripps accrued the costs associated with an agreement to terminate the Knoxville joint operating agency. The resultant charge reduced operating income $36.4 million and net income $23.7 million, $.31 per share.



(m) E. W. Scripps adopted Financial Accounting Standard ("FAS") No. 106 -- Employers' Accounting for Post-Retirement Benefits Other Than Pensions effective January 1, 1992. The cumulative effect of the accounting change reduced net income $22.4 million, $.30 per share, of which $18.0 million, $.24 per share, was associated with The Pittsburgh Press (see (c) above).



 (n) E. W. Scripps adopted Financial Accounting Standard ("FAS") No. 115 -- Accounting for Certain Investments in Debt and Equity Securities on December 31, 1993. As a result of the change, total assets increased $42.1 million and stockholders' equity increased $27.4 million. Adoption of the new standard had no effect on results of operations.

                      SCRIPPS HOWARD BROADCASTING COMPANY
                            SELECTED FINANCIAL DATA


                                                                      SIX MONTHS ENDED JUNE
                                                                               30,
                                                                     -----------------------
                 (IN MILLIONS, EXCEPT SHARE DATA)                      1994          1993
                                                                     ---------     ---------
SUMMARY OF OPERATIONS
  Operating Revenue:
     Broadcast television..........................................  $   134.2     $   124.0
     Cable television..............................................       56.4          57.2
     Entertainment.................................................        2.1
                                                                     ---------     ---------
     Total ongoing operations......................................      192.7         181.2
     Divested operations...........................................                     15.3
                                                                     ---------     ---------
          Total operating revenue..................................  $   192.7     $   196.5
                                                                     ---------     ---------
  Operating Income:
     Broadcast television..........................................  $    42.2     $    31.3
     Cable television..............................................        6.5          12.6
     Entertainment.................................................       (1.4)
     Corporate.....................................................       (1.8)         (2.3)
                                                                     ---------     ---------
     Total ongoing operations......................................       45.5          41.6
     Divested operations...........................................                      4.2
     Unusual credits (charges).....................................                      4.3
                                                                     ---------     ---------
          Total operating income...................................       45.5          50.1
     Interest expense..............................................       (4.0)         (9.0)
     Miscellaneous, net............................................       (0.1)         (0.1)
     Income taxes..................................................      (17.2)        (18.0)
                                                                     ---------     ---------
     Net income....................................................  $    24.2     $    23.0
                                                                     ==========    ==========
SHARE DATA
  Income before unusual items......................................  $    2.35     $    1.97
  Unusual credits (charges)........................................                      .26
                                                                     ---------     ---------
  Net income.......................................................  $    2.35          2.23
                                                                     ---------     ---------
  Dividends........................................................  $     .60     $     .60
                                                                     ---------     ---------
  Common stock price:
     High..........................................................  $ 103.000     $  73.000
     Low...........................................................     75.000        44.000
                                                                     ==========    ==========
OTHER FINANCIAL DATA
  Depreciation and amortization....................................  $    22.0     $    21.9
  Net cash flow from operating activities..........................       35.5          40.5
  Investing Activity:
     Capital expenditures..........................................      (14.3)        (13.6)
     Other (investing)/divesting activity, net.....................      (17.3)         (0.2)
  Total assets.....................................................      615.1         626.0
  Long-term debt and advances......................................      104.4         218.4
  Stockholders' equity.............................................      321.0         231.9
  Long-term debt % of total capitalization.........................         25%           49%
                                                                     ==========    ==========

                      SCRIPPS HOWARD BROADCASTING COMPANY
                            SELECTED FINANCIAL DATA


                                                                  YEARS ENDED DECEMBER 31,
                                                 ----------------------------------------------------------
       (IN MILLIONS, EXCEPT SHARE DATA)            1993         1992         1991         1990       1989
                                                 --------     --------     --------     --------   --------
SUMMARY OF OPERATIONS
  Operating Revenue:
    Broadcast television.......................  $  255.0     $  247.3     $  216.4     $  205.2   $  191.0
    Cable television...........................     113.1        109.0         99.5         86.7       74.5
                                                 --------     --------     --------     --------   --------
    Total ongoing operations...................     368.1        356.3        315.9        291.9      265.5
    Divested operations........................      29.3         30.0         29.1         30.4       31.6
                                                 --------     --------     --------     --------   --------
         Total operating revenue...............  $  397.4     $  386.3     $  345.0     $  322.3   $  297.1
                                                 --------     --------     --------     --------   --------
  Operating Income:
    Broadcast television.......................  $   69.6     $   61.9     $   49.9     $   61.1   $   49.1
    Cable television...........................      20.0         23.5         15.4         14.3       11.7
    Entertainment..............................
    Corporate..................................      (3.7)        (3.6)        (2.7)        (3.1)      (2.8)
                                                 --------     --------     --------     --------   --------
    Total on-going operations..................      85.9         81.8         62.6         72.3       58.0
    Divested operations........................       8.7          8.4          7.7          7.4        9.4
    Unusual credits (charges)..................       4.3                     (12.0)
                                                 --------     --------     --------     --------   --------
         Total operating income................      98.9         90.2         58.3         79.7       67.4
    Interest expense...........................     (16.1)       (22.7)       (24.2)       (23.4)     (27.3)
    Net Gains..................................      84.5
    Miscellaneous, net.........................      (0.3)         0.1                                 (0.1)
    Income taxes...............................     (66.7)       (30.8)       (17.9)       (26.3)     (19.0)
                                                 --------     --------     --------     --------   --------
    Net income.................................  $  100.3     $   36.8     $   16.2     $   30.0   $   21.0
                                                 ========     ========     ========     ========   ========
SHARE DATA
  Income before unusual items..................  $   4.34     $   3.56     $   2.33     $   2.91   $   2.04
  Unusual credits (charges) and net gains......      5.38                     (0.77)
                                                 --------     --------     --------     --------   --------
  Net income...................................  $   9.72     $   3.56     $   1.56     $   2.91   $   2.04
                                                 --------     --------     --------     --------   --------
  Dividends....................................  $   1.20     $   1.00     $   1.00     $   1.00   $   1.00
                                                 --------     --------     --------     --------   --------
  Common stock price:
    High.......................................  $ 84.000     $ 52.000     $ 58.000     $ 67.000   $ 81.000
    Low........................................    44.000       38.000       38.000       35.000     57.500
                                                 ========     ========     ========     ========   ========
OTHER FINANCIAL DATA
  Depreciation and amortization................  $   44.4     $   41.7     $   38.9     $   36.5   $   37.1
  Net cash flow from operating activities......      88.4         92.3         60.3         82.9       82.7
  Investing Activity:
    Capital expenditures.......................     (30.9)       (26.5)       (22.3)       (22.5)     (19.8)
    Other (investing)/divesting activity,
      net......................................      94.3         (0.6)      (129.2)        (3.3)      (2.0)
    Total assets...............................     621.9        653.6        682.2        554.0      575.2
    Long-term debt and advances................      99.9        238.8        294.0        193.3      238.5
    Stockholders' equity.......................     303.0        215.1        188.6        182.9      163.2
    Long-term debt % of total capitalization...        25%          53%          61%          51%        59%
                                                 ========     ========     ========     ========   ========

                      SCRIPPS HOWARD BROADCASTING COMPANY
                        NOTES TO SELECTED FINANCIAL DATA

 (a) For comparison purposes previously reported operating revenues, operating expenses, and equity in income of certain joint ventures (see Note b) have been reclassified to conform with 1994 classifications.


 (b) SHB acquired or divested the following operations during the periods presented:



     Six Months Ended June 30:



     1994 -- SHB acquired Cinetel Productions, a producer of programs for cable television.



     1993 -- SHB acquired a cable television system.



     Years Ended December 31:



     1993 -- SHB acquired a cable television system. SHB also sold its Memphis television station and its radio stations. The sales resulted in after-tax gains of $53.0 million, $5.13 per share.



     1992 -- SHB acquired several cable television systems.



     1991 -- SHB acquired Baltimore television station WMAR and several cable television systems.



     1990 -- SHB purchased several cable television systems.



     1989 -- SHB purchased several cable television systems.



 (c) In the first quarter of 1993 management changed the estimate of the additional amount of copyright fees SHB would owe when a dispute between the television industry and the American Society of Composers, Authors and Publishers ("ASCAP") was resolved. The adjustment increased 1993 first quarter operating income $4.3 million and net income $2.7 million, $.26 per share.



 (d) In the third quarter of 1993 management changed its estimate of the tax basis and lives of certain assets. Also, in August 1993 the federal income tax rate was increased to 35%, retroactive to January 1, 1993. The net effects of the change in the estimated tax liabilities for prior years, the higher tax rate on 1993 income, and the higher rate on SHB's deferred income tax liabilities decreased 1993 net income $0.1 million, $.01 per share.



 (e) In 1991 SHB agreed to settle a lawsuit filed in 1988 by Pacific West Cable Company that alleged violations of antitrust and unfair trade practice laws. The resultant charge reduced operating income by $12.0 million and net income by $7.9 million, $.77 per share.

                           COMPARATIVE PER SHARE DATA



                                                          SIX MONTHS ENDED
                                                              JUNE 30,           YEARS ENDED DECEMBER 31,
                                                          -----------------     --------------------------
            (IN MILLIONS, EXCEPT SHARE DATA)               1994       1993       1993       1992     1991
                                                          ------     ------     ------     ------   ------
THE E.W. SCRIPPS COMPANY -- HISTORICAL:
Net income per share from continuing operations.........  $ 0.98     $ 0.73     $ 1.72     $ 1.43   $ 0.89
Dividends declared per share............................  $ 0.22     $ 0.22     $ 0.44     $ 0.40   $ 0.40
Book value per share....................................  $12.11     $10.34     $11.50     $ 9.82   $ 9.08
                                                          ------     ------     ------     ------   ------
SCRIPPS HOWARD BROADCASTING COMPANY -- HISTORICAL:
Net income per share from continuing operations.........  $ 2.35     $ 2.23     $ 9.72     $ 3.56   $ 1.56
Dividends declared per share............................  $ 0.60     $ 0.60     $ 1.20     $ 1.00   $ 1.00
Book value per share....................................  $31.09     $22.46     $29.34     $20.83   $18.26
                                                          ------     ------     ------     ------   ------
EQUIVALENT PER SHARE BASIS (3.45 SHARES OF E.W. SCRIPPS
  COMPANY CLASS A COMMON STOCK):
Net income per share from continuing operations.........  $ 3.38     $ 2.52     $ 5.93     $ 4.93   $ 3.07
Dividends declared per share............................  $ 0.76     $ 0.76     $ 1.52     $ 1.38   $ 1.38
Book value per share....................................  $41.78     $35.67     $39.68     $33.88   $31.33

COMPARATIVE MARKET VALUES OF SHB COMMON STOCK AND E. W. SCRIPPS


CLASS A COMMON STOCK



     The NASDAQ is the principal market on which SHB Common Stock is traded (symbol: SCRP). The NYSE is the principal market on which E. W. Scripps Class A Common Stock is traded (symbol: SSP).



     Set forth below are the closing sale prices for a share of SHB Common Stock (on a historical and equivalent per share basis) and for a share of E. W. Scripps Class A Common Stock (on a historical per share basis), each as reported by The Wall Street Journal, as of February 17, 1994, the last full business day preceding the day on which E. W. Scripps and SHB first announced that the Merger had been proposed, and as of April 6, 1994, the last full business day preceding the day on which E. W. Scripps and SHB first announced that their respective Boards of Directors had approved the Merger and the exchange ratio of 3.45 to 1, and as of July 6, 1994, the last full business day preceding the day on which SHB called the Special Meeting.


                                                                         E. W. SCRIPPS
                                           SHB              SHB             CLASS A
                                       COMMON STOCK     COMMON STOCK     COMMON STOCK
                                       (HISTORICAL)     (EQUIVALENT)     (HISTORICAL)
                                       ------------     ------------     -------------
     February 17, 1994...............     $75.00          $  99.19          $ 28.75
     April 6, 1994...................     $82.00          $  82.80          $ 24.00
     July 6, 1994....................     $99.50          $ 100.91          $ 29.25


     For information relating to historical market prices of and dividends on the SHB Common Stock and the E. W. Scripps Class A Common Stock, see "Market For SHB Common Equity And Related Stockholder Matters" and "Market For E. W. Scripps Common Equity And Related Stockholder Matters." Holders of SHB Common Stock are urged to obtain current quotations for such securities.

                              THE SPECIAL MEETING

GENERAL


     This Proxy Statement/Prospectus and the accompanying notice of the Special Meeting and form of proxy are being furnished to all holders of record on the Record Date of shares of SHB Common Stock in connection with the solicitation of proxies by the SHB Board for use at the Special Meeting to be held on September 14, 1994, commencing at 10:00 a.m. local time at SHB's offices, 312 Walnut Street, Cincinnati, Ohio 45202, and any adjournment or postponement thereof. These proxy materials are being mailed to the SHB Stockholders on August 15, 1994.



     At the Special Meeting, the SHB Stockholders will be asked to consider and vote upon a proposal to adopt the Merger Agreement, pursuant to which (i) SHB will be merged with and into Mergerco, with Mergerco being the Surviving Corporation, all of the stock of which will be owned by E. W. Scripps, and (ii) each share of SHB Common Stock outstanding immediately prior to the Effective Time (other than the Excluded Shares and Dissenting Shares) will be converted into the right to receive 3.45 shares of E. W. Scripps Class A Common Stock. The full text of the Merger Agreement is attached as Annex I hereto and is incorporated herein in its entirety. See "The Merger Agreement."


VOTING AT THE SPECIAL MEETING

     RECORD DATE. The close of business on August 9, 1994 has been fixed as the Record Date for determining the SHB Stockholders entitled to notice of and to vote at the Special Meeting. On the Record Date, there were 10,325,788 shares of SHB Common Stock outstanding and entitled to vote, held by approximately 600 holders of record. SHB Stockholders may cast one vote per share, either in person or by proxy, on each matter to be voted on at the Special Meeting.

     REQUIRED STOCKHOLDER VOTE. A majority of the outstanding shares of SHB Common Stock, represented in person or by proxy, is required for a quorum at the Special Meeting. The affirmative vote of the holders of a majority of the outstanding shares of SHB Common Stock is required to adopt the Merger Agreement. Abstentions and broker non-votes will have the same effect as votes against adoption of the Merger Agreement. E. W. Scripps beneficially owns a sufficient number of shares of SHB Common Stock to cause the Merger Agreement to be adopted without the vote of any other SHB Stockholder. The Merger Agreement requires E. W. Scripps to vote, or cause to be voted, all shares beneficially owned by it in favor of adoption of the Merger Agreement.

     THE SHB BOARD AND THE SPECIAL COMMITTEE UNANIMOUSLY RECOMMEND THAT SHB STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

PROXIES

     All shares of SHB Voting Stock represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting, unless the proxies have previously been revoked, will be voted in accordance with the instructions on such proxies. If no instructions are given, proxies will be voted FOR approval and adoption of the Merger Agreement. If any other matters are properly presented to the Special Meeting for action, the persons named in the enclosed form of proxy as acting thereunder will have discretion to vote on such matters in accordance with their best judgment. SHB does not know of any matters other than adoption of the Merger Agreement and procedural matters relating to the conduct of business at the Special Meeting that will be presented at the Special Meeting.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by delivery to the Secretary of SHB at 312 Walnut Street, Cincinnati, Ohio 45202, of a written notice of revocation bearing a later date than the proxy, by duly executing and delivering to the Secretary a subsequent proxy relating to the same shares, or by attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute revocation of a proxy).

     Proxies are being solicited by and on behalf of the SHB Board. In addition to solicitation by mail, proxies may be solicited by directors and authorized officers and employees of SHB in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation material to beneficial owners of shares of SHB Common Stock held of record by such persons, and SHB may reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.


     All information in this Proxy Statement/Prospectus concerning E. W. Scripps and its subsidiaries (other than SHB), Mergerco, the E. W. Scripps Class A Common Stock and the conduct of the business of Mergerco after the Merger has been provided by E. W. Scripps. Except as otherwise indicated, all other information contained in this Proxy Statement/Prospectus has been supplied by SHB.



     THE MERGER CONSTITUTES A MATTER OF GREAT IMPORTANCE TO SHB STOCKHOLDERS. UPON ADOPTION OF THE MERGER AGREEMENT AND CONSUMATION OF THE MERGER, THE DIRECT EQUITY INVESTMENT IN SHB OF SHB'S STOCKHOLDERS WILL CEASE, AND SUCH STOCKHOLDERS (OTHER THAN THE HOLDERS OF THE EXCLUDED SHARES AND DISSENTING SHARES) WILL BE ENTITLED TO RECEIVE THE MERGER CONSIDERATION. ACCORDINGLY, SHB STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT/PROSPECTUS.


                                   THE MERGER

BACKGROUND AND REASONS FOR THE MERGER

     E. W. Scripps formed SHB in 1935 in connection with the acquisition of its first radio stations. In 1963, E. W. Scripps and certain affiliated stockholders of SHB sold approximately 15% of SHB's outstanding shares in an initial public offering, following which E. W. Scripps retained control of SHB with approximately 67% of the outstanding SHB Common Stock. Over the years after SHB's initial public offering, E. W. Scripps repurchased shares of SHB Common Stock in public and private transactions from time to time, including a tender offer in 1984 pursuant to which it increased its percentage ownership to 80% for tax consolidation purposes. At present, E. W. Scripps beneficially owns 86.1% of the outstanding shares of SHB Common Stock.

     From its inception SHB has operated in the broadcast media industry, starting with its first radio stations in 1935, its first television station in 1947 and its first cable system in 1980. SHB today operates nine broadcast television stations, all of which are network affiliated, and cable systems with approximately 295,000 subscribers in Colorado, Florida and California as of March 31, 1994. SHB's largest cable franchise is in Sacramento, California, where SHB has approximately 212,000 subscribers as of March 31, 1994. In 1993, SHB divested all of its radio stations and a television station in Memphis, Tennessee.

     E. W. Scripps, which traces its beginnings to 1878, became a publicly held company in 1988 with an initial public offering of its Class A Common Stock. In addition to operating in the broadcast media industry historically through its control of SHB, E. W. Scripps has been engaged in the publishing and cable television industries through various operating subsidiaries. E. W. Scripps acquired its first cable television system in 1980 and today operates cable systems in California, Colorado, Florida, Georgia, Indiana, Kentucky, South Carolina, Tennessee, Virginia and West Virginia, with approximately 701,000 subscribers as of March 31, 1994.



     The operation of two public companies, each of which owns significant cable television properties, has presented the Boards of Directors and management of these companies with potential conflicts of interest and potential corporate governance and opportunity issues. Furthermore, since the initial public offering of E. W. Scripps Class A Common Stock in 1988, the operation of two public companies associated with the Scripps and Howard names has, in the view of the Boards of Directors of both companies, engendered confusion in the marketplace between the two publicly traded stocks. Historically, the SHB Common Stock has been a relatively illiquid stock characterized by generally thin volume and significant price volatility.



     In light of the foregoing and in the belief that there were a number of potential benefits to both companies and their stockholders that could be realized if E. W. Scripps acquired all of the outstanding shares of SHB Common Stock that it does not presently own, management of E. W. Scripps engaged J.P. Morgan Securities, Inc. ("J.P. Morgan") in January 1994 to prepare a report for the Board of Directors of E. W. Scripps to assist the Board in evaluating a possible merger involving the companies. J.P. Morgan completed its report (the "J.P. Morgan Report") in February 1994 and at the E. W. Scripps Board of Directors meeting on February 17, 1994 delivered the report and discussed it with the directors of E. W. Scripps. The J.P. Morgan Report focused on a variety of matters appropriate to an analysis of the proposed merger, including an overview of the stock ownership of SHB, the operations of E. W. Scripps and SHB, the advantages of the proposed merger for each company and its stockholders, the dilution that would occur as a result of the issuance of a substantial number of shares of E. W. Scripps Class A Common Stock in connection with the proposed merger, and the illiquidity and volatility of the SHB Common Stock. Additionally, the J.P. Morgan Report analyzed a proposed exchange ratio of three shares of E. W. Scripps Class A Common Stock for each share of SHB Common Stock from a number of perspectives, including premium to average market price of SHB Common Stock, cash flow multiples of a group of companies comparable to SHB, and trading multiples and other indicia such as liquidity, volatility and trading volume of the stock of such companies in SHB's peer group.


     Following presentation of the J.P. Morgan Report and discussion thereof and related matters at its February 17, 1994 meeting, the Board of Directors of E.
W. Scripps unanimously approved an offer to acquire pursuant to merger all outstanding shares of SHB Common Stock not beneficially owned by E. W. Scripps. At this meeting, the E. W. Scripps Board of Directors authorized an exchange ratio of three shares of E. W. Scripps Class A Common Stock for each outstanding share of SHB Common Stock owned by the Public Stockholders.


     Following the aforesaid meeting of the E. W. Scripps Board of Directors, the President of E. W. Scripps delivered to the Board of Directors of SHB a letter setting forth the terms of the aforesaid merger proposal at a regularly scheduled meeting of the SHB Board of Directors held on February 17, 1994. Upon delivery of the letter to the SHB Board of Directors, it was decided that there would be no discussion of the proposal because several members of the SHB Board of Directors were also members of the E. W. Scripps Board of Directors. The only action taken at the meeting with respect to the proposal was the formation of the SHB Special Committee. See "Summary -- Recommendation of the SHB Board." The SHB Special Committee was authorized to consider the merger proposal, to determine the fairness of the proposal to Public Stockholders and to recommend to the SHB Board of Directors and to the SHB Stockholders whether they should approve the proposed merger.



     At the SHB meeting on February 17, 1994, the SHB Special Committee was also authorized to employ investment bankers and legal counsel as it deemed appropriate to assist in the analysis of the proposal. It was also decided that each member of the SHB Special Committee would receive a special fee in the amount of $25,000 in recognition of the work that would be involved in discharging his responsibilities.

     On February 17, 1994, prior to the announcement of the proposed merger, the SHB Common Stock closed at $75 per share on NASDAQ and the E. W. Scripps Class A Common Stock closed at $28.75 per share on the NYSE.


     Following its formation, the SHB Special Committee met on February 22, 1994. At that meeting the SHB Special Committee retained Taft, Stettinius as its legal counsel and agreed that it would interview nationally recognized investment banking firms for the possible retention of a financial advisor.



     On March 1, 1994, Lehman Brothers and two other nationally recognized investment banking firms were interviewed by the SHB Special Committee. Following these interviews and subsequent discussions, the SHB Special Committee selected Lehman Brothers to assist the SHB Special Committee in determining whether the consideration to be offered in the proposed merger was fair from a financial point of view to the Public Stockholders, to perform such other financial advisory services as the SHB Special Committee might request and to provide a formal written opinion as to fairness, from a financial point of view, of the exchange ratio to be offered to the Public Stockholders in the proposed merger. See "The Merger -- Opinion of Financial Advisor."


     On March 7, 1994, Mr. Stautberg, on behalf of the SHB Special Committee, and representatives of Lehman Brothers and Taft, Stettinius met with representatives of J.P. Morgan and members of upper-level management of E. W. Scripps and SHB in order to gather information about various aspects of the companies' businesses, including the newspaper publishing, broadcast television, cable television and entertainment segments. For the three-week period following the March 7 meeting, Lehman Brothers and Taft, Stettinius continued to gather information through numerous conference calls with members of the managements of SHB and E. W. Scripps.

     After its advisors had devoted more than two weeks to the due diligence process, the SHB Special Committee held a meeting on March 25, 1994. At this meeting the SHB Special Committee reviewed with its legal counsel due diligence sessions which had been held with managements of SHB and E. W. Scripps, and information gleaned by its legal counsel from a review of various documents relating to E. W. Scripps and SHB. A proposed form of merger agreement which had been prepared by E. W. Scripps was provided to members of the SHB Special Committee and to Lehman Brothers. Lehman Brothers reported that because under the proposed transaction the Public Stockholders were to receive shares of E. W. Scripps Class A Common Stock, it was necessary for Lehman Brothers to evaluate both E. W. Scripps and SHB to determine whether the consideration to be received by the Public Stockholders was fair from a financial point of view. Lehman Brothers then described the various analyses that it anticipated it would use in its valuations of E. W. Scripps and SHB. These would involve four different methodologies, including three comparative analyses and a discounted cash flow analysis. Specifically, Lehman Brothers indicated that it would compare trading multiples of SHB and E. W. Scripps, both pre- and post-announcement of the proposed merger, to comparable public companies; would derive theoretical public values for SHB and E. W. Scripps on a segment-by-segment basis based on the public trading ranges of comparable companies; and would derive private market values for SHB and E. W. Scripps on a segment-by-segment basis based on transaction multiples of recently announced cable, newspaper and television station sales. Lehman Brothers added that its discounted cash flow analysis would involve values derived by Lehman Brothers based on management's projections -- extrapolated by Lehman Brothers when necessary to have a minimum of five-year projections -- using separate discount rates and terminal multiples for each business division. Lehman Brothers also noted that it would present various sensitivity analyses, which would show the effects of different assumptions as to the success of certain divisions' future operations.

     On March 29, 1994, the SHB Special Committee reviewed with its legal counsel and financial advisor the proposed merger agreement. Following this review the SHB Special Committee agreed to propose to E. W. Scripps certain additions and changes to the proposed merger agreement, including a condition that the proposed merger be approved by the favorable vote of a majority of the votes cast by the Public Stockholders, a condition that the opinion received by the SHB Special Committee from Lehman Brothers be updated at the time of the consummation of the proposed merger and a provision giving members of the SHB Special Committee the ability to terminate the proposed merger agreement if they believed such action was warranted in the exercise of their fiduciary duties.


     While the companies evaluated and negotiated the proposed merger during late March and early April 1994, legal counsel for the SHB Special Committee and
E. W. Scripps exchanged comments and held several discussions regarding various provisions of the proposed merger agreement. In response to comments of the SHB Special Committee, the proposed merger agreement was revised ultimately to include, among other things, a condition that the opinion as to fairness provided by Lehman Brothers be updated as of the date of closing and the right on the part of the SHB Special Committee to terminate the merger agreement if it determined that such action was in accord with its fiduciary duties to the SHB Stockholders. Additionally, a similar right to terminate on the basis of fiduciary duty was reserved by the E. W. Scripps Board of Directors. E. W. Scripps did not agree to SHB Special Committee's other request that a condition be added to the proposed merger agreement to the effect that the proposed merger would have to be approved by a majority of the Public Stockholders who actually vote on the proposed merger. The decision of E. W. Scripps not to agree to this request was based on the following factors: (i) E. W. Scripps increased the exchange ratio from 3 to 1 to 3.45 to 1, a 15% increase; (ii) E. W. Scripps and SHB are not required by Ohio law, which governs the merger, to seek approval by a majority of the Public Stockholders who vote on the merger; and (iii) E. W. Scripps does not believe it to be in the best interests of its stockholders to invest substantial funds and significant Board and management time if the merger can be disapproved by a vote of Public Stockholders that is not required by law.



     During the March 29 meeting, Lehman Brothers also reviewed with the SHB Special Committee its preliminary report on the valuations of E. W. Scripps and SHB. Lehman Brothers described the various meetings which its representatives had held with the managements of E. W. Scripps and SHB, and the nature of the information made available to them by both companies. Lehman Brothers then summarized the information received and the reviews which Lehman Brothers carried out in order to be in a position to provide its report to the SHB Special Committee.


     Lehman Brothers reviewed with the SHB Special Committee an overview of each of SHB and E. W. Scripps. These overviews consisted of breakdowns of historical and projected revenues and operating cash flow by various business segments of each company and a discussion of Lehman Brothers' understanding of the nature and prospects of the businesses in each segment of the two companies.


     Lehman Brothers and the SHB Special Committee then reviewed together the various analyses, which were consistent with the descriptions provided at the March 25 meeting. Lehman Brothers noted that it had determined that the first proposed analysis described at the March 25, 1994 meeting, i.e., trading multiples of comparable companies, was of limited use because of the lack of any companies actually comparable to SHB in terms of the combination of businesses conducted by SHB. In the other analyses, Lehman Brothers calculated a range of exchange ratios derived from the relative values of the securities of the two companies. Lehman Brothers' report was preliminary in nature and contained necessarily incomplete versions of the analyses described in "The Merger -- Opinion of Financial Advisor." Following the review of Lehman Brothers' preliminary report, it was the view of Lehman Brothers that the proposed exchange ratio of three shares of E. W. Scripps Class A Common Stock for each share of SHB Common Stock appeared to be below the range of exchange ratios suggested by the various analyses and the view of the SHB Special Committee that the proposed exchange ratio was not sufficient. The SHB Special Committee authorized Lehman Brothers and the Committee's counsel to meet with the representatives of E. W. Scripps to explore the possibility of increasing the exchange ratio above that initially proposed.

     On March 31, 1994, E. W. Scripps' and the SHB Committee's respective legal and financial advisors held a meeting at which the SHB advisors reported to the
E. W. Scripps advisors that the exchange ratio of 3 to 1 proposed by E. W. Scripps was not sufficient. The E. W. Scripps advisors indicated that E. W. Scripps might be willing to increase the exchange ratio.

     At a meeting held on April 1, 1994, Lehman Brothers presented to and discussed with the SHB Special Committee various analyses of SHB and E. W. Scripps based on the same methodologies considered at the March 29 meeting and which reflected points raised at the March 29 and 31 meetings. Lehman Brothers divided each of SHB and E. W. Scripps into their component parts of cable, television, newspaper and entertainment, and developed different valuation scenarios, assuming high or low values for each component part. Lehman Brothers also performed a variety of sensitivity analyses which factored in varying assumptions as to the success of certain divisions' future operations. A summary of the exchange ratio analyses was also provided. Lehman Brothers' analyses were consistent with, and essentially refinements of, those discussed at the March 29 meeting.

     Following its review of these analyses, the SHB Special Committee concluded that these analyses offered continued support for its determination that an increase in the exchange ratio was appropriate, and further concluded that the SHB Special Committee would not be in a position to determine that the proposed merger was fair to and in the best interests of the Public Stockholders without an increase in the exchange ratio. The SHB Special Committee authorized Lehman Brothers and its counsel to advise E. W. Scripps of these decisions of the SHB Special Committee.


     On April 1 and 3, 1994, representatives of J.P. Morgan and Lehman Brothers had several telephone discussions concerning the proposed merger and exchange ratio. On April 5, 1994, representatives of both financial advisors met to discuss these matters further.


     On April 4, 5 and 6, 1994, the SHB Special Committee and its legal and financial advisors had ongoing discussions with representatives of both E. W. Scripps and SHB concerning possible increases in the exchange ratio. Following the aforesaid discussions, the President of E. W. Scripps convened a special telephonic meeting of the E. W. Scripps Board of Directors on April 6, 1994.

     At that meeting, E. W. Scripps' President reviewed the E. W. Scripps Board's earlier discussions relating to the merger proposal, including the initial offer of an exchange ratio of three shares of E. W. Scripps Class A Common Stock for each outstanding share of SHB Common Stock. The President then reviewed events since those discussions, including advising the Board of the declines in the stock market in general and in the per share price of E. W. Scripps Class A Common Stock from approximately $28 to approximately $24 since the initial proposal had been made. The President also informed the Board that he expected earnings during the first quarter of 1994 for both companies to be good. He reminded the Board that he had recommended the initial exchange ratio of 3 to 1 because it was nondilutive to E. W. Scripps.

     Following the President's comments, a representative of J.P. Morgan reported to the E. W. Scripps Board on his discussions with members of the SHB Special Committee and its financial and legal advisors. He indicated that after review of the situation and advice from Lehman Brothers, the SHB Special Committee stated that the exchange ratio of 3 to 1 proposed by E. W. Scripps was not sufficient. The J.P. Morgan representative reported that, following these discussions with the SHB Special Committee, he and the President discussed a possible increase in the exchange ratio from 3 to 1 to 3.45 to 1. The J.P. Morgan representative then stated that a 3.45 to 1 exchange ratio was expected to cause minimal dilution to E. W. Scripps. He also indicated that, based on his discussions with the Special Committee, its legal counsel and investment bankers, he believed that this offer might be acceptable to the SHB Special Committee.


     The J.P. Morgan representative then reviewed some of the benefits to E. W. Scripps in consummating the proposed merger, including the following: (i) the opportunity to realize certain strategic and business management benefits, including the elimination of potential conflicts of interest and potential corporate governance and opportunity issues; (ii) ending the confusion in the marketplace between the two publicly traded stocks; and (iii) additional flexibility to explore strategic opportunities in each company's businesses, including the cable businesses that each company owns.



     Following the comments of the J.P. Morgan representative, the President of
E. W. Scripps indicated that he concurred with the benefits described above and stated that an additional benefit to E. W. Scripps was that there would be an increase in the number of shares of E. W. Scripps Class A Common Stock held by the public and freely tradeable in the public market following the proposed merger. The President then recommended that the Board approve a new proposed exchange ratio of 3.45 to 1. Following discussion by the Board, the new proposed exchange ratio was approved and the President was authorized to inform the SHB Special Committee and the SHB Board of the new exchange ratio and its approval by the E. W. Scripps Board of Directors.



     Following the meeting of the E. W. Scripps Board of Directors on April 6, 1994, the President of E. W. Scripps advised the SHB Special Committee on that date that E.W. Scripps was willing to increase the exchange ratio to 3.45 shares of E. W. Scripps Class A Common Stock for each share of SHB Common Stock. The SHB Special Committee then reconvened to consider E. W. Scripps' proposal. At this meeting, the SHB Special Committee reviewed its previous discussions with legal counsel and Lehman Brothers. Lehman Brothers reviewed its final report with the SHB Special Committee, noting that it was consistent with its previous reports. See "The Merger -- Opinion of Financial Advisor." Lehman Brothers then stated that it was of the opinion that the proposed exchange ratio of 3.45 shares of E. W. Scripps Class A Common Stock for each share of SHB Common Stock was fair, from a financial point of view, to the Public Stockholders, and that it was prepared to deliver its written opinion to such effect at or about the time of mailing the Proxy Statement/Prospectus to the SHB Stockholders (and an update at the Effective Time), subject to material changes in such companies' businesses prior to the time of rendering such written opinion. The SHB Special Committee then agreed unanimously to adopt resolutions (i) finding that the proposed merger, as set forth in the merger agreement revised to reflect an exchange ratio of 3.45 shares of E. W. Scripps Class A Common Stock for each share of SHB Common Stock, was fair to the Public Stockholders and (ii) recommending that the SHB Board approve the proposed merger.


     After this meeting, the SHB Special Committee informed the President of E.
W. Scripps of its decision, and a special telephonic meeting of the SHB Board of Directors was called to receive the recommendation of the SHB Special Committee and approve the new proposed exchange ratio.


     A special meeting of the SHB Board of Directors was then convened late in the afternoon on April 6, 1994. At the meeting, the SHB Special Committee delivered its report to the SHB Board. Mr. Stautberg, reporting for the SHB Special Committee, stated that the SHB Special Committee, along with its legal and financial advisors, had completed appropriate due diligence and analysis of the merger proposal and had received a report from Lehman Brothers with respect to the fairness of the consideration in the proposed merger. Mr. Stautberg then informed the SHB Board that, following negotiations between the SHB Special Committee and its advisors and E. W. Scripps and its advisors, E. W. Scripps had increased the exchange ratio of its original merger proposal from 3 to 3.45 shares of E. W. Scripps Class A Common Stock for each share of SHB Common Stock owned by the Public Stockholders. The SHB Board was also informed by Mr. Stautberg that Lehman Brothers had confirmed that it was prepared to deliver a fairness opinion with respect to the revised exchange ratio. Mr. Stautberg then stated that on the basis of the foregoing, the SHB Special Committee was unanimously recommending that the SHB Board approve the revised merger proposal. Following a discussion, the SHB Board unanimously approved the revised exchange ratio and merger proposal.

     On April 7, 1994, E. W. Scripps and SHB issued press releases announcing the new exchange ratio and revised merger proposal and its approval by their respective Boards of Directors. Following that date, certain terms and conditions of the Merger Agreement were negotiated by legal counsel for the companies. On the morning of May 4, 1994, the SHB Special Committee met and, after discussion and final review of the proposed merger agreement, recommended approval thereof by the SHB Board and the SHB Stockholders. Later that day, the Merger Agreement was approved in final form by the Executive Committee of E. W. Scripps and, on the basis of the SHB Special Committee's recommendation, by the SHB Board. Following such approval, the Merger Agreement was executed by E. W. Scripps, Mergerco and SHB on May 4, 1994.


     Following approval of the Merger and execution of the Merger Agreement by the parties thereto, SHB filed preliminary proxy materials with the Securities and Exchange Commission on May 13, 1994. Approximately 10 days after such filing, on May 23, 1994, Fox and New World announced their agreement under which 12 television stations owned or to be acquired by New World would become affiliates of Fox. On May 27, 1994, at a special meeting of the Board of E. W. Scripps, the Chief Executive Officer of E. W. Scripps reported that, as a result of the Fox-New World alliance, SHB could lose its Fox affiliations in Kansas City, Phoenix and Tampa and that the effects of the Fox-New World announcement on the television industry and SHB were not yet known. The Chief Executive Officer stated that SHB management was studying this development.


     At various times after the Fox-New World announcement, senior management of SHB held discussions with representatives of other networks. On June 15, 1994, the Board of Directors of each of E. W. Scripps and SHB approved the ABC Affiliation Agreements pursuant to which SHB's television stations in Detroit and Cleveland would continue as ABC affiliates and its stations in Phoenix, Tampa and Baltimore would become ABC affiliates.


     On June 16, 1994, the Special Committee, its legal counsel, and Lehman Brothers were provided information about the ABC Affiliation Agreements. Following this meeting, Lehman Brothers met with management of E. W. Scripps and with representatives of J. P. Morgan to obtain additional information concerning the changes in SHB's television broadcast activities. An additional meeting of the SHB Special Committee was held on July 6, 1994. At this meeting, Lehman Brothers reported to the SHB Special Committee that, based upon the information it had obtained from SHB and its own expertise with respect to the television broadcast industry, it believed that its earlier analyses discussed with the Special Committee on April 6, 1994 (see "The Merger -- Opinion of Financial Advisor") remained accurate in all material respects. Lehman Brothers then reviewed with the SHB Special Committee the bases underlying such determination. Lehman Brothers further advised the SHB Special Committee that it remained of the opinion that the proposed exchange ratio of 3.45 shares of E. W. Scripps Class A Common Stock for each share of SHB Common Stock was fair, from a financial point of view, to the Public Stockholders, and that it was prepared to deliver its written opinion to such effect at the time of the mailing of the Proxy Statement/Prospectus to the SHB Stockholders. The SHB Special Committee then agreed unanimously to reaffirm its May 4, 1994 determination that the proposed Merger, as set forth in the Merger Agreement, was fair to the Public Stockholders, and to recommend that the SHB Board call a special meeting of SHB Stockholders to approve the Merger.


     On July 7, 1994, the SHB Board voted unanimously in favor of calling the Special Meeting to approve the Merger.

PURPOSE AND STRUCTURE OF THE MERGER AND CERTAIN EFFECTS OF THE MERGER


     The purpose of the Merger is for E. W. Scripps to acquire all of the shares of SHB Common Stock that it does not beneficially own so that SHB will be a wholly owned subsidiary of E. W. Scripps. The Merger is structured in order to give the SHB Stockholders the opportunity to own, in a tax-free exchange, a stock with greater liquidity, as well as to share in the prospects of the combined organization.


     Following the consummation of the Merger, the SHB Common Stock will be delisted from the NASDAQ and the registration of the SHB Common Stock under the Exchange Act will be terminated. The termination of the registration of the SHB Common Stock under the Exchange Act would make certain of the provisions of the Exchange Act, such as the requirement of furnishing a proxy statement in connection with certain meetings of stockholders, no longer applicable with respect to the SHB Common Stock. See "Business of SHB" and "The Merger -- Conduct of the Business of the Surviving Corporation After the Merger."

CONDUCT OF THE BUSINESS OF THE SURVIVING CORPORATION AFTER THE MERGER


     Following the Merger, the Surviving Corporation will be a wholly owned subsidiary of E. W. Scripps. The Surviving Corporation will exist and operate under the name "Scripps Howard Broadcasting Company." The Surviving Corporation's Articles of Incorporation and Code of Regulations will be the same as the SHB Articles of Incorporation and SHB Code of Regulations as in effect immediately prior to the Effective Time, except that the number of authorized shares of common stock of the Surviving Corporation will be 850 shares instead of 25,000,000 shares. The Surviving Corporation's Board of Directors and management will be the same as that of SHB as in effect immediately prior to the Effective Time.


RECOMMENDATION OF THE SHB SPECIAL COMMITTEE AND THE SHB BOARD

     On February 17, 1994, E. W. Scripps proposed to the SHB Board that SHB enter into a transaction in which SHB would be merged into Mergerco and the Public Stockholders would receive three shares of E. W. Scripps Class A Common Stock for each share of SHB Common Stock. At this time the SHB Board created the SHB Special Committee to consider the merger proposal, to determine the fairness of the merger proposal to the Public Stockholders and to recommend to the SHB Board and SHB Stockholders whether they should approve the proposed merger. See "The Merger -- Background and Reasons for the Merger."


     On February 22, 1994, the SHB Special Committee retained Taft, Stettinius to act as its legal counsel in connection with the merger proposal. On March 1, 1994, Lehman Brothers and two other nationally recognized investment banking firms were interviewed by the SHB Special Committee. The SHB Special Committee selected Lehman Brothers to assist the SHB Special Committee in determining whether the consideration to be offered in the proposed merger was fair from a financial point of view to the Public Stockholders, to perform such other financial advisory services as the SHB Special Committee might request and to provide a formal written opinion as to the fairness, from a financial point of view, of the exchange ratio to the Public Stockholders. See "The Merger -- Background and Reasons for the Merger -- Opinion of Financial Advisor."


     From February 17, 1994 through April 6, 1994, the SHB Special Committee and its legal and financial advisors took certain actions to carry out the purposes for which the SHB Special Committee was formed, some of which are described under "The Merger -- Background and Reasons for the Merger."

     On May 4, 1994, the SHB Special Committee met and recommended approval of the Merger Agreement by the SHB Board and the SHB Stockholders. In reaching its conclusion, and in making its recommendations to the SHB Board, the SHB Special Committee determined that the proposed merger was fair and in the best interests of the Public Stockholders for the following reasons:


          - Lehman Brothers indicated that, subject to certain assumptions and conditions described under the heading "The Merger -- Opinion of Financial Advisor," the exchange ratio of 3.45 shares of E. W. Scripps Class A Common Stock for each share of SHB Common Stock was fair, from a financial point of view, to the Public Stockholders, and that it was prepared to deliver its written opinion to such effect at or about the time of mailing the Proxy Statement/Prospectus to the SHB Stockholders (and an update at the Effective Time), subject to changes in such companies' businesses prior to the time of rendering such written opinion.


          - The fact that in the twelve months preceding the first announcement of the proposed merger, SHB Common Stock traded 110 of 256 trading days on NASDAQ with an average daily volume of 709 shares. Lehman Brothers compared this to E. W. Scripps Class A Common Stock, which traded 254 of 256 trading days on the NYSE with an average daily volume of 30,037 shares.

          - The SHB Special Committee was advised by Lehman Brothers that, historically, the average weekly trading volume of E. W. Scripps Class A Common Stock has been greater than that of SHB Common Stock.

          - The Special Committee considered the various analyses with respect to SHB and E. W. Scripps performed by Lehman Brothers as described under "The Merger -- Opinion of Financial Advisor."


          - It is anticipated that the Merger will be tax-free to shareholders of SHB.


          - The SHB Special Committee successfully negotiated a number of changes in the Merger Agreement, including specifically a provision which allows for termination of the Merger Agreement by SHB if the SHB Special Committee, in the exercise of its fiduciary duties, determines it should be terminated.

     The SHB Board met on May 4, 1994, and received a report and recommendation to approve the exchange ratio and the merger proposal from the SHB Special Committee. The SHB Board then unanimously approved the Merger Agreement.

     At a meeting on July 6, 1994, the SHB Special Committee discussed with Lehman Brothers the effect of the ABC Affiliation Agreements. The SHB Special Committee was advised by Lehman Brothers that the effect of the Fox network affiliation changes and the ABC Affiliation Agreements was such that it did not change materially the analyses provided by Lehman Brothers on April 6, 1994, and that Lehman Brothers remained of the opinion that the consideration to be received by the Public Stockholders in the Merger was fair, from a financial point of view, to such Public Stockholders. Thereafter, the SHB Special Committee reaffirmed its determination reached on May 4, 1994. On July 7, 1994, the SHB Board voted unanimously in favor of calling the Special Meeting to approve the Merger.

OPINION OF FINANCIAL ADVISOR

     Lehman Brothers was retained by the SHB Special Committee to act as its financial advisor in connection with the Merger. Pursuant to such engagement, the Special Committee requested that Lehman Brothers evaluate the fairness, from a financial point of view, to the Public Stockholders of the consideration to be received in the Merger by such stockholders. On April 6, 1994, Lehman Brothers delivered to the SHB Special Committee its oral opinion, confirmed by a written opinion dated May 4, 1994, to the effect that, as of the respective dates and based upon and subject to certain matters as stated in its written opinion, the exchange ratio to be received by the Public Stockholders in the Merger was fair, from a financial point of view, to such stockholders. On July 6, 1994, Lehman Brothers advised the Special Committee that it remained of the opinion that the Merger Consideration to be received by the Public Stockholders in the Merger was fair from a financial point of view to such stockholders. This was confirmed by a written opinion dated August 9, 1994.



     In arriving at its written opinion dated August 9, 1994, Lehman Brothers considered market, economic and other conditions as they existed on the date of such opinion. Although changes in such conditions since the date of Lehman Brothers' initial opinion affected certain of the above-described financial and comparative analyses performed by Lehman Brothers, Lehman Brothers was still of the opinion that, as of August 9, 1994, the Exchange Ratio to be received by the Public Stockholders in the Merger is fair, from a financial point of view, to such stockholders.



     THE FULL TEXT OF THE WRITTEN OPINION OF LEHMAN BROTHERS DATED AUGUST 9, 1994, WHICH SETS FORTH ASSUMPTIONS MADE, FACTORS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY LEHMAN BROTHERS, IS ATTACHED TO AND MADE PART OF THIS PROXY STATEMENT/PROSPECTUS AS ANNEX II. SHB STOCKHOLDERS ARE URGED TO READ SUCH OPINION CAREFULLY AND IN ITS ENTIRETY.



     No limitations were imposed by the SHB Special Committee on the scope of Lehman Brothers' investigation or the procedures to be followed by Lehman Brothers in rendering its opinion, except that the SHB Special Committee did not authorize Lehman Brothers to solicit, and Lehman Brothers did not solicit, any indications of interest from any third party with respect to the purchase of all or a part of SHB's business. Lehman Brothers was not requested to and did not make any recommendations to the SHB Special Committee as to the form or amount of the consideration to be paid by E. W. Scripps in the proposed merger transactions, which was determined through arm's-length negotiations between the parties. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of value to SHB but made its determination as to the fairness, from a financial point of view, of the exchange ratio to be offered to the Public Stockholders by E. W. Scripps, on the basis of a financial and comparative analysis described below. Lehman Brothers' opinion is directed to the SHB Special Committee only and does not constitute a recommendation to any SHB Stockholder as to how such stockholder should vote at the Special Meeting. Lehman Brothers was not requested to opine as to, and its opinion does not address, the underlying business decision to proceed with or the effect of the proposed merger.



     In arriving at its opinion, Lehman Brothers reviewed the following financial and other information, including but not limited to: the Merger Agreement; publicly available information concerning E. W. Scripps and SHB which it believed to be relevant to its inquiry, including but not limited to, the December 31, 1993 annual reports and Form 10-Ks and 1993 proxy materials of E.
W. Scripps and SHB which include, among other things, discussion of the interrelationships between E. W. Scripps and SHB managements; financial and operating information with respect to the businesses, operations and prospects of E. W. Scripps and SHB and their respective business segments furnished to Lehman Brothers by E. W. Scripps and SHB including, but not limited to, the strategic plans and operating projections of E. W. Scripps and SHB; a trading history of the common stock of E. W. Scripps and SHB and a comparison of that trading history with those of other companies which it deemed relevant as well as the trading relationship of the common stock of E. W. Scripps to that of SHB; a comparison of the historical financial results, present financial condition of
E. W Scripps and SHB and their respective business segments with those of other companies which it deemed relevant; a comparison of the financial terms of the proposed merger with the financial terms of certain other transactions which it deemed relevant; the pro forma effects of the proposed merger on the business, operations and financial condition of E. W. Scripps and the ownership profile and relative liquidity of the outstanding shares of E. W. Scripps Class A Common Stock and SHB Common Stock and the pro forma ownership of E. W. Scripps following the proposed merger and the voting characteristics of the shares of E.
W. Scripps Class A Common Stock to be received as consideration by the SHB Stockholders in the proposed merger; and the voting control position by the majority stockholders of E. W. Scripps and the restrictions on transfer of that control.

     In addition, Lehman Brothers had discussions with the managements of E. W. Scripps and SHB concerning the respective businesses, operations, assets, financial condition and prospects of SHB and E. W. Scripps, including the potential cost savings and strategic benefits of the proposed merger, the Fox network affiliation changes, and the financial impact of the ABC Affiliation Agreements, and undertook such other studies, analyses and investigations as it deemed appropriate.



     In rendering its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by it in arriving at its opinion without independent verification and further relied upon the assurances of management of E. W. Scripps and SHB that they were not aware of any facts that would make such information inaccurate or misleading. With respect to the projections of E. W. Scripps and SHB, upon advice of E. W. Scripps and SHB, Lehman Brothers assumed that such projections were reasonably prepared on the basis of reflecting the best currently available estimates and judgments of the management of E. W. Scripps and SHB as to the future financial performance of E. W. Scripps and SHB, and that E. W. Scripps and SHB would perform substantially in accordance with such projections. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of E. W. Scripps or SHB and did not make nor obtain any evaluations or appraisals of the assets or liabilities of E. W. Scripps or SHB. In addition, Lehman Brothers was not authorized to solicit, and did not solicit, any indications of interest from any third party with respect to the purchase of all or a part of SHB's business. Upon advice of SHB and its legal and accounting advisors, Lehman Brothers assumed that the proposed merger would be tax-free to the Public Stockholders. Lehman Brothers' opinion is necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date thereof.


     Lehman Brothers did not express an opinion as to the prices at which the shares of E. W. Scripps Class A Common Stock will actually trade at any time.


     The following paragraphs summarize the material financial and comparative analyses performed by Lehman Brothers in arriving at its opinion as to the fairness, from a financial point of view, to the Public Stockholders of the proposed exchange ratio to be offered in the Merger. Lehman Brothers described these analyses to the SHB Special Committee on April 6, 1994, and in preliminary form at earlier meetings, and delivered its written opinion on May 4, 1994 and again on August 9, 1994. For a description of other meetings and discussions that occurred, see "The Merger -- Background and Reasons for the Merger; Recommendation of the SHB Special Committee to the SHB Board." The following does not purport to be a complete description of the analyses performed, or the matters considered, by Lehman Brothers in arriving at its opinion. The preparation of a fairness opinion involves determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances, and therefore such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its fairness opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analysis without considering all analyses and factors could create a misleading or incomplete view of the process underlying the opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions, discount rates and other matters, many of which are beyond the control of SHB. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.


     1. STOCK PRICE, VOLUME AND LIQUIDITY STUDY. Lehman Brothers reviewed and analyzed the performance of the per share market prices and trading volume of SHB Common Stock and E. W. Scripps Class A Common Stock since June 30, 1988. Lehman Brothers reviewed and analyzed the historical ratio of the per share market price of E. W. Scripps Class A Common Stock to the per share market price of SHB Common Stock since June 30, 1988, as well as impact on the public float and liquidity of E. W. Scripps Class A Common Stock pro forma the proposed transaction. Lehman Brothers calculated the exchange ratio from June 30, 1988 to February 17, 1994, the last full trading day prior to the announcement of the proposed merger. Lehman Brothers noted that in the twelve months preceding the first announcement of the proposed merger, SHB Common Stock traded 110 of 256 trading days on NASDAQ with an average daily volume of 709 shares. Lehman Brothers compared this to E. W. Scripps Class A Common Stock, which traded 254 of 256 trading days on the NYSE with an average daily volume of 30,037 shares.

     2. ANALYSIS OF CERTAIN OTHER PUBLICLY TRADED COMPANIES. Lehman Brothers reviewed the historical revenues, operating cash flow, net income and book value for certain publicly traded newspaper publishing, cable television, broadcast television and entertainment companies, as well as the trading valuations of these companies expressed as aggregate market value as a multiple of operating cash flow or, where appropriate, multiples of earnings, subscribers and circulation. Lehman Brothers then performed valuations on a segment-by-segment basis for both SHB and E. W. Scripps based on several factors including the trading valuations as expressed primarily through multiples of operating cash flow of other public companies that operate in these segments and Lehman Brothers' experience in securities valuation generally. The proposed exchange ratio of 3.45 shares of E. W. Scripps Class A Common Stock for each share of SHB Common Stock exceeded the range calculated by this analysis.


     In addition, Lehman Brothers performed a variety of sensitivity analyses that factored in varying assumptions as to the success of certain divisions' future operations. The proposed exchange ratio of 3.45 shares of E. W. Scripps Class A Common Sock for each share of SHB Common Stock exceeded the range calculated by Lehman Brothers based on these analyses.



     Because of the lack of a sufficient number of independent comparable companies and the inherent differences between the businesses, operations and prospects of E. W. Scripps and SHB and the businesses, operations and prospects of the companies included in the comparable universe, Lehman Brothers believed that it was inappropriate to, and therefore did not, place significant emphasis on the results of this analysis.



     3. ANALYSIS OF SELECTED ACQUISITION TRANSACTIONS. Lehman Brothers reviewed the prices paid, to the extent publicly available, of selected acquisition transactions in the newspaper, publishing, television broadcasting, cable television and entertainment industries. Lehman Brothers reviewed the prices paid in such transactions in terms of the aggregate value of such transactions as a multiple of revenues, operating cash flow and to the extent appropriate, net income, subscribers and circulation. In certain situations Lehman Brothers utilized its industry expertise derived from working with buyers and sellers of media and entertainment companies over time to determine values for certain transactions. Lehman Brothers' analysis included deriving a valuation for SHB and E. W. Scripps on a segment-by-segment basis. The valuation of each of the divisions in both E. W. Scripps and SHB was based on several factors, including the valuation of recent transactions in the newspaper publishing, broadcast television, cable television and entertainment industries, and Lehman Brothers' experience in valuing companies in these industries generally. The proposed exchange ratio of 3.45 shares of E. W. Scripps Class A Common Stock for each share of SHB Common Stock exceeded the range based on this analysis.


     In addition, Lehman Brothers performed a variety of sensitivity analyses that factored in varying assumptions as to the success of certain divisions' future operations. The proposed exchange ratio of 3.45 shares of E. W. Scripps Class A Common Stock for each share of SHB Common Stock exceeded the range calculated by Lehman Brothers based on these analyses.

     Because the reasons for and the circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between the businesses, operations and prospects of E. W. Scripps and the businesses, operations and prospects of the selected acquired companies analyzed, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly also made qualitative judgments concerning differences between the characteristics of these transactions and the proposed merger that would affect the acquisition values of SHB, E. W. Scripps and such acquired companies.


     4. DISCOUNTED CASH FLOW ANALYSIS. Lehman Brothers conducted a discounted cash flow analysis for the purpose of determining the stand-alone fully diluted equity value per share of SHB and E. W. Scripps (the "Discounted Cash Flow Analysis"). Using the information contained in projections prepared by SHB's and
E. W. Scripps' management and extrapolated where necessary in order to have a five-year projection period, Lehman Brothers calculated the operating cash flow that SHB and E. W. Scripps was projected to generate for the period beginning January 1, 1995 and ending December 31, 1999 and, with respect to certain portions of SHB's and E. W. Scripps' operations, for the period beginning January 1, 1995 and ending December 31, 2000. Lehman Brothers then calculated terminal values for the different segments of SHB's and E. W. Scripps' individual business segments' business at the end of the projection periods based on various multiples of operating cash flow. The multiples used by Lehman Brothers varied by business segment and ranged from 5 to 13, and the resulting terminal values and annual free cash flow amounts were then discounted to calculate a present value using discount rates ranging from 11.0 percent to 17.5 percent. The range of discount rates selected was based upon the following factors: (i) the interest rate environment at the time of the opinion, (ii) the rate of return required by investors in the common stock of similar companies (as estimated based on the experience of Lehman Brothers in working with buyers and sellers of media and entertainment companies over time), (iii) the risk associated with an investment in the stock of similar companies, (iv) the expected probability of achieving projected results by business segment, (v) the weighted average costs of capital of SHB, E. W. Scripps and other companies that operate in the companies' individual business segments, and (vi) Lehman Brothers' experience in securities valuation generally. The range of terminal values was based upon the above factors as well as the expected sustainable growth prospects for each business segment beyond the projection period. Based on these assumptions as to multiples and discount rates, the proposed exchange ratio of 3.45 shares of E. W. Scripps Class A Common Stock for each share of SHB Common Stock was within the range indicated by the Discounted Cash Flow Analysis. In addition, Lehman Brothers performed a variety of sensitivity analyses that factored in varying assumptions as to the success of certain divisions' future operations. The exchange ratio of 3.45 shares of E.W. Scripps Class A Common Stock for each share of SHB Common Stock was within the range calculated by Lehman Brothers based on these analyses.


     5. OTHER FACTORS. Lehman Brothers also considered certain other factors in its analysis including, but not limited to, synergies that may be realized from the transaction, and other benefits to E.W. Scripps, including cost savings, the dividend yield differential resulting from the transaction, potential dilution or accretion of the earnings and cash flow of E.W. Scripps, the relative illiquidity of SHB Common Stock, as compared to that of E. W. Scripps Class A Common Stock, the percentage that SHB comprises of E.W. Scripps total revenues, cash flow and asset value, whether any natural buyer for the shares may exist and the history and outlook for the newspaper publishing, broadcast television, cable television and entertainment industries in general.

     The SHB Special Committee selected Lehman Brothers as its financial advisor because Lehman Brothers is a nationally recognized investment banking firm with substantial experience in transactions similar to the Merger. As part of its investment banking business, Lehman Brothers regularly engages in the valuation of businesses and securities in connection with mergers, acquisitions, underwriting, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

     In consideration of its services as financial advisor to the SHB Special Committee, Lehman Brothers will receive a fee of $500,000 ($400,000 of which has been paid). SHB has also agreed to reimburse Lehman Brothers for its out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel, up to a maximum of $25,000, and to indemnify Lehman Brothers against certain liabilities which may arise out of or in connection with the services rendered by Lehman Brothers which may arise under the engagement letter. Lehman Brothers has not performed any investment banking or other services for SHB or E.W. Scripps in the past.


RIGHTS OF DISSENTING STOCKHOLDERS


     Section 1701.84 of the ORC provides that any holder of SHB Common Stock (a "stockholder") who so desires is entitled to relief as a dissenting stockholder ("Dissenting Stockholder") and as such may exercise dissenters' rights with respect to the Merger.


     The following is a summary of the principal steps a stockholder must take to perfect dissenters' rights under Section 1701.85 of the ORC. This summary does not purport to be complete and is qualified in its entirety by reference to
Section 1701.85, a copy of which is contained herein as Annex III. Any stockholder contemplating the exercise of dissenters' rights is urged to review carefully such provisions and to consult an attorney, since dissenters' rights will be lost if the procedural requirements under Section 1701.85 are not fully and precisely satisfied. To perfect dissenters' rights with respect to any shares of SHB Common Stock so that they become Dissenting Shares as described in this Proxy Statement/Prospectus, a Dissenting Stockholder must satisfy each of the following conditions:


     1. NO VOTE IN FAVOR OF THE MERGER. SHB Common Stock ("Dissenter's Shares") held by the Dissenting Stockholder must not be voted at the Meeting in favor of the Merger. This requirement will be satisfied if a proxy is signed and returned with instructions to vote against the Merger or to abstain from such vote, if no proxy is returned and no vote is cast at the Meeting in favor of the Merger, or if the Dissenting Stockholder revokes a proxy and thereafter abstains from voting with respect to the Merger or votes against the Merger at the Meeting. A vote in favor of the Merger at the Meeting constitutes a waiver of dissenters' rights. A proxy that is returned signed but on which no voting preference is indicated will be voted in favor of the Merger and will constitute a waiver of dissenters' rights. A Dissenting Stockholder may revoke his proxy at any time before its exercise by filing with SHB an instrument revoking it or a duly executed proxy bearing a later date, or by attending and giving notice of the revocation of the proxy in open meeting (although attendance at the Meeting will not in and of itself constitute revocation of a proxy).



     2. FILING WRITTEN DEMAND. Not later than ten days after the taking of the vote on the Merger, a Dissenting Stockholder must deliver to SHB a written demand (the "Demand") for payment of the fair cash value of the Dissenter's Shares. The Demand should be delivered to SHB at 312 Walnut Street, Cincinnati, Ohio 45202, Attention: Secretary. It is recommended, although not required, that the Demand be sent by registered or certified mail, return receipt requested. Voting against the Merger will not itself constitute a Demand. SHB will not send any further notice to SHB Stockholders as to the date on which such ten-day period expires.


     The Demand must identify the name and address of the holder of record of the Dissenter's Shares, the number and class of Dissenter's Shares and the amount claimed as the fair cash value thereof. A beneficial owner must, in all cases, have the record holder submit the Demand in respect of the Dissenter's Shares. The Demand must be signed by the stockholder of record (or by the duly authorized representative of such stockholder) exactly as the stockholder's name appears on the stockholder records of SHB. A Demand with respect to shares owned jointly by more than one person must identify and be signed by all of the holders of record. Any person signing a Demand on behalf of a partnership or corporation or in any other representative capacity (such as an attorney-in-fact, executor, administrator, trustee or guardian) must indicate the nature of the representative capacity and, if requested, must furnish written proof of his capacity and his authority to sign the demand.

     Because only SHB Stockholders of record at the close of business on the Record Date may exercise dissenters' rights, any person who beneficially owns shares that are held of record by a broker, fiduciary, nominee, or other holder and who wishes to exercise dissenters' rights must instruct the record holder of the shares to satisfy the conditions outlined above. If a record holder does not satisfy, in a timely manner, all of the conditions outlined in this section, the dissenters' rights for all of the shares held by that stockholder will be lost.

     From the time the Demand is given until either the termination of the rights and obligations arising from such Demand or the purchase of the Dissenter's Shares related thereto by SHB, all rights accruing to the holder of the Dissenter's Shares, including voting and dividend or distribution rights, will be suspended. If any dividend or distribution is paid on SHB Common Stock, during the suspension, an amount equal to the dividend or distribution which would have been payable on the Dissenter's Shares, but for such suspension, shall be paid to the holder of record of the Dissenter's Shares as a credit upon the fair cash value of the Dissenter's Shares. If the right to receive the fair cash value is terminated otherwise than by the purchase of the Dissenter's Shares by SHB, all rights will be restored to the Dissenting Stockholder and any distribution that would have been made to the holder of record of the Dissenter's Shares, but for the suspension, will be made at the time of the termination.

     If SHB sends to a Dissenting Stockholder, at the address specified in the Demand, a request for the certificates representing the Dissenting Shares, the Dissenting Stockholder, within fifteen days from the date of sending such request, shall deliver to SHB the certificates requested. SHB will then endorse the certificates with a legend to the effect that a demand for the fair cash value of such shares has been made, and return such endorsed certificates to the Dissenting Stockholder. Failure on the part of the Dissenting Stockholder to deliver such certificates terminates his rights as a Dissenting Stockholder at the option of SHB, exercised by written notice to the Dissenting Stockholder within twenty days after the lapse of the fifteen-day period, unless a court, for good cause shown, otherwise directs.


     3. PETITIONS TO BE FILED IN COURT. Within three months after the service of the Demand, if SHB and the Dissenting Stockholder do not reach an agreement on the fair cash value of the Dissenter's Shares, the Dissenting Stockholder or SHB may file a complaint in the appropriate Court of Common Pleas in Hamilton County, Ohio (the "Common Pleas Court"), or join or be joined in an action similarly brought by another Dissenting Stockholder, for a judicial determination of the fair cash value of the Dissenter's Shares. SHB does not intend to file any complaint for a judicial determination of the fair cash value of any Dissenter's Shares.


     Upon motion of the complainant, the Common Pleas Court will hold a hearing to determine whether the Dissenting Stockholder is entitled to be paid the fair cash value of the Dissenter's Shares. If the Common Pleas Court finds that the Dissenting Stockholder is so entitled, it may appoint one or more appraisers to receive evidence and to recommend a decision on the amount of such value. The Common Pleas Court is required to make a finding as to the fair cash value of the Dissenter's Shares and to render a judgment against SHB for the payment thereof, with interest at such rate and from such date as the Common Pleas Court considers equitable. Costs of the proceedings, including reasonable compensation to the appraiser or appraisers to be fixed by the Common Pleas Court, are to be apportioned or assessed as the Common Pleas Court considers equitable. Payment of the fair cash value of the Dissenter's Shares is required to be made within 30 days after the date of final determination of such value or the effective time of the Merger, whichever is later, only upon surrender to SHB of the certificates representing the Dissenter's Shares for which payment is made.

     Fair cash value is the amount which a willing seller, under no compulsion to sell, would be willing to accept, and which a willing buyer, under no compulsion to purchase, would be willing to pay, but in no event may the fair cash value exceed the amount specified in the Demand. The fair cash value is to be determined as of the day prior to the day of the Meeting. In computing this value, any appreciation or depreciation in the market value of the Dissenter's Shares resulting from the Merger is excluded.


     The dissenters' rights of any Dissenting Stockholder will terminate if, among other things, (a) he has not complied with Section 1701.85 of the Ohio Revised Code (unless the Board of Directors of SHB waives compliance), (b) the Merger is abandoned or otherwise not carried out or such Dissenting Stockholder withdraws his Demand with the consent of the Board of Directors of SHB, or (c) no agreement has been reached between SHB and the Dissenting Stockholder with respect to the fair cash value of the Dissenter's Shares and neither the Dissenting Stockholder nor SHB shall have timely filed or joined in a complaint in the Common Pleas Court. For a discussion of the tax consequences to a stockholder exercising dissenters' rights; see "Certain Federal Income Tax Consequences."


     If the holders of more than 140,000 of the outstanding shares of SHB Common Stock perfect their rights as Dissenting Stockholders, the Board of Directors of
E. W. Scripps has the right to abandon the Merger.

     BECAUSE A PROXY CARD WHICH DOES NOT CONTAIN VOTING INSTRUCTIONS WILL, UNLESS REVOKED, BE VOTED IN FAVOR OF THE MERGER, A STOCKHOLDER OF SHB COMMON STOCK WHO WISHES TO EXERCISE HIS DISSENTERS' RIGHTS MUST EITHER NOT SIGN AND RETURN HIS PROXY CARD OR, IF HE SIGNS AND RETURNS HIS PROXY CARD, VOTE AGAINST OR ABSTAIN FROM VOTING ON THE MERGER.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the SHB Board with respect to the Merger, SHB Stockholders should be aware that certain members of SHB's management and of the SHB Board have certain interests that may present them with potential conflicts of interest in connection with the Merger. Lawrence A. Leser is President and Chief Executive Officer and a director of each of SHB, E.
W. Scripps and Mergerco. Daniel J. Castellini is Treasurer of SHB and Mergerco, Senior Vice President, Finance and Administration of E. W. Scripps, and a director of SHB and Mergerco. Charles E. Scripps and John H. Burlingame are directors of each of SHB, E. W. Scripps and Mergerco. Charles E. Scripps also owns 200 shares of SHB Common Stock, which holdings represent less than one percent of the outstanding shares of SHB Common Stock.

                              THE MERGER AGREEMENT

GENERAL

     THE TERMS OF THE MERGER ARE CONTAINED IN THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED AS ANNEX I TO THIS PROXY STATEMENT/PROSPECTUS AND INCORPORATED HEREIN BY REFERENCE. STATEMENTS IN THIS PROXY STATEMENT/PROSPECTUS WITH RESPECT TO THE TERMS OF THE MERGER ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT. SHB STOCKHOLDERS ARE URGED TO READ THE FULL TEXT OF THE MERGER AGREEMENT.


     Under the Merger Agreement, if the Merger is approved by SHB Stockholders and becomes effective, SHB will merge with and into Mergerco, and Mergerco, as the Surviving Corporation in the Merger, will continue its corporate existence under the laws of Ohio under the name "Scripps Howard Broadcasting Company." The Surviving Corporation will be a wholly owned subsidiary of E. W. Scripps.

EFFECTIVE TIME OF MERGER

     The Effective Time of the Merger will be at the time of filing of a Certificate of Merger with the Secretary of State of the State of Ohio in accordance with applicable Ohio law. It is presently anticipated that the filing of the Certificate of Merger will be made as soon as practicable after the conclusion of the Special Meeting. Such filing will be made, however, only upon satisfaction or waiver, where permissible, of the conditions set forth in the Merger Agreement. See "The Merger Agreement -- Conditions to the Merger."

CONVERSION OF STOCK

     At the Effective Time, each outstanding share of SHB Common Stock (other than shares of SHB Common Stock owned by E. W. Scripps or a subsidiary of E. W. Scripps, which will be cancelled) automatically will be converted into the right to receive 3.45 shares of E. W. Scripps Class A Common Stock.

     Upon the Effective Time, holders of shares of SHB Common Stock will have no continuing interests in or rights as stockholders of SHB.


     Each share of Mergerco's common stock, without par value ("Mergerco Common Stock"), issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of E. W. Scripps, be converted into and become one share of Common Stock, par value $.25 per share, of the Surviving Corporation.


     Holders of shares of SHB Common Stock have the right under Section 1701.84 of the ORC to dissent from the Merger and obtain an appraisal of the fair value of such shares pursuant to Section 1701.85 of the ORC if the Merger is consummated.


PAYMENT FOR SHB COMMON STOCK



     In order to receive the Merger Consideration, each holder of certificates (each, a "Certificate") theretofore representing shares of SHB Common Stock will be required to surrender his or her Certificate or Certificates, together with a duly executed and properly completed letter of transmittal and any other required documents, to Fifth Third Bank, Cincinnati, Ohio, which has been appointed by E. W. Scripps as its exchange agent for the Merger (the "Exchange Agent"). The Exchange Agent will provide each Public Stockholder with the requisite forms of the letter of transmittal and other documents referred to above, together with instructions for their use. Upon receipt of such Certificate or Certificates, together with a duly executed and properly completed letter of transmittal and any other required documents from a holder of SHB Common Stock, the Exchange Agent will arrange for the issuance and delivery to the person or persons entitled thereto of a certificate or certificates representing that number of whole shares of E. W. Scripps Class A Common Stock equal to 3.45 multiplied by the number of shares of SHB Common Stock represented by the surrendered Certificate or Certificates. Shares of E.
W. Scripps Class A Common Stock will be issued only in whole shares. Former holders of shares of SHB Common Stock will not be entitled to receive fractions of shares of E. W. Scripps Class A Common Stock ("Fractional Shares") but, instead, will be entitled to receive promptly from the Exchange Agent a cash payment in lieu of Fractional Shares in an amount equal to the "Fair Market Value" (as defined in the Merger Agreement) of one share of E. W. Scripps Class A Common Stock multiplied by the Fractional Share in question.



     No dividends or other distributions that are otherwise payable on the shares of E. W. Scripps Class A Common Stock issued in connection with the Merger will be paid to the holder of any unsurrendered Certificate until such Certificate is properly surrendered to the Exchange Agent. However, upon the proper surrender of such Certificate to the Exchange Agent (i) there shall be paid to the person in whose name the shares of E. W. Scripps Class A Common Stock constituting Merger consideration are issued the amount of any dividends that shall have become payable with respect to such shares of E. W. Scripps Class A Common Stock between the

Effective Time of the Merger and the time of such surrender and (ii) at the appropriate payment date or as soon thereafter as practicable, there shall be paid to such person the amount of any dividends on such shares of E. W. Scripps Class A Common Stock that shall have a record or due date prior to such surrender and a payment date after such surrender, subject in each such case to
(x) deduction therefrom of any amount required by applicable law to be withheld, and (y) any applicable escheat laws or unclaimed property laws. On proper surrender of a Certificate, no interest shall be payable with respect to the payment of such dividends and no interest shall be payable with respect to the amount of any cash payable in lieu of a fractional share of E. W. Scripps Class A Common Stock.



     If the Merger Consideration is to be paid to a person other than the registered holder of the Certificates surrendered, it is a condition of such issuance that the Certificate or Certificates so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment or issuance either pay to the Exchange Agent any transfer or other taxes required by reason of the issuance to a person other than the registered owner of the Certificate or Certificates surrendered, or shall establish to the satisfaction of E. W. Scripps that such tax has been paid or is not applicable.


     The Exchange Agent will send instructions to holders of SHB Common Stock with regard to the procedure for surrendering Certificates in exchange for the Merger Consideration, together with a letter of transmittal to be used for this purpose, as promptly as practicable after the Effective Time. Holders of SHB Common Stock should surrender Certificates only with a letter of transmittal.

     SHB STOCKHOLDERS SHOULD NOT SEND ANY CERTIFICATES WITH THE ENCLOSED PROXY CARD.

ARTICLES OF INCORPORATION, CODE OF REGULATIONS, OFFICERS AND DIRECTORS

     The Merger Agreement provides that, at the Effective Time, the Articles of Incorporation of SHB, and Code of Regulations of SHB, each as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and Code of Regulations of the Surviving Corporation, except that at the Effective Time Article Fourth of the Articles of Incorporation of the Surviving Corporation shall be amended to read as follows: "The total number of shares of stock of all classes which the Corporation has authority to issue is 850 shares of Common Stock, par value $.25 per share." The Merger Agreement also provides that the officers and directors of SHB at the Effective Time shall be the initial officers and directors of the Surviving Corporation and shall serve until their respective successors are duly elected or appointed and qualify in the manner provided in the Articles of Incorporation and Code of Regulations of the Surviving Corporation, or as otherwise provided by law.

CONDITIONS TO THE MERGER


     The obligations of each of E. W. Scripps, Mergerco and SHB to consummate the Merger are subject to fulfillment of the following conditions at or prior to the Effective Time: (i) the Merger Agreement shall have been adopted by the Required Stockholder Vote; (ii) the Registration Statement shall have become effective under the Securities Act and no stop order suspending such effectiveness shall have been issued, or proceeding for such purpose instituted or threatened; (iii) all authorizations, consents, orders or approvals of, and all expirations of waiting periods imposed by, any "Governmental Entity" (as defined in the Merger Agreement) (collectively, the "Consents") which are necessary for the consummation of the Merger (other than immaterial Consents) shall have been obtained or shall have occurred and shall be in full force and effect at the Effective Time; provided, however, that no such authorization, consent, order or approval shall be deemed to have been received if it shall include any conditions or requirements which would so reduce the economic or business benefits of the transactions contemplated by the Merger Agreement so as to render inadvisable in the reasonable opinion of the Board of Directors of either SHB or E. W. Scripps the consummation of the Merger; (iv) no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prevents or materially restricts consummation of the Merger; (v) the shares of E. W. Scripps Class A Common Stock to be issued as Merger Consideration shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance; (vi) SHB and the SHB Special Committee shall have received written confirmation from Lehman Brothers dated the date of the Effective Time, in customary form, to the effect that the opinions expressed by them remain valid, and in full force without material amendment, as of such date; and (vii) Baker & Hostetler, counsel to E.
W. Scripps, shall have delivered its opinion, dated the date of the Effective Time, substantially to the effect summarized herein under "Certain Federal Income Tax Considerations."



     The obligation of SHB to effect the Merger is subject to fulfillment of the following additional conditions at or prior to the Effective Time: (i) E. W. Scripps and Mergerco shall have performed their agreements contained in the Merger Agreement in all material respects and (ii) except as contemplated by the Merger Agreement, the representations and warranties of E. W. Scripps and Mergerco set forth in the Merger Agreement shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such date, unless stated in the Merger Agreement to be true on and as of another date, in which case such representation and warranty shall have been true in all material respects on and as of another date.



     The obligations of E. W. Scripps and Mergerco to effect the Merger are subject to fulfillment of the following additional conditions at or prior to the Effective Time: (i) subject to the Control Agreement (hereinafter defined), SHB shall have performed its agreements under the Merger Agreement in all material respects; (ii) except as contemplated by the Merger Agreement, the representations and warranties of SHB shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such date, unless stated in the Merger Agreement to be true on and as of such date, in which event such representation and warranty shall have been true in all material respects on and as of such date; (iii) there shall not have been any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, entered, enforced, promulgated, amended, issued or deemed applicable to the Merger by any Governmental Entity (as defined in the Merger Agreement) (a) restraining or preventing the carrying out of the transactions contemplated by the Merger Agreement, (b) prohibiting ownership or operation by E. W. Scripps of all or any material portion of its or SHB's businesses or assets, or compelling it to dispose of or hold separate all or any material portion of its or SHB's businesses or assets as a result of the transactions contemplated by the Merger Agreement, (c) making acquisition of the shares of SHB Common Stock pursuant to the Merger illegal, (d) prohibiting E. W. Scripps effectively from acquiring or holding or exercising full rights of ownership of the shares of SHB Common Stock, including, without limitation, the right to vote the shares of SHB Common Stock acquired by it pursuant to the Merger, on all matters properly presented to the stockholders of SHB, (e) prohibiting E. W. Scripps or any of its subsidiaries or affiliates from effectively controlling in any material respect the businesses or operations of SHB, E. W. Scripps or their respective subsidiaries, or (f) which would impose any condition which would materially adversely affect the business of SHB and its subsidiaries or the business of E. W. Scripps and its subsidiaries; (iv) the SHB Board shall not have withdrawn or modified its position with respect to the Merger; and (v) Dissenting Shares shall not exceed 140,000 of the outstanding shares of SHB Common Stock.


CERTAIN AGREEMENTS PENDING THE MERGER


     AGREEMENTS OF SHB. In the Merger Agreement, SHB has agreed that, prior to the Effective Time, unless E. W. Scripps otherwise agrees, or as otherwise contemplated by the Merger Agreement, neither SHB nor any subsidiary thereof shall (i) amend its articles or certificate of incorporation or code of regulations or by-laws; (ii) change the number of authorized or outstanding shares of its capital stock, from the number authorized and outstanding on the date of the Merger Agreement; (iii) declare, set aside or pay any dividend or other distribution, or make any payment in cash, stock or property, in respect of any shares of its capital stock, except for regular dividends and/or distributions declared and/or paid by any subsidiary of SHB to SHB or to any other subsidiary of SHB or on presently outstanding SHB Common Stock; (iv) authorize for issuance, issue, grant, sell, pledge or dispose of, or propose to issue, grant, sell, pledge or dispose of any shares of, or warrants, options, commitments, subscriptions or rights of any kind to acquire any shares of, the capital stock of SHB or such subsidiary or any securities convertible into or exchangeable for shares of any such capital stock; (v) incur any material indebtedness for borrowed money other than in the ordinary and usual course of business, consistent with past practice; (vi) acquire directly or indirectly by redemption or otherwise any shares of the capital stock of SHB or any subsidiary of SHB; or (vii) enter into any agreement or take any other action to do any of the things described above or which would make any representation or warranty of SHB set forth in the Merger Agreement that is qualified as to materiality untrue or incorrect and any such representation or warranty which is not so qualified materially untrue or incorrect.



     AGREEMENTS OF E. W. SCRIPPS. E. W. Scripps, either in its capacity as an SHB Stockholder or through its representatives on the SHB Board (which for purposes of the Merger Agreement means each SHB director who is either an executive officer or director of E. W. Scripps), in each case subject to the exercise of their respective fiduciary duties, if any, to the SHB Stockholders, has agreed not to take or fail to take, as the case may be, any action, the taking or failure of which to take, as the case may be, would be likely to cause any representation or warranty of SHB contained in the Merger Agreement to cease to be accurate in any material respect or that would be reasonably likely to prevent the performance in all material respects by SHB of any covenant or the satisfaction by SHB of any condition contained in the Merger Agreement (the foregoing agreement being referred to as the "Control Agreement").



     AGREEMENTS OF SHB, E. W. SCRIPPS AND MERGERCO. In the Merger Agreement, each party agrees to use its best efforts to take, or cause to be taken, all lawful action, to do, or cause to be done, and to assist and cooperate with the other parties thereto in doing, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by the Merger Agreement, including (i) the Merger; (ii) the obtaining of consents, amendments to or waivers under the terms of any material borrowing arrangements or other material contractual arrangements required by the transactions contemplated by the Merger Agreement; and (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the transactions contemplated thereby. Each of the parties to the Merger Agreement also agreed not to take or to fail to take, as the case may be, any action, the taking of which or the failure of which to take, as the case may be, would be likely to cause any representation or warranty contained in the Merger Agreement to cease to be true or accurate in any material respect or that would be reasonably likely to prevent the performance in all material respects of any covenant or the satisfaction of any condition contained in the Merger Agreement.


     In the Merger Agreement, each of the parties agrees promptly to notify each other party of any claims, actions, proceedings or investigations commenced or, to the best of its knowledge, threatened, and any material developments relating to any such pending claim, action, proceeding or investigation involving or affecting the parties, or any of their respective properties or assets, or, to the best of its knowledge, any employee or consultant of the parties, in his or her capacity as such, or director or officer, in his or her capacity as such, of
E. W. Scripps or SHB disclosed in writing pursuant to or which, if pending on the date, would have been required to have been disclosed in writing pursuant to, the Merger Agreement, or which relate to the consummation of the Merger.

     The Merger Agreement also provides that each party promptly shall notify the others of: (i) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by such party or any of its subsidiaries subsequent to the date of the Merger Agreement and prior to the Effective Time, under any agreement, indenture or instrument material to the financial condition, properties, business or results of operations of such party and its subsidiaries taken as a whole to which such party or any of its subsidiaries is a party or is subject; (ii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by the Merger Agreement; (iii) any notice or other communication from any regulatory authority in connection with the transactions contemplated by the Merger Agreement; (iv) any material adverse change in the financial condition, properties, businesses or results of operations of such party and its subsidiaries taken as a whole, or the occurrence of an event which, so far as reasonably can be foreseen at the time of its occurrence, would result in any such change; or (v) any matter arising after the date of the Merger Agreement which, if existing, occurring or known at the date of the Merger Agreement, would have been required to be disclosed to such other parties.


     In the Merger Agreement, each party agrees that it shall, and shall cause its subsidiaries, officers, directors, employees and agents to, afford to each other party and such party's accountants, counsel, financial advisors, investment bankers and other agents and representatives, full access at all reasonable times throughout the period prior to the Effective Time to all of the officers, employees, agents, properties, books, contracts, commitments and records (including but not limited to tax returns) of such party and its subsidiaries.

TERMINATION


     The Merger Agreement may be terminated notwithstanding the approval by SHB Stockholders or the shareholder of Mergerco (i) at any time prior to the Effective Time, by mutual consent of the boards of directors of each of the respective parties to the Merger Agreement; (ii) by either E. W. Scripps and Mergerco or SHB if the Merger is not consummated on or before December 31, 1994 (or such later date as the parties may agree to in writing) unless the failure to consummate the Merger on or prior to such date resulted from the failure of the party seeking to terminate the Merger Agreement to satisfy any of the closing conditions set forth in the Merger Agreement; (iii) by SHB if either E.
W. Scripps or Mergerco fails to perform in any material respect any of its material obligations under the Merger Agreement; (iv) by E. W. Scripps or Mergerco if SHB fails to perform in any material respect any of its material obligations under the Merger Agreement; (v) by SHB if certain conditions specified in the Merger Agreement have not been met or waived by SHB at such time as such conditions can no longer be satisfied; or (vi) by E. W. Scripps or Mergerco if certain conditions specified in the Merger Agreement have not been met or waived by them at such time as such conditions can no longer be satisfied; or (vii) by either E. W. Scripps and Mergerco or SHB if (a) in the case of E. W. Scripps and Mergerco, their respective Boards of Directors conclude prior to the Effective Time, after consultation with legal counsel, that as a result of an event or condition not directly caused by either E. W. Scripps or Mergerco, pursuant to their fiduciary duties in accordance with applicable law, the Merger Agreement should be terminated and (b) in the case of SHB the Special Committee advises SHB's Board of Directors prior to the Effective Time that it has concluded, after consultation with legal counsel, that as a result of an event or condition not directly caused by SHB, pursuant to the Special Committee's fiduciary duties in accordance with applicable law, the Merger Agreement should be terminated; provided that, in the event of a failure to perform under clauses (iii) or (iv) above, if such failure is curable, notice of such failure shall have been given to the defaulting party and the failure shall not have been cured within 30 days of such notice.

CERTAIN OTHER PROVISIONS OF THE MERGER AGREEMENT


     In the Merger Agreement, E. W. Scripps has agreed that all rights to indemnification existing as of the date of the Merger Agreement in favor of the employees, agents, directors or officers of SHB and its subsidiaries (collectively, the "Indemnified Parties") as provided in their respective charters, codes of regulations, or by-laws, by agreement or otherwise in effect on the date of the Merger Agreement shall survive the Merger and shall, with respect to any action or omission occurring prior to the Effective Time, continue in full force and effect in accordance with their terms. In addition, the Merger Agreement provides that if any Indemnified Party becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including the transactions contemplated by the Merger Agreement, occurring prior to, and including, the Effective Time, SHB will periodically advance to such Indemnified Party its legal and other expenses incurred in connection therewith. Furthermore, E. W. Scripps has agreed in the Merger Agreement that subsequent to the Effective Time it shall also indemnify the Indemnified Parties to the fullest extent permitted by applicable law and shall guarantee the timely payment of any amounts owed to each member of the SHB Special Committee pursuant to his indemnity agreement with SHB dated as of February 17, 1994. E. W. Scripps has also agreed to cause to be maintained in effect for a period of two years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by or for the benefit of SHB (the "D&O Insurance Coverage") (provided that E. W. Scripps may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous) with respect to matters occurring prior to the Effective Time. Its obligation to maintain such D&O Insurance Coverage shall be subject to SHB's being able to maintain or obtain insurance at an annual cost not greater than 150% of the annual premiums currently paid (the annual premiums currently being paid being the "Current Annual Premiums") by SHB with respect to its D&O Insurance Coverage and if such D&O Insurance Coverage is not available at such cost, then E. W. Scripps has agreed to cause to be maintained the highest level of D&O Insurance Coverage that can be purchased against payment of annual premiums equal to 150% of the Current Annual Premiums.



     The Merger Agreement provides that it may be amended by the parties thereto, by action taken by their respective Boards of Directors, at any time prior to the Effective Time; provided, however, that after approval of the Merger Agreement by the SHB Stockholders, no amendment or modification shall (a) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of SHB, or (b) alter or change any of the terms and conditions of the Merger Agreement if such alteration or change would adversely affect the holders of any class or series of capital stock of SHB. In addition, at any time prior to the Effective Time, the parties to the Merger Agreement by action taken by their respective Board of Directors may (x) extend the time for the performance of any of the obligations or other acts of the other parties to the Merger Agreement, (y) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant thereto, and (z) waive compliance with any of the agreements or conditions contained in the Merger Agreement. Any action taken by the SHB Board to enforce SHB's rights under the Merger Agreement may only be taken following the recommendation thereof by the Special Committee.



     The Merger Agreement also provides that (i) subject to applicable law and fiduciary duties, including the duties of loyalty and care, the SHB Board shall recommend that SHB Stockholders vote in favor of the Merger and adoption of the Merger Agreement and (ii) all SHB Stock owned by E. W. Scripps or any subsidiary thereof will be voted in favor of the Merger and adoption of the Merger Agreement.



                      FINANCING OF THE MERGER AND RELATED


                    TRANSACTIONS; SOURCE AND AMOUNT OF FUNDS


     Out-of-pocket costs and expenses incurred by E. W. Scripps and SHB in connection with the Merger will be paid by the party incurring such costs and expenses.

     The approximate fees and expenses expected to be incurred by E. W. Scripps and SHB in connection with the Merger are as set forth below:


                                                              E. W. SCRIPPS       SHB
                                                              -------------     --------
     Investment Bankers' Fees and Expenses..................   $   800,000      $525,000
     Attorneys' Fees and Expenses...........................       225,000       175,000
     Accountants' Fees and Expenses.........................        25,000
     Exchange Agent's Fees and Expenses.....................        10,000
     Printing Costs.........................................        25,000
     NYSE Listing Fee.......................................        17,500
     Fee for Filing with the SEC............................        44,828
     Special Committee Fees.................................                      50,000
     Miscellaneous..........................................         2,672
                                                              -------------     --------
               TOTAL........................................   $ 1,150,000      $750,000
                                                              =============     =========


     Expenses incurred by E. W. Scripps and SHB in connection with the Merger are expected to be paid out of available funds.

             CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS


     The federal income tax discussion set forth below is included for general information only. In certain situations it may not be applicable to certain classes of taxpayers, including insurance companies, securities dealers, financial institutions, foreign persons and persons who acquired shares of SHB Common Stock pursuant to the exercise of employee stock options or rights or otherwise as compensation. BECAUSE EACH STOCKHOLDER'S TAX CIRCUMSTANCES MAY DIFFER, EACH SHB STOCKHOLDER IS URGED TO CONSULT HIS OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO HIM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS AND ANY PROPOSED CHANGES IN SUCH LAWS.



     GENERAL. SHB and E. W. Scripps will receive an opinion of Baker & Hostetler that the merger of SHB into Mergerco pursuant to the Merger will be treated as a reorganization within the meaning of Code Section 368(a) and that, accordingly, for federal income tax purposes: (i) no gain or loss will be recognized by any of SHB, Mergerco or E. W. Scripps as a result of the Merger;
(ii) no gain or loss will be recognized by a holder of SHB Common Stock upon the receipt of E. W. Scripps Class A Common Stock in exchange for SHB Common Stock in the Merger, except as discussed below with respect to cash received in lieu of a fractional share interest in E. W. Scripps Class A Common Stock; (iii) the aggregate adjusted tax basis of the shares of E. W. Scripps Class A Common Stock to be received by a holder of SHB Common Stock in the Merger will be the same as the aggregate adjusted tax basis in the shares of SHB Common Stock surrendered in exchange therefor (reduced by any amount allocable to fractional share interests for which cash is to be received); and (iv) the holding period of the shares of E. W. Scripps Class A Common Stock to be received by the holders of SHB Common Stock in the Merger will include the holding period of the shares of SHB Common Stock surrendered in exchange therefor, provided that such shares of SHB Common Stock are held as capital assets at the Effective Time. Consummation of the Merger is conditioned upon receipt by each of E. W. Scripps and SHB of such opinion, dated as of the Effective Date.


     The opinion of Baker & Hostetler to be delivered on the Effective Date relating to the Merger will be conditioned on certain representations and assumptions, including an assumption that there is no plan or intention by the SHB Stockholders to sell or exchange or otherwise dispose of a number of shares of E. W. Scripps Class A Common Stock received that would reduce the ownership of E. W. Scripps Class A Common Stock by SHB stockholders (other than E. W. Scripps or its subsidiaries) to a number of shares having a value, as of the Effective Date, of less than 50% of the value of all of the shares of SHB Common Stock (other than those held by E. W. Scripps or its subsidiaries) as of the Effective Date.

     CONSEQUENCES OF RECEIPT OF CASH IN LIEU OF FRACTIONAL SHARES. A holder of shares of SHB Common Stock who receives cash in the Merger in lieu of a fractional share interest in E. W. Scripps Class A Common Stock will be treated for federal income tax purposes as having received cash in redemption of such fractional share interest. The receipt of such cash generally should result in capital gain or loss in an amount equal to the difference between the amount of cash received and the portion of such shareholder's adjusted tax basis in the shares of SHB Common Stock allocable to the fractional share interest. Such capital gain or loss will be long-term capital gain or loss if the holder holds the shares as capital assets and the holding period for the fractional shares of
E. W. Scripps Class A Common Stock deemed to be received and then redeemed is more than one year.

     CASH RECEIVED BY HOLDERS OF SHB COMMON STOCK WHO DISSENT. A holder of shares of SHB Common Stock who perfects dissenters' rights under the laws of the State of Ohio and who receives cash payment of the fair value of his shares of SHB Common Stock will be treated as having received such payment in redemption of such shares. Such redemption will be subject to the conditions and limitations of Code Section 302, including the attribution rules of Code Section
318. In general, if the shares of SHB Common Stock are held by the holder as a capital asset at the Effective Time, a dissenting holder will recognize capital gain or loss measured by the difference between the amount of cash received by such holder and the basis for such shares. If, however, such holder owns, either actually or constructively, any SHB Common Stock that is exchanged in the Merger for E. W. Scripps Class A Common Stock, the payment made to such holder could be treated as dividend income. In general, under the constructive ownership rules of the Code, a holder may be considered to own stock that is owned, and in some cases constructively owned, by certain related individuals or entities, as well as stock that such holder (or related individuals or entities) has the right to acquire by exercising an option or converting a convertible security. Each holder of SHB Common Stock who contemplates exercising his dissenters' rights should consult his own tax advisor as to the possibility that the payment to him will be treated as dividend income.

              COMPARISON OF RIGHTS OF HOLDERS OF SHB COMMON STOCK
                     AND E. W. SCRIPPS CLASS A COMMON STOCK

INTRODUCTION


     E. W. Scripps is incorporated under the laws of the State of Delaware, and SHB is incorporated under the laws of the State of Ohio. SHB's Stockholders, whose rights as stockholders are currently governed by Ohio law and SHB's Articles of Incorporation, as amended (the "SHB Articles"), and Code of Regulations (the "SHB Regulations"), will, upon the exchange of their shares for shares of E. W. Scripps Class A Common Stock pursuant to the Merger, become shareholders of E. W. Scripps, and their rights as such will be governed by Delaware law, E. W. Scripps's Certificate of Incorporation, as amended (the "E.
W. Scripps Certificate"), and the By-Laws of E. W. Scripps (the "E. W. Scripps By-Laws"). Certain differences between the rights of holders of E. W. Scripps Class A Common Stock and the rights of holders of SHB Common Stock resulting from such differences in governing law and documents are summarized below.


     The following summary does not purport to be a complete statement of the rights of E. W. Scripps Stockholders under applicable Delaware laws, the E. W. Scripps Certificate and the E. W. Scripps By-Laws as compared with the rights of SHB Stockholders under applicable Ohio laws, the SHB Articles and the SHB Regulations, or a complete description of the specific provisions referred to herein. The identification of specific differences is not meant to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to the Delaware General Corporation Law and the Ohio General Corporation Law (as well as Chapters 1704 and 1707 of the ORC) and the governing corporate instruments of E. W. Scripps and SHB, to which the holders of shares of SHB Common Stock are referred.

     Certain provisions contained in the Delaware laws may discourage certain transactions involving an actual or threatened change in control of E. W. Scripps. To the extent any of such provisions has such an effect, stockholders might be deprived of an opportunity to sell their shares of E. W. Scripps at a premium above the market price.

CERTAIN VOTING RIGHTS

     Delaware law generally requires approval of any merger, consolidation or sale of substantially all assets of a corporation at a meeting of stockholders by vote of the holders of a majority of all outstanding shares of the corporation entitled to vote thereon. While a certificate of incorporation of a Delaware corporation may provide for a greater vote, the E. W. Scripps' Certificate of Incorporation does not so provide.

     Under Ohio law, unless otherwise provided in the corporation's articles of incorporation, mergers and other such matters require the approval of the holders of shares entitling such holders to exercise at least two-thirds of the voting power of the corporation. The articles of incorporation of an Ohio corporation may provide for a greater or lesser vote or a vote by separate classes of stock so long as the vote provided for is not less than a majority of the voting power of the corporation. The SHB Articles provide for the approval of such matters by the holders of shares entitling such holders to exercise a majority of the voting power of the corporation.

     If a proposed amendment to the certificate of incorporation of a Delaware corporation affects adversely the rights, preferences or powers of a class of stock without voting rights in certain specified matters, such amendment must also be approved by a majority of the holders of that class of stock. Unless otherwise provided by an Ohio corporation's articles of incorporation, Ohio law requires that, among certain other amendments, an amendment that would change the express terms of a class of shares without voting rights in any substantially prejudicial manner must be approved by the holders of two-thirds of such class.

     Both Ohio law and Delaware law permit mergers without approval by stockholders of the surviving corporation if, among other things, no charter amendment is involved and issuances of common stock and securities convertible into common stock to stockholders of the non-surviving corporation pursuant to the merger will result in no more than a specified maximum increase in outstanding common stock. Under Delaware law, the maximum permitted increase is 20% of the corporation's common stock outstanding immediately prior to the merger. Under Ohio law, the maximum permitted increase is any amount less than 16 2/3% of a corporation's resulting shares possessing the voting power of that corporation in the election of directors.


     The rules of the NYSE, on which E. W. Scripps Class A Common Stock is listed, require E. W. Scripps stockholder approval prior to the issuance by E.
W. Scripps of any E. W. Scripps Class A Common Stock, or any securities convertible into E. W. Scripps Class A Common Stock, if such shares are to be issued in connection with any transaction or series of related transactions, other than a public offering for cash, if (i) the voting power of such E. W. Scripps Class A Common Stock would be equal to at least 20% of the voting power of the shares outstanding prior to the issuance of such shares, or (ii) the number of such shares would be equal to at least 20% of the number of shares of
E. W. Scripps Class A Common Stock outstanding prior to the issuance of such shares. The NYSE rules also require stockholder approval for certain transactions in which shares of E. W. Scripps Class A Common Stock, or securities convertible into E. W. Scripps Class A Common Stock, are to be issued to an E. W. Scripps director, officer, substantial shareholder, or an entity in which any such person holds a substantial interest, if the number of shares of E. W. Scripps Class A Common Stock so issued or into which the securities so issued are convertible exceeds one percent of the number of shares of E. W. Scripps Class A Common Stock outstanding prior to such issuance or one percent of the outstanding voting power prior to such issuance. The NYSE also requires stockholder approval for any issuance of securities by E. W. Scripps that will result in a change of control of E. W. Scripps.

SPECIAL MEETINGS OF STOCKHOLDERS; STOCKHOLDER ACTION BY WRITTEN CONSENT

     Under Delaware law, special stockholder meetings may be called by the board of directors and by any person or persons authorized by the certificate of incorporation or the by-laws. Under the E. W. Scripps By-Laws, special meetings of stockholders may be called at any time by the chairman of the board of directors or the president or by a majority of the directors acting at a meeting or by written consent, or by the holders of record of a majority of the outstanding shares of Common Voting Stock acting at a meeting or by written consent.

     Under Ohio law, a special meeting of shareholders may be called by the chairman of the board of directors, the president, a majority of the directors acting without a meeting, persons owning 25% of the outstanding shares entitled to vote at such meeting (or a lesser or greater proportion as specified in the articles or regulations but not greater than 50%) or the person or persons authorized to do so by the articles of incorporation or the corporation's regulations. The SHB Code of Regulations does not authorize any additional persons to call a meeting and allows shareholders holding at least 50% of all shares outstanding to call a special meeting. The SHB Code of Regulations further provides that business transacted at any special meeting of shareholders shall be confined to the purpose stated in the notice for such special meeting.

     Under Delaware law, any action by stockholders must be taken at a meeting of stockholders, unless a consent in writing setting forth the action so taken is signed by the stockholders having not less than the minimum number of votes necessary to take such action at a meeting at which all shares entitled to vote were present and voted.

     Under Ohio law, any action by shareholders generally must be taken at a meeting of shareholders, unless a consent in writing setting forth the action so taken is signed by all of the shareholders who would be entitled to notice of the meeting held to consider the subject matter thereof.

AMENDMENT OF CORPORATE GOVERNING DOCUMENTS

     Delaware law allows amendments of the certificate of incorporation if the board of directors adopts a resolution setting forth the amendment proposed and declaring its advisability, and the stockholders thereafter approve such proposed amendment either at a special meeting called by the board for the purpose of approval of such amendment by the stockholders or, if so directed by the board, at the next annual stockholders' meeting. At any such meeting, the proposed amendment generally must be approved by a majority of the outstanding shares entitled to vote.

     Ohio law permits the adoption of amendments to articles of incorporation if such amendments are approved at a meeting held for such purpose by the holders of shares entitling them to exercise two-thirds of the voting power of the corporation, or such lesser, but not less than a majority, or greater vote as specified in the corporation's articles of incorporation. The SHB Articles require a majority vote for amendment thereof.

     Under Delaware law, the power to adopt, amend or repeal by-laws resides with the stockholders entitled to vote thereon, and with the directors if such power is conferred upon the board of directors by the certificate of incorporation. The E. W. Scripps Certificate so provides.

     Under Ohio law, regulations may be adopted, amended or repealed only by approval of the shareholders. They may be adopted or amended at a meeting of shareholders by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power on such proposal or by written consent signed by holders of shares entitling them to exercise two-thirds of the voting power on such proposed amendment (or such lesser, but not less than a majority, or greater vote as specified in the regulations). The SHB Regulations provide for a majority vote or consent to amend the SHB Regulations.

BOARD-APPROVED PREFERRED STOCK

     Both Delaware law and Ohio law permit a corporation's certificate of incorporation or articles of incorporation, respectively, to allow the board of directors to issue, without shareholder approval, a series of preferred stock and to designate the powers, rights, preferences and privileges thereof and restrictions thereon (except that Ohio law does not permit the board of directors to fix the voting rights of any such series of preferred stock). The SHB Articles do not authorize any preferred stock. The E. W. Scripps Certificate authorizes preferred stock and grants power to the E. W. Scripps Board with respect to the issuance and terms of one or more series of such stock.

LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Delaware law and Ohio law have provisions and limitations regarding directors' liability and regarding indemnification by a corporation of its officers, directors and employees.

     A director of an Ohio corporation shall not be found to have violated his fiduciary duties to the corporation or its shareholders unless there is proof by clear and convincing evidence that the director has not acted in good faith, in a manner he reasonably believes to be in or not opposed to the best interests of the corporation, or with the care that an ordinarily prudent person in a like position would use under similar circumstances. In addition, under Ohio law a director is liable in damages for any action or failure to act as a director only if it is proved by clear and convincing evidence that such act or omission was undertaken either with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation, unless the corporation's articles or regulations make this provision inapplicable by specific reference. The SHB Articles do not make this provision inapplicable.


     Ohio law does not, however, require proof of intent to cause injury or reckless disregard as a condition to the availability of injunctions, recovery on principles of restitution or other relief which is essentially equitable in nature. The Ohio law limits a director's liability for breaches of the fiduciary duties of care and loyalty. This standard does not apply, however, where the director has acted either outside his capacity as a director or with respect to certain dividends, distributions, purchases or redemptions of corporation shares or loans, in the case of a corporation that does not have actively traded shares, a change in control in which a majority of the shareholders receive a greater consideration for their shares than other shareholders. Ohio law further requires all expenses, including attorneys' fees, incurred by a director in defending any action, suit or proceeding (other than one asserting only liability for unlawful dividends, distributions or redemptions) to be paid by the corporation as they are incurred in advance of the final disposition of the action, suit or proceeding if it receives an undertaking from or on behalf of the director in which he agrees to repay such amounts if it is proved by clear and convincing evidence that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation and if the director reasonably cooperates with the corporation concerning the action, suit or proceeding. These provisions are automatically applicable to an Ohio corporation unless the corporation opts out from its application. SHB has not opted out.



     Delaware law permits a Delaware corporation to include in its certificate of incorporation a provision which eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director. However, no such provision may eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for illegal redemptions and stock repurchases, or (iv) for any transaction from which the director derived an improper personal benefit. The E.
W. Scripps Certificate includes such a provision.



     The E. W. Scripps By-Laws require E. W. Scripps to indemnify any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of E. W. Scripps, or is or was serving at the request of E. W. Scripps as a director, officer, employee or agent of another enterprise against expenses (including attorneys' fees) and, if the action, suit or proceeding is one which is other than by or in the right of E.
W. Scripps to procure a judgment in its favor, against judgments, fines, amounts paid in settlement, actually and reasonably incurred by such person in connection with any such action, suit or proceeding to the fullest extent permitted by Delaware law. Under Delaware law, a director or officer may, in general, be indemnified by the corporation if he has acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.


CLASSIFICATION OF BOARD OF DIRECTORS

     Both Delaware law and Ohio law permit, but do not require, the adoption of a "classified" board of directors with staggered terms under which a part of the board of directors is elected each year for a maximum term of three years. Neither SHB nor E. W. Scripps has a classified board of directors, and all directors of each Company stand for election on an annual basis.

CUMULATIVE VOTING OF SHARES

     Under Delaware law, stockholders of a corporation cannot elect directors by cumulative voting unless the certificate of incorporation so provides. The E. W. Scripps Certificate does not provide for cumulative voting. As a result, the holder or holders of a majority of the voting power of each class of common stock of E. W. Scripps are able to elect all directors then being elected by such class.

     In accordance with Ohio law, cumulative voting (unless eliminated by amendment of the articles of incorporation) is required to be available for the election of directors if notice to such effect is given by a shareholder prior to a shareholders' meeting and an announcement to such effect is made at such meeting. The SHB Articles have been amended to provide for the elimination of cumulative voting rights.

NUMBER OF DIRECTORS

     Under Delaware law, unless the certificate of incorporation specifies the number of directors, a board of directors may change the authorized number of directors by an amendment to the corporation's by-laws if fixed therein, or in such manner as provided therein. If the certificate of incorporation specifies the number of directors, the number of directors can only be changed by amending the certificate of incorporation. The E. W. Scripps By-Laws provide that the number of directors of E. W. Scripps shall be fixed and may be altered from time to time by the vote of a majority of directors. The number of directors is currently fixed at nine and may not exceed twelve.

     Under Ohio law, the number of directors of a corporation may be fixed or changed by the shareholders or by the board of directors if so authorized by the corporation's articles of incorporation or regulations. SHB's Code of Regulations provides that the number of directors which shall constitute the whole board of directors shall be seven persons unless changed by a vote of the holders of a majority of shares entitled to vote thereon at a meeting of shareholders called for the purpose of electing directors.

REMOVAL OF DIRECTORS

     In general, under both Delaware law and Ohio law, any or all of the directors of a corporation may be removed, with or without cause, by vote of the holders of a majority of the shares then entitled to vote at an election of directors, except that Delaware law authorizes removal by the shareholders of a member of a classified board only for cause.

DISSENTERS' RIGHTS IN MERGERS


     Under both Delaware law and Ohio law, a shareholder of a corporation participating in certain merger transactions may, under certain circumstances, receive cash in the amount of the fair market value of his shares (as determined by a court) in lieu of the consideration he would otherwise receive in the merger. Unless a corporation's certificate of incorporation provides otherwise, Delaware law does not require that such dissenters' rights of appraisal be afforded to stockholders with respect to (i) a merger or consolidation of a corporation with a surviving corporation the shares of which are either listed on a national securities exchange designated as a national market security or on an interdealer quotation system by the National Association of Securities Dealers, Inc. or widely held (by more than 2,000 shareholders), if the stockholders of such corporation receive only shares of the surviving corporation or of such a listed or widely held corporation; or (ii) those stockholders who are the stockholders of a corporation surviving a merger if no vote of such stockholders is required because, among other things, the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the merger (if certain other conditions are met).


     Ohio law does not provide exclusions from dissenters' rights similar to those described above with respect to Delaware law. However, under Ohio law, in mergers and certain other transactions (e.g., acquisitions of assets or of a majority of stock interests in exchange for stock) in which, after giving effect to the transaction, the original shareholders of the acquiring corporation retain more than five-sixths of the voting power of such corporation, such shareholders are denied dissenters' rights.

PAYMENT OF DIVIDENDS

     Both Delaware law and Ohio law permit the payment of dividends out of paid-in, earned or other surplus. However, under Ohio law, if a dividend is paid out of capital surplus, shareholders must be so notified. Under Delaware law, no such notice is required and dividends may also be paid out of net profits for the fiscal year in which declared or out of net profits for the preceding fiscal year, even if the corporation has no surplus.

REPURCHASE OF SHARES

     Under Ohio law, a corporation by act of its directors may repurchase shares only in certain specified instances, the most significant of which are when the articles authorize the redemption of such shares, when the articles in substance provide that the corporation shall have the right to repurchase, and when authorized by the shareholders at a meeting called for such purpose by the affirmative vote of the holders of two-thirds of the shares of each class or, if the articles so provide, by a greater or lesser proportion but not less than a majority.

     Delaware law vests discretion in the board of directors to authorize the repurchase of shares.

     Both Delaware and Ohio law permit the redemption of shares out of paid-in, earned or other surplus.

LOANS TO DIRECTORS AND OFFICERS

     Under Delaware law, a corporation may make loans to, guarantee the obligations of or otherwise assist its officers or other employees and those of its subsidiaries when the transac-tion, in the judgment of the corporation's board of directors, may reasonably be expected to benefit the corporation. Under Ohio law, a corporation generally may make a loan to or a guaranty of the obligations of officers, directors or shareholders only if such loan or guaranty is approved by a majority of the disinterested members of its board of directors. The disinterested directors, taking into account the terms and provisions of the loan and other relevant factors, must determine that the making of the loan could reasonably be expected to benefit the corporation. Under Ohio law, directors who authorize unlawful loans are jointly and severally liable for the loan together with interest. The standard of conduct which is a precondition to the imposition of monetary damages discussed under "Liability and Indemnification of Officers and Directors" above is not applicable to directors authorizing unlawful loans.

TENDER OFFER STATUTE

     The Ohio tender offer statute requires any person making a tender offer for a corporation incorporated in Ohio to comply with certain filing, disclosure and procedural requirements. Delaware has no tender offer statute.

     The Ohio tender offer statute imposes certain filing and disclosure requirements. The disclosure requirements include a statement of any plans or proposals that the offeror, upon gaining control, may have to liquidate the subject company, sell its assets, effect a merger or consolidation of it, establish, terminate, convert, or amend employee benefit plans, close any plant or facility of the subject company or of any of its subsidiaries or affiliates, change or reduce the work force of the subject company or any of its subsidiaries or affiliates, or make any other major change in its business, corporate structure, management personnel, or policies of employment.

     Until the issue of constitutionality is decided by clearly controlling appellate court decisions or clarifying legislation is adopted, the enforceability of the Ohio statute as a protection against board-opposed takeover attempts is uncertain.


     In addition, Ohio has a "Control Share Acquisition" statute which requires shareholder approval for the acquisition of voting power for certain ranges of stock ownership. This statute was declared unconstitutional in 1986 by the United States District Court for the Southern District of Ohio in FLEET AEROSPACE CORP. V. HOLDERMAN, which holding was affirmed by the United States Court of Appeals for the Sixth Circuit. On April 27, 1987, however, the United States Supreme Court vacated and remanded the Sixth Circuit's decision in light of the Supreme Court's recent holding in CTS CORPORATION V. DYNAMICS CORPORATION OF AMERICA, which held that Indiana's Control Share Acquisition Act, a law similar in some respects to the Ohio Control Share Acquisition Act, is constitutional. Ohio law permits a corporation to opt out of the Control Share Acquisition Statute. SHB has opted out of this statute.


MERGER MORATORIUM STATUTES

     Both Ohio and Delaware have "merger moratorium" statutes which are designed to encourage potential acquirors of publicly traded corporations such as E. W. Scripps and SHB to obtain the consent and approval of the proposed target's board of directors prior to commencing a tender offer for the target company's shares. This encouragement is accomplished by prohibiting or restricting acquirors from undertaking many post-acquisition financial restructuring alternatives.

     Both the Ohio and Delaware statutes permit a corporation to opt out of the operation of the merger moratorium provisions. Neither E. W. Scripps nor SHB has opted out.

     The Ohio law becomes applicable (with certain exceptions) when a person (a potential acquiror and all of that acquiror's affiliates) can vote or direct the vote of 10% or more of the voting shares. In Delaware, the law is applicable when a person acquires more than 15% of the voting stock.

     Under Ohio law (with minor exceptions), there is an absolute prohibition on mergers and dissolutions and restrictions on asset sales and purchases and other transactions that would give the acquiror significant funds or assets of the target during the three-year period after the acquiror becomes a greater than 10% shareholder. Following the three-year period, in Ohio the acquiror can engage in these transactions only if a fair price as defined in the statute is provided to the minority shareholders or the acquiror obtains the consent of the shareholders holding a majority of the disinterested shares.



     In Delaware, the restriction on such transactions lasts for three years. The restrictions are not applicable if at the time the acquiror became subject to the statute it held more than 85% of such stock or if during the three-year period the transaction is approved by two-thirds of the disinterested stockholders.


ANTI-GREENMAIL STATUTE

     "Greenmail" is the practice whereby a corporation purchases the shares of a substantial minority shareholder at a premium to avoid the future potential takeover of the corporation by that minority shareholder. Ohio recently enacted an anti-greenmail statute which would cause the forfeiture of any premium received by the minority shareholder. Ohio law permits a corporation to opt out of the anti-greenmail statute, but SHB has not opted out.

                    MARKET FOR E. W. SCRIPPS' COMMON EQUITY
                        AND RELATED STOCKHOLDER MATTERS


     E. W. Scripps Class A Common Stock is traded on the NYSE under the symbol SSP. The following table sets forth, for the periods indicated, the high and low market prices for E. W. Scripps Class A Common Stock on the New York Stock Exchange, as reported by The Wall Street Journal, and the cash dividends declared per share on E. W. Scripps Class A Common Stock for the periods indicated.



                                                         MARKET PRICE               CASH
                                                   -------------------------      DIVIDEND
               CALENDAR QUARTERS                      HIGH           LOW          DECLARED
- -----------------------------------------------    ----------     ----------     ----------
1992
     First Quarter                                    $ 26 3/4       $ 22 1/8       $.10
     Second Quarter                                     29             23 1/2        .10
     Third Quarter                                      26 7/8         24            .10
     Fourth Quarter                                     26 1/8         23            .10
1993
     First Quarter                                    $ 29 1/8       $ 23 3/4       $.11
     Second Quarter                                     28 1/2         24 3/4        .11
     Third Quarter                                      26 5/8         22 7/8        .11
     Fourth Quarter                                     30 7/8         25 1/4        .11
1994
     First Quarter                                    $ 28 7/8       $ 25           $.11
     Second Quarter                                     29 3/8         23            .11
     Third Quarter (through July 28, 1994)              30 1/4         28 1/2         --
1994 MERGER PERIOD
     February 17, 1994 through April 6, 1994          $ 28 7/8       $ 23            N/A
     April 7, 1994 through May 4, 1994                  26 3/4         23 7/8        N/A
     May 5, 1994 through July 28, 1994                  30 1/4         23            N/A



     At August 1, 1994, there were approximately 4,500 holders of E. W. Scripps Class A Common Stock and 27 owners of E. W. Scripps Common Voting Stock, which does not have a public market, based on security position listings.

     E. W. Scripps has declared cash dividends in every year since its incorporation in 1922. Future dividends are subject to, among other things, E.W. Scripps' earnings, financial condition and capital requirements. Certain long-term debt agreements contain restrictions on dividends.



     Because E. W. Scripps is a holding company, holders of its debt and equity securities, including holders of E. W. Scripps Class A Common Stock, are dependent primarily upon the cash flow from E. W. Scripps subsidiaries for payment of principal, interest and dividends. Potential dividends and other advances and transfers from E. W. Scripps' subsidiaries represent its most significant sources of cash flow. Applicable state laws and the provisions of the debt instruments by which E. W. Scripps' principal subsidiaries are bound limit the ability of such companies to pay dividends or otherwise provide funds to E. W. Scripps.


                          MARKET FOR SHB COMMON EQUITY
                        AND RELATED STOCKHOLDER MATTERS


     SHB Common Stock is traded in the over-the-counter market on the NASDAQ under the symbol SCRP. The following table sets forth, for the periods indicated, the high and low market prices of the SHB Common Stock, as reported by The Wall Street Journal, and the cash dividends declared per share on the SHB Common Stock for the periods indicated.



                                                         MARKET PRICE               CASH
                                                   -------------------------      DIVIDEND
               CALENDAR QUARTERS                      HIGH           LOW          DECLARED
- -----------------------------------------------    ----------     ----------     ----------
1992
     First Quarter                                    $ 48           $ 38            .25
     Second Quarter                                     46             39            .25
     Third Quarter                                      52             38            .25
     Fourth Quarter                                     52             40            .25
1993
     First Quarter                                    $ 58           $ 44            .30
     Second Quarter                                     73             60            .30
     Third Quarter                                      75             67            .30
     Fourth Quarter                                     84             70            .30
1994
     First Quarter                                    $ 94           $ 75            .30
     Second Quarter                                    103             82            .30
     Third Quarter (through July 28, 1994)             102             97             --
1994 MERGER PERIOD
     February 17, 1994 through April 6, 1994          $ 94           $ 75            N/A
     April 7, 1994 through May 4, 1994                  90 1/2         82            N/A
     May 5, 1994 through July 28, 1994                 103             82            N/A



     At August 1, 1994, there were approximately 600 record holders of SHB Common Stock, based on security position listings.


                           BUSINESS OF E. W. SCRIPPS

     E. W. Scripps is a diversified media company operating principally in four segments: newspaper publishing, broadcast television, cable television and entertainment. E. W. Scripps' broadcast television operations and certain of its cable television systems and entertainment businesses are operated through SHB.

NEWSPAPERS

     E. W. Scripps publishes nineteen metropolitan and suburban daily newspapers. From its Washington bureau, E. W. Scripps operates the Scripps Howard News Service, a supplemental wire service covering stories in the capital, other parts of the United States and abroad.

     Substantially all of E. W. Scripps' newspaper publishing operating revenues are derived from advertising and circulation. Advertising rates and volume are highest on Sundays, primarily because circulation and readership is greatest on Sundays. Competition for advertising revenues is based upon circulation levels, demographics, price and effectiveness.


     E. W. Scripps is currently a party to newspaper joint operating agencies ("JOAs") in five markets. JOAs combine all but the editorial operations of two competing newspapers in a market in order to reduce aggregate expenses and take advantage of economies of scale, thereby allowing the continuing operation of both newspapers in that market. JOA revenues less JOA expenses, as defined in each JOA, equals JOA profits, which are split between the parties to the JOA. In each case JOA expenses exclude editorial expenses. E. W. Scripps manages its JOA in Evansville, Indiana and receives approximately 80% of the JOA profits in such JOA. Each of E. W. Scripps' other four JOAs are managed by the other party to the JOA. E. W. Scripps receives approximately 20% to 40% of JOA profits of those JOAs.


BROADCAST TELEVISION


     E. W. Scripps' broadcast television operations currently consist of six network-affiliated VHF television stations and three Fox-affiliated UHF television stations. All of E. W. Scripps' broadcast television operations are owned and operated directly or through subsidiaries by SHB. SHB recently entered into ten-year affiliation agreements with ABC for five of its television stations. Two of these stations, in Detroit and Cleveland, are currently ABC affiliates, one of the stations, in Baltimore, is currently an NBC affiliate, and the other two stations, in Phoenix and Tampa, are currently Fox affiliates. The new affiliation agreements for Detroit and Cleveland will take effect in December 1994, and those for Tampa, Baltimore and Phoenix will take effect in January 1995. See "Business of SHB." SHB also recently agreed to enter into a long-term affiliation agreement with NBC for its television station in Kansas City and to extend existing affiliation agreements with NBC covering its stations in West Palm Beach and Tulsa. The Kansas City station is currently a Fox affiliate. SHB expects that the agreements for West Palm Beach and Tulsa will take effect in August 1994, and that the agreement for Kansas City will take effect in December 1994.


CABLE TELEVISION


     E. W. Scripps' cable television system operations are conducted through several subsidiaries. Its Lake County, Florida, and Sacramento, California, systems and its Longmont, Colorado, cluster are owned by SHB. Other wholly owned subsidiaries of E. W. Scripps operate cable television systems in Florida, Georgia, Indiana, Kentucky, South Carolina, Tennessee, Virginia and West Virginia. Basic subscribers to E. W. Scripps' systems totaled approximately 711,300 at March 31, 1994, of which approximately 295,000 subscribed to systems owned by SHB.


     Substantially all of E. W. Scripps' cable television operating revenues are derived from entertainment and information services provided to subscribers of
E. W. Scripps' systems.

     E. W. Scripps' cable television systems compete for subscribers with other cable television systems in certain of its franchise areas. E. W. Scripps' cable television systems compete for subscribers with other methods of delivering entertainment and information programming to the subscriber's home, such as broadcast television, multi-point distribution systems, master and satellite antenna systems, television receive-only satellite dishes and home systems such as videocassette and laser disk players. In the future E. W. Scripps' cable television systems may compete with new technologies such as more advanced "wireless cable systems" and broadcast satellite delivery services, as well as "video dial tone" services whereby the local telephone company leases video distribution lines to programmers on a common carrier basis. Direct competition from local telephone companies is now prohibited by law, but these provisions of law are subject to change.


     Cable television systems are regulated by federal, local and in some instances, state authorities. Certain powers of regulatory agencies and officials, as well as various rights and obligations of cable television operators, are specified under the Cable Communications Policy Act of 1984 and the Cable Television Consumer Protection and Competition Act of 1992, as amended (the "Cable Act"). Among other things, the Cable Act (i) empowers local franchising authorities and the FCC jointly to regulate rates for certain cable television services and (ii) establishes ownership rules with respect to cable television systems and other media.


     In April 1993 the FCC issued rules that established allowable rates for cable television services (other than programming offered on a per-channel or per-program basis) and for cable equipment based on benchmarks established by the FCC. The rules require rates for equipment to be cost-based, and require reasonable rates for regulated cable television services based upon, at the election of the cable television system operator, application of the benchmarks established by the FCC or a cost-of-service showing based upon standards established by the FCC. The rules became effective in September 1993 and were recently revised to further reduce regulated rates. The revised rules became effective in May 1994.

ENTERTAINMENT


     E. W. Scripps, under the trade name United Media, is a leading distributor of news columns, comics and other features for the newspaper industry. United Media licenses worldwide copyrights relating to "Peanuts" and other character properties for use on numerous products, including plush toys, greeting cards and apparel, and for exhibition on television, videocassettes and other media.



     In September 1993 E. W. Scripps established Scripps Howard Productions to acquire, create, develop, produce and own programming products for domestic and international television. E. W. Scripps, through SHB, acquired Cinetel Productions in Knoxville, Tennessee, on March 31, 1994, and also plans to introduce The Home & Garden Television Network in late 1994. See "Business of SHB."


                                BUSINESS OF SHB

     SHB is a diversified media company operating principally in three segments: broadcast television, cable television and entertainment.

BROADCAST TELEVISION

     SHB's broadcast television operations consist of six network-affiliated VHF television stations and three Fox-affiliated UHF television stations.

     In addition to network programs, SHB's television stations broadcast locally produced programs, syndicated programs, sports events, movies and public service programs. Local news and information programming are integral factors in developing each station's ties to its community and viewer loyalty. Substantially all of SHB's broadcast television operating revenues are derived from advertising. Competition for advertising revenues is based upon audience levels, demographics, price and effectiveness.


     SHB recently entered into ten-year affiliation agreements with ABC for five of its television stations. Two of these stations, in Detroit and Cleveland, are currently ABC affiliates; one of the stations, in Baltimore, is currently an NBC affiliate; and the other two stations, in Phoenix and Tampa, are currently Fox affiliates. The new affiliation agreements for Detroit and Cleveland will take effect in December 1994, and those for Tampa, Baltimore and Phoenix will take effect in January 1995. SHB also recently agreed to enter into a long-term affiliation agreement with NBC for its television station in Kansas City and to extend existing affiliation agreements with NBC covering its stations in West Palm Beach and Tulsa. The Kansas City station is currently a Fox affiliate. SHB expects that the agreements for West Palm Beach and Tulsa will take effect in August 1994, and that the agreement for Kansas City will take effect in December 1994.



     Broadcast television is subject to the jurisdiction of the FCC pursuant to the Communications Act of 1934, as amended, which, among other things, empowers the FCC to regulate the issuance and renewal of broadcast television licenses and to regulate the ownership of broadcast television stations.


CABLE TELEVISION

     Substantially all of SHB's cable television operating revenues are derived from entertainment and information services provided to subscribers of SHB's systems. Basic subscribers to SHB's systems totaled approximately 295,000 at March 31, 1994.

     SHB's cable television systems compete for subscribers with other cable television systems in certain of its franchise areas. SHB's cable television systems compete for subscribers with other methods of delivering entertainment and information programming to the subscriber's home, such as broadcast television, multi-point distribution systems, master and satellite antenna systems, television receive-only satellite dishes and home systems such as videocassette and laser disk players. In the future the Company's cable television systems may compete with new technologies such as more advanced "wireless cable systems" and broadcast satellite delivery services, as well as "video dial tone" services whereby the local telephone company leases video distribution lines to programmers on a common carrier basis.


     Cable television systems are regulated by federal, local and, in some instances, state authorities. Certain powers of regulatory agencies and officials, as well as various rights and obligations of cable television operators, are specified under the Cable Act. Among other things, the Cable Act
(i) empowers local franchising authorities and the FCC jointly to regulate rates for certain cable television services and (ii) establishes ownership rules with respect to cable television systems and other media.


     In April 1993 the FCC issued rules that established allowable rates for cable television services (other than programming offered on a per-channel or per-program basis) and for cable equipment based on benchmarks established by the FCC. The rules require rates for equipment to be cost-based, and require reasonable rates for regulated cable television services based upon, at the election of the cable television system operator, application of the benchmarks established by the FCC or a cost-of-service showing based upon standards established by FCC. The rules became effective in September 1993 and were recently revised to further reduce regulated rates. The revised rules became effective in May 1994.

ENTERTAINMENT

     SHB plans to introduce The Home & Garden Television Network in late 1994. This network will feature 24 hours of daily programming focused on home repair and remodeling, gardening, decorating and home electronics. SHB acquired Cinetel Productions in Knoxville, Tennessee, on March 31, 1994. Cinetel is one of the largest independent producers of cable television programming. Cinetel's production facility will also be the primary production facility for The Home & Garden Television Network.

                        INFORMATION RELATING TO MERGERCO

GENERAL

     Mergerco was organized by E. W. Scripps in March 1994 under Ohio law in order to effect the Merger. Mergerco is a wholly owned subsidiary of E. W. Scripps. Mergerco has not engaged in any activities other than those incident to its formation. If the Merger is consummated, SHB will be merged into Mergerco and Mergerco will be the Surviving Corporation. Mergerco's principal executive offices are located at 312 Walnut Street, Cincinnati, Ohio 45202 and its telephone number is (513) 977-3000. See "Information Relating to Mergerco."


     The directors and the sole stockholder of Mergerco have approved the Merger Agreement. Mergerco will not have any assets or liabilities (other than those arising under the Merger Agreement) or engage in any activities other than those incident to its formation and capitalization and the Merger. As of the date of this Proxy Statement/Prospectus, the authorized capital stock of Mergerco consists of 850 shares of common stock without par value, all of which are issued and outstanding and owned by E. W. Scripps. In the Merger, SHB will merge with and into Mergerco, with Mergerco being the Surviving Corporation.



EXECUTIVE OFFICERS AND DIRECTORS OF MERGERCO



     The following table sets forth certain information regarding the directors and executive officers of Mergerco. All of such individuals are U.S. citizens.


               NAME                      AGE                    POSITION
- -----------------------------------   ---------   ------------------------------------
Charles E. Scripps                       74       Director
Donald L. Perris                         71       Director
Gordon E. Heffern                        70       Director
Robert E. Stautberg                      59       Director
John H. Burlingame                       61       Director
Lawrence A. Leser                        59       President and Chief Executive
                                                    Officer and Director
Paul F. Gardner                          51       Executive Vice President and
                                                    Director
Daniel J. Castellini                     54       Treasurer and Director
M. Denise Kuprionis                      38       Secretary
E. John Wolfzorn                         48       Assistant Treasurer

     Each director has been elected to serve until the next annual meeting of Mergerco stockholders and until his successor is duly chosen and qualified or until his prior death, resignation or removal.

     The term of office of each executive officer is until the organizational meeting of the Mergerco Board of Directors following the next annual meeting of Mergerco stockholders and until his successor is elected and qualified or until his prior death, resignation or removal.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

     In the event the Merger is not consummated for any reason, SHB will hold an annual meeting of its stockholders. In accordance with the rules of the Commission, certain stockholder proposals that are received by the Secretary of SHB at SHB's corporate headquarters a reasonable time before proxies are solicited by the SHB Board for such meeting must be included in the proxy statement and proxy relating to such meeting.

            CERTAIN LEGAL MATTERS, EXPERTS AND REGULATORY APPROVALS

FEDERAL AND STATE APPROVALS


     Except for pending applications for certain routine authorizations from the FCC, no federal or state regulatory requirements remain to be complied with in order to consummate the Merger. However, the obligations of E. W. Scripps, Mergerco and SHB to consummate the Merger are subject to satisfaction of a number of other conditions. See "The Merger Agreement -- Conditions to the Merger."


LEGAL OPINIONS


     The validity of the shares of E. W. Scripps Class A Common Stock to be issued in the Merger will be passed upon for E. W. Scripps by Baker & Hostetler, Cleveland, Ohio. John H. Burlingame, a director and a member of the Executive Committee of the Board of Directors of E. W. Scripps and a Trustee of The Edward
W. Scripps Trust, is the Executive Partner of Baker & Hostetler.


EXPERTS


     The consolidated financial statements and the related consolidated financial statement schedules incorporated in this Proxy Statement-Prospectus by reference from E. W. Scripps and subsidiary companies' Annual Report on Form 10-K for the year ended December 31, 1993 have been audited by Deloitte & Touche, independent auditors, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the changes in accounting for certain investments and for post-retirement benefits other than pensions), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


     The consolidated financial statements and the related consolidated financial statement schedules incorporated in this Proxy Statement-Prospectus by reference from SHB and subsidiary companies' Annual Report on Form 10-K for the year ended December 31, 1993 have been audited by Deloitte & Touche, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

MISCELLANEOUS

     It is expected that representatives of Deloitte & Touche, E. W. Scripps' and SHB's independent public accountants, will be present at the Special Meeting to respond to appropriate questions and to make a statement if they so desire.


     SHB knows of no matters to be presented at the Special Meeting other than the matters set forth in the attached Notice and this Proxy
Statement/Prospectus. However, if any other matters come before the Special Meeting, it is intended that the holder of the proxies will vote thereon in their discretion.



     No person has been authorized to give any information or make any representation on behalf of E. W. Scripps, SHB or Mergerco not contained in this Proxy Statement/Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized.


                                          By order of the Board of Directors

                                          M. DENISE KUPRIONIS
                                          Secretary


312 Walnut Street

Cincinnati, Ohio 45202
August 9, 1994

                                                                         ANNEX I

                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                      SCRIPPS HOWARD BROADCASTING COMPANY,
                           SHB MERGER CORPORATION AND
                            THE E.W. SCRIPPS COMPANY

                               DATED MAY 4, 1994

                               TABLE OF CONTENTS


                                                                                         PAGE
                                                                                         ----
ARTICLE I        THE MERGER............................................................    1
       SECTION 1.1 The Merger..........................................................    1
       SECTION 1.2 Articles of Incorporation...........................................    1
       SECTION 1.3 Code of Regulations.................................................    1
       SECTION 1.4 Board of Directors and Officers.....................................    2
       SECTION 1.5 Meeting of Company Shareholders.....................................    2
       SECTION 1.6 SEC Filings.........................................................    2
       SECTION 1.7 Effective Time of the Merger........................................    3
ARTICLE II       CONVERSION OF SHARES..................................................    3
       SECTION 2.1 Conversion of Shares................................................    3
       SECTION 2.2 Exchange of Company Common Shares...................................    3
       SECTION 2.3 No Further Transfers................................................    5
ARTICLE III      ADDITIONAL AGREEMENTS IN CONNECTION WITH THE MERGER...................    5
       SECTION 3.1 Best Efforts........................................................    5
       SECTION 3.2 Conduct of Business by the Company Pending the Merger...............    6
       SECTION 3.3 Notice of Actions and Proceedings...................................    6
       SECTION 3.4 Access and Information..............................................    6
       SECTION 3.5 Notification of Certain Other Matters...............................    7
       SECTION 3.6 Certain Filings, Consents and Arrangements..........................    7
       SECTION 3.7 Stock Exchange Listing..............................................    7
       SECTION 3.8 Tax-Free Reorganization Treatment...................................    7
       SECTION 3.9 FCC Compliance......................................................    7
ARTICLE IV       REPRESENTATIONS AND WARRANTIES OF THE COMPANY.........................    8
       SECTION 4.1 Organization and Good Standing......................................    8
       SECTION 4.2 Authorization; Binding Agreement....................................    8
       SECTION 4.3 Capitalization......................................................    8
       SECTION 4.4 Reports and Financial Statements....................................    8
       SECTION 4.5 Litigation..........................................................    9
       SECTION 4.6 Governmental Approvals and Compliance with Law......................    9
       SECTION 4.7 Absence of Breach...................................................    9
       SECTION 4.8 Proxy Statement; Registration Statement.............................    9
ARTICLE V        REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGERCO.................   10
       SECTION 5.1 Organization and Good Standing......................................   10
       SECTION 5.2 Authorization; Binding Agreement....................................   10
       SECTION 5.3 Capitalization......................................................   10
       SECTION 5.4 Reports and Financial Statements....................................   11
       SECTION 5.5 Litigation..........................................................   11
       SECTION 5.6 Governmental Approvals..............................................   11
       SECTION 5.7 Absence of Breach...................................................   11
       SECTION 5.8 Proxy Statement; Registration Statement.............................   12
ARTICLE VI       COVENANTS FOLLOWING THE MERGER........................................   12
       SECTION 6.1 Indemnification.....................................................   12
       SECTION 6.2 Further Action......................................................   12
ARTICLE VII      CONDITIONS............................................................   13
       SECTION 7.1 Conditions to Each Party's Obligation to Effect the Merger..........   13
       SECTION 7.2 Conditions to Obligation of the Company to Effect the Merger........   14
       SECTION 7.3 Conditions to Obligations of Parent and Mergerco to Effect the
                   Merger..............................................................   14

                                                                                         PAGE
                                                                                         ----
ARTICLE VIII     CLOSING; TERMINATION..................................................   15
       SECTION 8.1 The Closing.........................................................   15
       SECTION 8.2 Documents and Certificates..........................................   15
       SECTION 8.3 Termination.........................................................   15
       SECTION 8.4 Effect of Termination...............................................   16
ARTICLE IX       GENERAL AGREEMENTS....................................................   16
       SECTION 9.1 Non-Survival of Representations, Warranties and Agreements..........   16
       SECTION 9.2 Entire Agreement....................................................   16
       SECTION 9.3 Expenses............................................................   16
       SECTION 9.4 Notice..............................................................   17
       SECTION 9.5 Amendments..........................................................   17
       SECTION 9.6 Waiver..............................................................   18
       SECTION 9.7 Brokers.............................................................   18
       SECTION 9.8 Publicity...........................................................   18
       SECTION 9.9 Subsidiaries........................................................   18
       SECTION 9.10 Headings...........................................................   18
       SECTION 9.11 Non-Assignability..................................................   18
       SECTION 9.12 Counterparts.......................................................   18
       SECTION 9.13 Governing Law......................................................   18
       SECTION 9.14 Severability.......................................................   18

                          AGREEMENT AND PLAN OF MERGER


     AGREEMENT AND PLAN OF MERGER, dated as of May 4, 1994 (this "Merger Agreement"), by and among Scripps Howard Broadcasting Company, an Ohio corporation (the "Company"), The E.W. Scripps Company, a Delaware corporation ("Parent"), and SHB Merger Corporation, an Ohio corporation and a wholly owned subsidiary of Parent ("Mergerco"). Mergerco and the Company are hereinafter sometimes collectively referred to as the "Constituent Corporations."

     WHEREAS, following the favorable recommendation of the Special Committee of the Board of Directors of the Company (the "Special Committee"), the Board of Directors or Executive Committee of each of Parent, Mergerco and the Company has approved the merger of the Company with and into Mergerco (the "Merger") pursuant to the terms and subject to the conditions of this Merger Agreement whereby (i) each of the issued and outstanding common shares, par value $.25 per share, of the Company ("Company Common Shares"), other than Company Common Shares held by Parent and its subsidiaries (as defined in Section 9.9 hereof), shares held in the treasury of the Company and by any of its subsidiaries and shares with respect to which a written demand for payment of fair cash value has been made pursuant to Section 2.2(e) of this Merger Agreement and not withdrawn or waived (the "Dissenting Shares"), will be converted into the right to receive the Merger Consideration set forth in Section 2.1(b) hereof and (ii) the Company will become a wholly owned subsidiary of Parent; and


     WHEREAS, for federal income tax purposes it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");



     NOW, THEREFORE, the parties hereto agree as follows:


                                   ARTICLE I

                                   THE MERGER


     SECTION 1.1 The Merger. Subject to the terms and conditions hereof, the Merger shall be consummated in accordance with the Ohio General Corporation Law (Title XVII, Chapter 1701 of the Ohio Revised Code) (the "ORC") as soon as practicable following the satisfaction or waiver of the conditions set forth in
Article VII hereof. Upon the terms and subject to the conditions hereof, at the Effective Time (as defined in Section 1.7 hereof), the Company shall be merged with and into Mergerco in accordance with the applicable provisions of the ORC and the separate existence of the Company shall thereupon cease, and Mergerco, as the surviving corporation in the Merger (the "Surviving Corporation"), shall continue its corporate existence under the laws of the State of Ohio under the name "Scripps Howard Broadcasting Company." The Merger shall have the effects set forth in Section 1701.82 of the ORC.


     SECTION 1.2 Articles of Incorporation. The Articles of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, until such Articles of Incorporation are thereafter further changed or amended as provided therein or by law, except that at the Effective Time paragraph (a) of Article Fourth of the Articles of Incorporation of the Surviving Corporation shall be amended to read as follows: "The total number of shares of stock of all classes which the Corporation has authority to issue is 850 Common Shares, par value $.25 per share."

     SECTION 1.3 Code of Regulations. The Code of Regulations of the Company as in effect immediately prior to the Effective Time shall be the Code of Regulations of the Surviving Corporation until thereafter changed or amended as provided therein or as otherwise permitted or required by law or by the Surviving Corporation's Articles of Incorporation.

     SECTION 1.4 Board of Directors and Officers. The directors of the Company at the Effective Time shall be the initial directors of the Surviving Corporation and shall serve until their respective successors are duly elected or appointed and qualify in the manner provided in the Articles of Incorporation and Code of Regulations of the Surviving Corporation or as otherwise provided by law. The officers of the Company at the Effective Time shall be the officers of the Surviving Corporation and shall serve until their respective successors are duly elected or appointed and qualify in the manner provided in the Articles of Incorporation and Code of Regulations of the Surviving Corporation, or as otherwise provided by law.

     SECTION 1.5 Meeting of Company Shareholders. The Company shall take all necessary action in accordance with applicable law to convene a meeting of its shareholders (a "Meeting") to consider and vote upon the Merger and this Merger Agreement and shall use its best efforts to hold such Meeting as promptly as practicable after the date hereof. Subject to applicable law and fiduciary duties, including the duties of loyalty and care, the Board of Directors of the Company shall recommend that the Company's shareholders vote in favor of the Merger and the adoption of this Agreement. Parent agrees that it shall vote, or cause to be voted, in favor of the Merger and the adoption and approval of the Merger Agreement each Company Common Share held by it or by any of its subsidiaries on the record date set by the Company for determining Company Common Shares entitled to vote at the Meeting.

     SECTION 1.6 SEC Filings. (a) The Company shall file with the Securities and Exchange Commission (the "SEC") as promptly as practicable after the date hereof, pursuant to the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), a proxy statement and form of proxy with respect to the Meeting (the "Proxy Statement"). Parent and Mergerco shall provide the Company with the information concerning Parent and Mergerco required to be included in the Proxy Statement.

     (b) As soon as practicable after the date hereof, Parent shall file with the SEC a registration statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), which registers the shares of Class A Common Stock, par value $.01 per share ("Parent Class A Common Stock"), of Parent to be issued to the Company's shareholders pursuant to the Merger. The Company and Mergerco shall provide Parent with the information concerning the Company and Mergerco required to be included in the Registration Statement.

     (c) The Company and Parent shall (i) provide such cooperation as may be necessary or useful to cause the Registration Statement to incorporate the Proxy Statement, (ii) use all reasonable efforts to have the Registration Statement declared effective under the Securities Act and the Proxy Statement cleared by the SEC as promptly as practicable, and (iii) promptly thereafter mail the Proxy Statement to shareholders of the Company. Parent shall take any action required to be taken under state Blue Sky or securities laws in connection with the Merger and the issuance of the Merger Consideration in connection therewith. The term "Registration Statement" shall mean such Registration Statement at the time it becomes effective and all amendments thereto duly filed.

     (d) The information provided and to be provided by the Company (with respect to itself and its subsidiaries), Parent (with respect to itself and its subsidiaries) and Mergerco, respectively, for use in the Registration Statement and the Proxy Statement shall, at the time the Registration Statement becomes effective, on the date the Proxy Statement is first mailed to the Company's shareholders, on the date of the meeting of the Company's shareholders referred to in Section 1.5 hereof and at the Effective Time, be true and correct in all material respects and shall not omit to state any material fact required to be set forth therein or necessary in order to make the information set forth therein not misleading. The Company, Parent and Mergerco each agree to correct any information provided by it for use in the Registration Statement or the Proxy Statement which shall have become false and misleading. The Registration Statement and the Proxy Statement shall comply as to form in all material respects with all applicable requirements of federal securities laws.

     SECTION 1.7 Effective Time of the Merger. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article VII hereof at the Closing (as defined in Section 8.1 hereof), a Certificate of Merger shall be duly executed by Mergerco and the Company and shall be duly filed with the Secretary of State of Ohio in accordance with the ORC. The Merger shall become effective when such Certificate of Merger is so filed with the Secretary of State of Ohio. When used in this Agreement, the term "Effective Time" shall mean the time and date at which such Certificate of Merger is so filed.

                                   ARTICLE II

                              CONVERSION OF SHARES

     SECTION 2.1 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

          (a) Each Company Common Share then owned by Parent or Mergerco or by any other direct or indirect subsidiary of Parent and shares held in the treasury of the Company or by any direct or indirect subsidiary of the Company (each of the foregoing shares being "Excluded Shares") shall, by virtue of the Merger, and without any action on the part of the Company or the holder thereof, be cancelled.

          (b) Each then remaining issued and outstanding Company Common Share not cancelled pursuant to Section 2.1(a) (excluding Dissenting Shares) shall be by virtue of the Merger, and without any action on the part of the holder thereof, cancelled and converted solely into the right to receive, upon the surrender of the certificate formerly representing such Company Common Share in accordance with Section 2.3 hereof, three and forty-five hundredths (3.45) fully paid and nonassessable shares of Parent Class A Common Stock, without interest thereon. The shares of Parent Class A Common Stock to be issued in the Merger in exchange for certificates which immediately prior to the Effective Time represented Company Common Shares, together with any cash to be received pursuant to Paragraph (e) of Section
     2.2 in lieu of issuing fractional shares of Parent Class A Common Stock, are referred to herein as the "Merger Consideration."

          (c) Each then issued and outstanding Common Share, without par value ("Mergerco Common"), of Mergerco shall be converted into one fully paid and nonassessable common share, par value $.25 per share, of the Surviving Corporation.

     SECTION 2.2 Exchange of Company Common Shares. (a) Prior to the Effective Time, Parent shall designate a bank or trust company to act as exchange agent (the "Exchange Agent") for the Merger. Immediately prior to the Effective Time, Parent will instruct the transfer agent of the shares of Parent Class A Common Stock to countersign and deliver to the Exchange Agent a sufficient number of certificates representing shares of Parent Class A Common Stock, all so as to allow for the issuance and delivery of the Merger Consideration on a timely basis. Parent shall pay all reasonable charges or expenses, including those of the Exchange Agent, in connection with the exchange of Company Common Shares for the Merger Consideration.

     (b) As soon as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail or make available to each holder of a certificate theretofore representing Company Common Shares (a "Certificate") (other than holders of certificates theretofore representing Excluded Shares) a notice and letter of transmittal advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such Certificate or Certificates for exchange for the Merger Consideration multiplied by the number of Company Common Shares represented by such Certificate or Certificates. Upon the surrender to the

Exchange Agent of such Certificate or Certificates, together with a letter of transmittal, duly executed and completed in accordance with the instructions thereon, the holder of such Certificate or Certificates shall be entitled to receive the Merger Consideration. From and after the Effective Time, until surrendered in accordance with the provisions of this Section 2.2, each Certificate evidencing Company Common Shares (other than Certificates representing Excluded Shares and Dissenting Shares) shall represent for all purposes only the right to receive the Merger Consideration, without any interest thereon. Any portion of the Merger Consideration that shall not have been paid to shareholders of the Company pursuant to this Section 2.2 prior to the first anniversary of the Effective Time shall be paid to the Parent, and any shareholders of the Company who have not theretofore complied with this Section
2.2 thereafter shall look, subject to escheat and other similar laws, solely to the Parent for payment of the Merger Consideration to which they are entitled under this Agreement. Holders of unsurrendered Certificates shall not be entitled to vote the shares of Parent Class A Common Stock represented by such Certificates or exercise their other rights as a shareholder of Parent unless and until the holder of such Certificates has surrendered such Certificate in accordance herewith.

     (c) No dividends or other distributions that are otherwise payable on the shares of Parent Class A Common Stock constituting any of the Merger Consideration will be paid to the holder of any unsurrendered Certificate until such Certificate is properly surrendered as provided herein, but (i) upon such surrender, there shall be paid to the person in whose name the shares of Parent Class A Common Stock constituting any of the Merger Consideration shall be issued the amount of any dividends which shall have become payable with respect to such shares between the Effective Time and the time of such surrender and
(ii) at the appropriate payment date or as soon thereafter as practicable, there shall be paid to such person the amount of any dividends on such shares of Parent Class A Common Stock which shall have a record or due date prior to such surrender and a payment date after such surrender, subject in each such case to
(x) deduction therefrom of any amount required by applicable law to be withheld, and (y) any applicable escheat laws or unclaimed property laws. On surrender of a Certificate, no interest shall be payable with respect to the payment of such dividends and no interest shall be payable with respect to the amount of any cash payable in lieu of a fractional share of Parent Class A Common Stock pursuant to paragraph (e) of this Section 2.2.

     (d) If any cash is to be paid pursuant to Section 2.2(e) to, or certificates representing shares of Parent Class A Common Stock are to be issued to, a person other than the person in whose name the Certificate so surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates representing the shares of Parent Class A Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise required, or shall establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not applicable.

     (e) Shares of Parent Class A Common Stock shall be issued only in whole shares. Former holders of Company Common Shares will not be entitled to receive fractional shares of Parent Class A Common Stock ("Fractional Shares") but, instead, will be entitled to receive promptly from the Exchange Agent a cash payment in lieu of Fractional Shares in an amount equal to the Fractional Share to which said holder would otherwise be entitled multiplied by the per share closing sale price on the New York Stock Exchange of Parent Class A Common Stock on the Closing Date. No dividends or distributions of Parent shall be payable on or with respect to any Fractional Share and any such Fractional Share will not entitle the owner thereof to vote or to any rights of stockholders of Parent. Such cash payments will be made to each such former holder only upon proper surrender of such former holder's Certificates, together with a properly completed and duly executed transmittal form and any other required documents.

     (f) Each holder of one or more Company Common Shares who shall have been a record holder of such shares as of the date fixed for the determination of shareholders entitled to notice of and to vote at the meeting of shareholders of the Company called to approve the Merger and adopt this Merger Agreement and who shall have filed with Company, not later than ten (10) days after such meeting, a written demand for payment to him of the fair cash value of such shares in compliance with Section 1701.85 of the ORC, and whose such shares shall not have been voted in favor of the Merger or adoption of this Merger Agreement, shall cease to have any of the rights of a shareholder in respect of such shares except the right to be paid the fair cash value of such shares and any other rights bestowed under Sections 1701.84 and 1701.85 of the ORC. Any holder of Company Common Shares who (i) surrenders his certificates representing Company Common Shares for exchange pursuant hereto or (ii) validly withdraws his written demand for payment of fair cash value of such share pursuant to Sections 1701.84 and 1702.85 of the ORC will thereupon be reinstated to all his rights as a shareholder in respect of such shares as of the filing of his written withdrawal, subject to the provisions of Section 2.1 of this Merger Agreement, and will be entitled to receive the Merger Consideration as of the Effective Time pursuant to this Merger Agreement. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Company Common Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

     SECTION 2.3 No Further Transfers. The stock transfer books of the Company shall be closed at the close of business on the business day immediately preceding the date of the Effective Time. In the event of a transfer of ownership of Company Common Shares which is not registered in the transfer records of the Company, the Merger Consideration to be distributed pursuant to this Merger Agreement may be delivered to a transferee, if a Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by payment of any applicable stock transfer taxes. Parent and the Exchange Agent shall be entitled to rely upon the stock transfer books of the Company to establish the identity of those persons entitled to receive the Merger Consideration for their Company Common Shares, which books shall be conclusive with respect to the ownership of such shares. In the event of a dispute with respect to the ownership of any such shares, the Surviving Corporation and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent party and thereafter be relieved with respect to any claims to such Merger Consideration. If, after the Effective Time, any certificate previously representing Company Common Shares is presented for transfer, it shall be forwarded to the Exchange Agent for cancellation and exchange in accordance with Section 2.2 hereof.

                                  ARTICLE III

              ADDITIONAL AGREEMENTS IN CONNECTION WITH THE MERGER


     SECTION 3.1 Best Efforts. Upon the terms and subject to the conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all lawful action, to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Merger Agreement, including (i) the Merger,
(ii) the obtaining of consents, amendments to or waivers under the terms of any material borrowing arrangements or other material contractual arrangements required by the transactions contemplated by this Merger Agreement, and (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby. Each of the parties hereto agrees not to take or to fail to take, as the case may be, any action, the taking of which or the failure of which to take, as the case may be, would be likely to cause any representation or warranty contained in this Merger Agreement to cease to be true or accurate in any material respect or that would be reasonably likely to prevent the performance in all material respects of any covenant or the satisfaction of any condition contained in this Merger Agreement. In addition, Parent, either in its capacity as a shareholder, directly or indirectly, of the Company or through its representatives on the Company's Board of Directors (which shall be understood to mean those directors of the Company who are executive officers or directors of the Parent), in each case subject to the exercise of their respective fiduciary duties, if any, to the Company's shareholders, agrees not to take or fail to take, as the case may be, any action, the taking or failure of which to take, as the case may be, would be likely to cause any representation or warranty of the Company contained in this Merger Agreement to cease to be true or accurate in any material respect or that would be reasonably likely to prevent the performance in all material respects by the Company of any covenant or the satisfaction by the Company of any condition contained in this Merger Agreement.

     SECTION 3.2 Conduct of Business by the Company Pending the Merger. Subject to the last sentence of Section 3.1 hereof, the Company covenants and agrees that, prior to the Effective Time, unless Parent shall otherwise agree in writing, or except as otherwise contemplated by this Agreement:

          (a) neither the Company nor any subsidiary of the Company shall (i) amend its articles or certificate of incorporation or code of regulations or by-laws, (ii) change the number of authorized or outstanding shares of its capital stock, as set forth in Section 4.3 hereof, or (iii) declare, set aside or pay any dividend or other distribution, or make any payment in cash, stock or property, in respect of any shares of its capital stock, except for regular dividends or distributions declared or paid (x) by any subsidiary of the Company to the Company or any other subsidiary of the Company, or (y) on presently outstanding Company Common Shares;

          (b) neither the Company nor any subsidiary of the Company shall (i) authorize for issuance, issue, grant, sell, pledge or dispose of or propose to issue, grant, sell, pledge or dispose of any shares of, or warrants, options, commitments, subscriptions or rights of any kind to acquire any shares of, the capital stock of the Company or such subsidiary or any securities convertible into or exchangeable for shares of any such capital stock, (ii) incur any material indebtedness for borrowed money other than in the ordinary and usual course of business, consistent with past practice, or (iii) acquire directly or indirectly by redemption or otherwise any shares of the capital stock of the Company or any subsidiary of the Company; and

          (c) neither the Company nor any subsidiary of the Company shall enter into any agreement or take any other action to do any of the things described in paragraphs (a) or (b) of this Section 3.2 or which would make any representation or warranty of the Company set forth in this Agreement which is qualified as to materiality untrue or incorrect and any such representation or warranty which is not so qualified materially untrue or incorrect.

     SECTION 3.3 Notice of Actions and Proceedings. Each party promptly shall notify the others of any claims, actions, proceedings or investigations commenced or, to the best of its knowledge, threatened, and any material developments relating to any such pending claim, action, proceeding or investigation involving or affecting the parties, or any of their respective properties or assets, or, to the best of its knowledge, any employee or consultant of the parties, in his or her capacity as such, or director or officer, in his or her capacity as such, of the Company or the Parent disclosed in writing pursuant to Section 4.5 or 5.5 hereof, as the case may be, or which, if pending on the date hereof, would have been required to have been disclosed in writing pursuant to Section 4.5 or 5.5 hereof, as the case may be, or which relate to the consummation of the Merger.

     SECTION 3.4 Access and Information. Each party shall, and shall cause its subsidiaries, officers, directors, employees and agents to, afford to each other party and such party's accountants, counsel, financial advisors, investment bankers and other agents and representatives, and its banks and other financial institutions, full access at all reasonable times through-out the period prior to the Effective Time to all of the officers, employees, agents, properties, books, contracts, commitments and records (including but not limited to tax returns) of such party and its subsidiaries and, during such period, such party shall furnish promptly to each other party (i) a copy of each report, schedule and other document filed by it or any of its subsidiaries pursuant to the requirements of federal or state securities laws, and (ii) all other financial, operating and other information concerning the business, properties and personnel of such party and its subsidiaries as each other party may reasonably request.

     SECTION 3.5 Notification of Certain Other Matters. Each party promptly shall notify the others of: (i) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by such party or any of its subsidiaries subsequent to the date of this Merger Agreement and prior to the Effective Time, under any agreement, indenture or instrument material to the financial condition, properties, business or results of operations of such party and its subsidiaries taken as a whole to which such party or any of its subsidiaries is a party or is subject; (ii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Merger Agreement; (iii) any notice or other communication from any regulatory authority in connection with the transactions contemplated hereby; (iv) any material adverse change in the financial condition, properties, businesses or results of operations of such party and its subsidiaries taken as a whole, or the occurrence of an event which, so far as reasonably can be foreseen at the time of its occurrence, would result in any such change; or (v) any matter hereafter arising which, if existing, occurring or known at the date of this Merger Agreement, would have been required to be disclosed to such other party.


     SECTION 3.6 Certain Filings, Consents and Arrangements. Parent, Mergerco and the Company shall (a) as soon as practicable make any filings required to be filed with any court, government, legislative body, governmental authority or other regulatory or administrative agency or commission, domestic or foreign, including, without limitation, any cable television commission or authority ("Governmental Entity") between the date of this Agreement and the Effective Time; (b) cooperate with one another (i) in promptly determining whether any other filings are required to be made or consents, approvals, permits or authorizations are required to be obtained under any other relevant federal, state or foreign law or regulation and (ii) in promptly making any such filings, furnishing information required in connection therewith and timely seeking to obtain any such consents, approvals, permits or authorizations; and (c) deliver to the other parties to this Agreement copies of the publicly available portions of all such reports promptly after they are filed.


     SECTION 3.7 Stock Exchange Listing. Parent shall use its best efforts to list on the New York Stock Exchange, upon official notice of issuance, the Parent Class A Common Stock to be issued pursuant to the Merger.


     SECTION 3.8 Tax-Free Reorganization Treatment. Neither Parent, Mergerco, nor the Company shall intentionally take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the Code.



     SECTION 3.9 FCC Compliance. The Company shall retain no right of reversion or reassignment of the broadcast licenses and shall not reserve the right to use the facilities of the broadcast stations in question for any period whatsoever.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Mergerco as follows:

     SECTION 4.1 Organization and Good Standing. Each of the Company and its subsidiaries is a duly incorporated and validly existing corporation in good standing under the laws of the state of its incorporation, with all requisite corporate power and authority to own its properties and conduct its business, and is duly qualified and in good standing as a foreign corporation authorized to do business in each of the jurisdictions in which the character of the properties owned or leased by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to be so qualified would not in the aggregate have a material adverse effect on the business, assets, properties, financial condition or results of operations of the Company and its subsidiaries taken as a whole (in respect of either the Company and its subsidiaries taken as a whole or Parent and its subsidiaries taken as a whole, as the case may be, a "Material Adverse Effect"). The Company has heretofore delivered to the Parent true and correct copies of its articles of incorporation and code of regulations as currently in effect.

     SECTION 4.2 Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Merger Agreement and to consummate the transactions contemplated hereby, subject only to approval of the Merger Agreement by the affirmative vote of holders of a majority of the outstanding Company Common Shares. The Company's Board of Directors (at a meeting duly called and held) has (a) duly approved the Merger Agreement and determined that the Merger is fair to and in the best interests of the Company's shareholders (other than Parent and its subsidiaries) and (b) adopted resolutions recommending approval of the Merger by the Company's shareholders. Lehman Brothers Inc. has delivered to the Special Committee of the Board of Directors of the Company its written opinion in the form of Exhibit A hereto (the "Fairness Opinion"). The execution and delivery of this Merger Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Company's Board of Directors and, except for the adoption of this Merger Agreement by the shareholders of the Company holding at least a majority of the outstanding Company Common Shares (the "Required Shareholder Vote"), no other corporate proceedings on the part of the Company are necessary to authorize this Merger Agreement and the transactions contemplated hereby. This Merger Agreement has been duly and validly executed and delivered by the Company, and constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies).

     SECTION 4.3 Capitalization. As of the date hereof, the authorized capital stock of the Company consists of 25,000,000 Company Common Shares. As of the date hereof, 10,325,788 Company Common Shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable. There is not now, and at the Effective Time there will not be, any existing option, warrant, subscription or other right, agreement or commitment to which the Company or any of its subsidiaries is a party which either obligates the Company or any of its subsidiaries to issue, sell or transfer any shares of its capital stock or restricts the transfer of or otherwise relates to the capital stock of the Company or any of its subsidiaries.

     SECTION 4.4 Reports and Financial Statements. The Company has delivered to Parent true and complete copies of (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, as filed with the SEC (the "Company 1993 10-K"), (ii) all other reports, statements and registration statements (including quarterly reports on Form 10-Q and current reports on Form 8-K) filed by it with the SEC since the filing of the Company 1993 10-K (collectively, the "SEC Filings"). Except as expressly amended by a subsequent SEC Filing, as of their respective dates the SEC Filings did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The historical consolidated financial statements of the Company included in the SEC Filings were prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as otherwise noted in such historical financial statements) and present fairly the consolidated financial position, results of operations and changes in financial position of the Company and its consolidated subsidiaries as of the dates and for the periods indicated (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments), except that the footnotes to any quarterly financial statements do not contain all of the disclosures required by generally accepted accounting principles.

     SECTION 4.5 Litigation. Except as may be disclosed in the SEC Filings or has been disclosed to Parent in writing on or prior to the date hereof, as of the date hereof there are no claims, actions, proceedings or investigations pending or, to the best knowledge of the Company, threatened, involving or affecting the Company or any of its subsidiaries or any of their properties or assets or, to the best of the Company's knowledge, any employee, consultant, director or officer in his or her capacity as such, of the Company or any of its subsidiaries before any court or governmental or regulatory authority or body which, if adversely decided, could have a Material Adverse Effect. As of the date hereof, neither the Company nor any of its subsidiaries nor any property or assets of any of them is subject to any order, judgment, injunction or decree that singly or in the aggregate has a Material Adverse Effect.

     SECTION 4.6 Governmental Approvals and Compliance with Law. No consent, license, approval, qualification or form of exemption from or authorization of or declaration, registration or filing with any Governmental Entity on the part of the Company or any subsidiary of the Company which has not been made is required in connection with the execution or delivery by the Company of this Merger Agreement, the consummation by the Company of the transactions contemplated hereby or the performance by the Company of its obligations hereunder other than (a) the filing of a Certificate of Merger with the Secretary of State of Ohio in accordance with the ORC, (b) filings with the SEC and any applicable national securities exchanges, (c) filings under state securities, "Blue Sky" or anti-takeover laws, (d) any applicable filings required under the laws of foreign jurisdictions, (e) filings with and approvals of the Federal Communications Commission ("FCC") ("FCC Filings and Approvals") and any applicable filings and approvals with respect to the Company's cable franchises (the "Cable Filings and Approvals"), and (f) filings, authorizations, consents or approvals relating to matters which, in the aggregate, are not material to the Company and its subsidiaries taken as a whole.

     SECTION 4.7 Absence of Breach. Except as has been disclosed to Parent in writing on or prior to the date hereof, the execution and delivery by the Company of this Merger Agreement, the consummation of the transactions contemplated hereby and the performance by the Company of its obligations hereunder, will not (a) subject to obtaining the required approval of the Company's shareholders, conflict with or result in a breach of any of the provisions of its Articles of Incorporation or Code of Regulations, (b) subject to the obtaining of the governmental approvals and consents referred to in
Section 4.6 hereof, contravene any law, rule or regulation of any state or of the United States or any political subdivision thereof or therein, or any order, writ, judgment, injunction, decree, determination or award currently in effect, or (c) require any consent, approval or notice under or result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument to which the Company or any of its subsidiaries is a party or by which any of their other assets are bound, the failure of which to obtain, in each such case, would have a Material Adverse Effect.

     SECTION 4.8 Proxy Statement; Registration Statement. None of the information included in the Proxy Statement filed by the Company (excluding information therein provided by Parent, as to which the Company makes no representation), or provided by the Company for inclusion in the Registration Statement filed by the Parent, will be false or misleading with respect to any material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Except for information supplied or to be supplied by Parent and Mergerco for inclusion therein, including all information concerning subsidiaries of Parent other than the Company and its subsidiaries, as to which the Company makes no representation, the Proxy Statement, including any amendments thereto, will comply in all material respects with the Exchange Act and the rules and regulations thereunder.

                                   ARTICLE V

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGERCO

     Parent and Mergerco, jointly and severally, represent and warrant to the Company as follows:

     SECTION 5.1 Organization and Good Standing. Each of Parent and its subsidiaries (including Mergerco) is a duly incorporated and validly existing corporation in good standing under the laws of the state of its incorporation, with all requisite corporate power and authority to own its properties and conduct its business, and is duly qualified and in good standing as a foreign corporation authorized to do business in each of the jurisdictions in which the character of the properties owned or leased by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect. Parent and Mergerco have heretofore delivered to the Company accurate and complete copies of their respective corporate charters and by-laws or regulations as currently in effect.

     SECTION 5.2 Authorization; Binding Agreement. Each of Parent and Mergerco has the requisite corporate power and authority to execute and deliver this Merger Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Merger Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of each of Parent and Mergerco and by Parent as the sole shareholder of Mergerco and no other corporate proceedings on the part of Parent or Mergerco are necessary to authorize this Merger Agreement and the transactions contemplated hereby. The Merger Agreement has been duly and validly executed and delivered by Parent and Mergerco and constitutes a legal, valid and binding agreement of Parent and Mergerco, enforceable against each of them in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies).

     SECTION 5.3 Capitalization. As of the date of this Merger Agreement, the authorized capital stock of Parent consists of, and as of the Effective Time such stock will consist of, 120,000,000 shares of Parent Class A Common Stock, 30,000,000 shares of Common Voting Stock, par value $.01 per share ("Parent Voting Stock" and together with Parent Class A Common Stock, "Parent Common Stock"), and 25,000,000 shares of Serial Preferred Stock, par value $.01 per share ("Preferred Stock"). As of the date hereof, 54,471,733 shares of Parent Class A Common Stock, no shares of Preferred Stock, and 20,174,833 shares of Parent Voting Stock were outstanding, and 1,739,500 shares of Parent Class A Common Stock were reserved for issuance upon conversion of outstanding options. As of the Effective Time, there will have been no change in the number of shares of capital stock of the Parent outstanding or reserved as aforesaid, except for shares of Parent Class A Common Stock issued pursuant to this Merger Agreement and shares of Parent Class A Common Stock issued or reserved for issuance pursuant to the Parent's 1987 Amended and Restated Long-Term Incentive Plan (the "Long-Term Incentive Plan"). The Long-Term Incentive Plan provides for a maximum of 2,500,000 shares of (and as of the Effective Time will provide for a maximum of 3,250,000 shares of) Parent Class A Common Stock to be granted to officers, directors and key employees of Parent and its subsidiaries, as restricted stock or issued on the exercise of options or stock appreciation rights. The authorized capital stock of Mergerco consists solely of 1,000 shares of Mergerco Common, all of which, as of the date hereof, are issued and outstanding and held by Parent. As of the Effective Time, the authorized capital stock of the Surviving Corporation shall consist solely of 850 Common Shares, $.25 par value, all of which, as of the Effective Time, will be issued and outstanding and held by Parent. All of the outstanding shares of capital stock of Parent and its subsidiaries (including Mergerco) have been duly authorized and validly issued and are fully paid and nonassessable and, in the case of Parent's capital stock, free of preemptive rights. Upon consummation of the Merger, each share of Parent Class A Common Stock issued as part of the Merger Consideration will be duly authorized, validly issued, fully paid and nonassessable.

     SECTION 5.4 Reports and Financial Statements. Parent has delivered to the Company true and complete copies of (i) Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, as filed with the SEC (the "Parent 1993 10-K"), and (ii) all other reports, statements and registration statements (including quarterly reports on Form 10-Q and current reports on Form 8-K) filed by it with the SEC since the filing of the Parent 1993 10-K (collectively, the "Parent SEC Filings"). Except as expressly amended by subsequent Parent SEC Filings, as of their respective dates the Parent SEC Filings did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The historical consolidated financial statements of Parent included in the Parent SEC Filings were prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as otherwise noted in such historical financial statements) and present fairly the consolidated financial position, results of operations and changes in financial position of Parent and its consolidated subsidiaries as of the dates and for the periods indicated (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments), except that the footnotes to any quarterly financial statements do not contain all of the disclosures required by generally accepted accounting principles.

     SECTION 5.5 Litigation. Except as may be disclosed in the Parent SEC Filings or has been disclosed to the Company in writing on or prior to the date hereof, as of the date hereof there are no claims, actions, proceedings or investigations pending or, to the best knowledge of Parent, threatened, involving or affecting Parent or any of its subsidiaries or any of their properties or assets before any court or governmental or regulatory authority or body which, if adversely decided, could have a Material Adverse Effect. As of the date hereof, neither Parent nor any of its subsidiaries nor any properties or assets of any of them is subject to any order, judgment, injunction or decree that singly or in the aggregate has a Material Adverse Effect.

     SECTION 5.6 Governmental Approvals. No consent, license, approval or authorization of or declaration, regulation or filing with any Governmental Entity on the part of Parent or Mergerco which has not been made is required in connection with the execution or delivery by Parent or Mergerco of this Merger Agreement, the consummation by Parent and Mergerco of the transactions contemplated hereby or the performance by each of Parent and Mergerco of its respective obligations hereunder other than (i) the filing of a Certificate of Merger with the Secretary of State of Ohio in accordance with the ORC, (ii) filings with the SEC and any applicable national securities exchanges, (iii) filings under state securities, "Blue Sky" or antitakeover laws, (iv) any applicable filings required under the laws of foreign jurisdictions, and (v) filings, authorizations, consents or approvals relating to matters which, in the aggregate, are not material to Parent and its subsidiaries taken as a whole.

     SECTION 5.7 Absence of Breach. Except as has been disclosed to the Company in writing on or prior to the date hereof, the execution and delivery by Parent and Mergerco of this Merger Agreement, the consummation by Parent and Mergerco of the transactions contemplated hereby and the performance by Parent and Mergerco of their respective obligations hereunder, will not (a) require the approval of Parent's shareholders, (b) conflict with or result in a breach of any of the provisions of their respective charters, code of regulations or by-laws, (c) subject to the obtaining of the governmental and other consents referred to in Section 5.6 hereof, contravene any law, rule or regulation of any state or of the United States or any political subdivision thereof or therein, or any order, writ, judgment, injunction, decree, determination or award currently in effect, or (d) require any consent, approval or notice under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, agreement or other instrument to which Parent or any of its subsidiaries (including Mergerco but excluding the Company and its subsidiaries) is a party or by which any of them or their assets are bound, the failure of which to obtain could have a Material Adverse Effect.

     SECTION 5.8 Proxy Statement; Registration Statement. None of the information included in the Registration Statement filed by Parent, or provided by Parent or Mergerco for inclusion in the Proxy Statement filed by the Company, will be false or misleading with respect to any material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement, including any amendments thereto, will comply in all material respects with the Exchange Act and the rules and regulations thereunder.

                                   ARTICLE VI

                         COVENANTS FOLLOWING THE MERGER


     SECTION 6.1 Indemnification. Parent agrees that all rights to indemnification now existing in favor of the employees, agents, directors or officers of the Company and its subsidiaries (collectively, the "Indemnified Parties") as provided in their respective charters, code of regulations or by-laws, by agreement or otherwise in effect on the date hereof shall survive the Merger and shall, with respect to any action or omission occurring prior to the Effective Time, continue in full force and effect in accordance with their terms. Without limiting the foregoing, in the event that any Indemnified Party becomes involved in any capacity in any action, proceeding or investigation in connection with any matter for which such party is entitled to be indemnified hereunder, including the transactions contemplated hereby, occurring prior to, and including, the Effective Time, the Company will periodically advance to such Indemnified Party its legal and other expenses incurred in connection therewith to the extent permitted by applicable law. Parent will indemnify the Indemnified Parties to the fullest extent permitted by applicable law and shall guarantee the timely payment of any amounts owed to each member of the Special Committee pursuant to his Indemnity Agreement with the Company dated as of February 17, 1994 (collectively, the "Indemnity Agreements"). Parent shall cause to be maintained in effect for a period of two (2) years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by or for the benefit of the Company (the "D&O Insurance Coverage") (provided that Parent may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous) with respect to matters occurring prior to the Effective Time; provided, however, that Parent's obligation to maintain such D&O Insurance Coverage shall be subject to the Company's being able to maintain or obtain insurance at an annual cost not greater than 150% of the annual premiums currently paid (the annual premiums currently paid being the "Current Annual Premiums") by the Company with respect to its D&O Insurance Coverage and if such D&O Insurance Coverage is not available at such cost, then Parent shall cause to be maintained the highest level of D&O Insurance Coverage that can be purchased against payment of annual premiums equal to 150% of the Current Annual Premiums.



     SECTION 6.2 Further Action. In case at any time after the Effective Time, Parent or the Surviving Corporation or their successors or assigns shall determine that any further conveyance, assignment or other document or any further action is reasonably necessary or desirable in connection with the matters specified in this Merger Agreement, then the parties hereto, with the Surviving Corporation acting on behalf of the Company, shall cause to be executed and delivered all such deeds, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, including appropriate form endorsements to all title and other insurance policies, as shall be valid, operative and effective to vest in the Surviving Corporation good title to all of the property, assets and business to be conveyed, transferred, assigned and delivered hereunder, and will take or cause to be taken such further or other action as Parent or the Surviving Corporation may deem necessary or desirable in order to vest in and confirm the title to and possession of all of the property, rights, privileges, powers and franchises of the Company and otherwise to carry out the intent and purposes of this Merger Agreement.


                                  ARTICLE VII

                                   CONDITIONS

     SECTION 7.1 Conditions to Each Party's Obligation to Effect the
Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

          (a) this Merger Agreement and the Merger shall have been approved and adopted at or prior to the Effective Time by the Required Shareholder Vote;

          (b) the Registration Statement shall have become effective under the Securities Act and no stop order suspending such effectiveness shall have been issued nor shall any proceeding for such purpose have been instituted or threatened;

          (c) All authorizations, consents, orders or approvals of, and all expirations of waiting periods imposed by, any Governmental Entity (collectively, the "Consents") which are necessary for the consummation of the Merger (other than immaterial Consents, the failure to obtain which would not be materially adverse to the Company and its subsidiaries taken as a whole) shall have been obtained or shall have occurred and shall be in full force and effect at the Effective Time; provided however, that no such authorization, consent, order or approval shall be deemed to have been received if it shall include any conditions or requirements which would so reduce the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable in the reasonable opinion of the Board of Directors of either Parent or the Company the consummation of the Merger;

          (d) no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prevents or materially restricts the consummation of the Merger;

          (e) the shares of Parent Class A Common Stock to be issued as the Merger Consideration pursuant to the Merger Agreement shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance;

          (f) the Company and the Special Committee shall have received written confirmation from Lehman Brothers Inc. dated the date of the Effective Time, in customary form, to the effect that the opinions expressed by them in the Fairness Opinion remain valid, and in full force without material amendment, as of such date; and


          (g) Baker & Hostetler, counsel to Parent, shall have delivered to Parent and the Company their opinion, dated the date of the day of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly: (i) no gain or loss will be recognized by Parent or the Company as a result of the Merger; (ii) no gain or loss will be recognized by the shareholders of the Company who exchange their Company Common Shares for shares of

     Parent Class A Common Stock pursuant to the Merger (except with respect to cash received in lieu of a Fractional Share); (iii) the tax basis of the shares of Parent Class A Common Stock received by shareholders of the Company will be the same as the tax basis of the Company Common Shares surrendered in exchange therefor (reduced by any amount allocable to a Fractional Share for which cash is received); and (iv) the holding period of the shares of Parent Class A Common Stock received in the Merger will include the period during which the Company Common Shares surrendered in exchange therefor were held, provided such Company Common Shares were held as capital assets at the Effective Time. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of the Company and Parent.

     SECTION 7.2 Conditions to Obligation of the Company to Effect the
Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

          (a) Parent and Mergerco shall have performed in all material respects their agreements contained in this Merger Agreement required to be performed at or prior to the Effective Time; and

          (b) except as contemplated or permitted by this Merger Agreement, the representations and warranties of Parent and Mergerco set forth in this Merger Agreement shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such date, unless stated in this Merger Agreement to be true on and as of another date, in which case such representation and warranty shall have been true in all material respects on and as of such date.

     SECTION 7.3 Conditions to Obligations of Parent and Mergerco to Effect the Merger. The obligations of Parent and Mergerco to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

          (a) subject to the last sentence of Section 3.1 hereof, the Company shall have performed in all material respects its agreements contained in this Merger Agreement required to be performed at or prior to the Effective Time;

          (b) except as contemplated or permitted by the Merger Agreement, the representations and warranties of the Company set forth in this Merger Agreement shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such date unless stated in this Merger Agreement to be true on and as of another date, in which case such representation and warranty shall have been true in all material respects on and as of such date;

          (c) there shall not have been any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, entered, enforced, promulgated, amended, issued or deemed applicable to the Merger by any Governmental Entity (i) restraining or preventing the carrying out of the transactions contemplated hereby, (ii) prohibiting Parent's ownership or operation of all or any material portion of its or the Company's or any of the Company's subsidiaries' businesses or assets, or compelling Parent to dispose of or hold separate all or any material portion of Parent's or the Company's or any of the Company's subsidiaries' businesses or assets as a result of the transactions contemplated by this Merger Agreement, (iii) making acquisition of the Company Common Shares pursuant to the Merger illegal, (iv) prohibiting Parent effectively from acquiring or holding or exercising full rights of ownership of Company Common Shares, including, without limitation, the right to vote Company Common Shares acquired by it pursuant to the Merger, on all matters properly presented to the shareholders of the Company, (v) prohibiting Parent or any of its subsidiaries or affiliates from effectively controlling in any material respect the businesses or operations of the Company, Parent or their respective subsidiaries, or (vi) which would impose any condition which would materially adversely affect the business of the Company and its subsidiaries taken as a whole or the business of Parent and its subsidiaries taken as a whole;

          (d) the Company's Board of Directors shall not have withdrawn or modified its position with respect to the Merger; and

          (e) Dissenting Shares shall not exceed 140,000 of the outstanding Company Common Shares.

                                  ARTICLE VIII

                              CLOSING; TERMINATION


     SECTION 8.1 The Closing. Subject to satisfaction or waiver of all conditions precedent set forth in Article VII of this Merger Agreement, the closing ("the Closing") shall take place at the Company's corporate offices in Cincinnati, Ohio, or at such other location as is mutually agreeable to the parties and on a date ("the Closing Date") which is the first business day after the later of (a) the first date on which the Merger may be consummated in accordance with the approvals, if any, of Governmental Entities and (b) the date the Required Shareholder Vote has been obtained.


     If all conditions are determined to be satisfied in all material respects (or are duly waived) at the Closing, the Closing shall be consummated by the filing of the Certificate of Merger with the Secretary of State of the State of Ohio.

     SECTION 8.2 Documents and Certificates. Parent, Mergerco and Company shall use their respective best efforts, on or prior to Closing, to execute and deliver all such instruments, documents or certificates as may be necessary or advisable, on the advice of counsel, for the consummation at the Closing of the transactions contemplated by this Merger Agreement or to cause the Effective Time, subject to the consummation at the Closing, to occur as soon as practicable.

     SECTION 8.3 Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding the approval by the shareholders of any or all of Parent, Mergerco or the Company, (a) by mutual consent of the Boards of Directors of Parent, Mergerco and the Company; (b) by either Parent and Mergerco or the Company if the Merger shall not have been consummated on or before December 31, 1994 (or such later date as may be agreed to by Parent, Mergerco and the Company in writing) unless the failure to consummate the Merger on or before such date shall have resulted from the failure of the party seeking to terminate the Merger Agreement to satisfy any of the closing conditions which are set forth in Section 7.2 or 7.3 hereof, as the case may be; (c) by the Company if Parent or Mergerco fails to perform in any material respect any of their material obligations under this Merger Agreement; or (d) by the Company if the conditions specified in Section 7.1 and 7.2 hereof have not been met or waived by the Company at such time as such conditions can no longer be satisfied; or (e) by Parent or Mergerco if the Company fails to perform in any material respect any of its material obligations under this Merger Agreement; or
(f) by Parent or Mergerco if the conditions specified in Section 7.1 and 7.3 hereof have not been met or waived by Parent and Mergerco at such time as such conditions can no longer be satisfied; (g) by Parent if the Company has not received approval, satisfactory to Parent, of the Sacramento Metropolitan Cable Television Commission by May 5, 1994; or (h) by either Parent and Mergerco or the Company if (i) in the case of Parent and Mergerco, their respective Boards of Directors conclude prior to the Effective Time, after consultation with legal counsel, that as a result of an event or condition not directly caused by either Parent or Mergerco, pursuant to their fiduciary duties in accordance with applicable law, this Agreement should be terminated and (ii) in the case of the Company the Special Committee advises the Company's Board of Directors prior to the Effective Time that it has concluded, after consultation with legal counsel, that as a result of an event or condition not directly caused by the Company, pursuant to the Special Committee's fiduciary duties in accordance with applica-ble law, this Agreement should be terminated; provided that in the case of either clause (c) or (e), if such failure is curable, notice of such failure shall have been given to the defaulting party and such defaulting party shall have failed to cure such failure within 30 days of notice thereof.

     SECTION 8.4 Effect of Termination. In the event of the termination of this Agreement by either Parent or Mergerco or by the Company, as provided in Section
8.3 hereof, this Agreement shall thereafter become void and have no effect and no party hereto shall have any liability to any other party hereto or its shareholders or directors or officers in respect thereof (except as set forth in Section 6.1 and Section 9.3 hereof).

                                   ARTICLE IX

                               GENERAL AGREEMENTS

     SECTION 9.1 Non-Survival of Representations, Warranties and
Agreements. All representations, warranties and agreements in this Merger Agreement or in any instrument delivered pursuant to this Merger Agreement shall not survive the Effective Time, except for the agreements set forth in Article VI hereof, Section 9.3 of Article IX hereof and the Indemnity Agreements.

     SECTION 9.2 Entire Agreement. This Merger Agreement contains the entire agreement among the parties hereto with respect to the Merger and the other transactions contemplated hereby and thereby, and supersedes all prior agreements among the parties with respect to such matters other than the Indemnity Agreements.

     SECTION 9.3 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

     SECTION 9.4 Notice. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by messenger, transmitted by telecopier, telex or telegram or mailed by registered or certified mail, postage prepaid, as follows:

         If to Parent or Mergerco, to:

              The E.W. Scripps Company
              1105 N. Market Street
              Wilmington, Delaware 19801
              Attn:  Daniel J. Castellini, Senior Vice President-
                     Finance and Administration

         with a copy to:

              John H. Burlingame, Esq.
              Baker & Hostetler
              3200 National City Center
              Cleveland, Ohio 44114

         If to the Company, to:

              Scripps Howard Broadcasting Company
              312 Walnut Street
              28th Floor
              Cincinnati, Ohio 45202
              Attn:  P. Frank Gardner, Executive Vice President

         with copies to:

              Scripps Howard Broadcasting Company
              Special Committee of the Board
              c/o Robert E. Stautberg and Gordon E. Heffern
              312 Walnut Street
              28th Floor
              Cincinnati, Ohio 45202

              James M. Anderson, Esq.
              Taft, Stettinius & Hollister
              1800 Star Bank Center
              425 Walnut Street
              Cincinnati, Ohio 45202-3957

     Except as otherwise specified herein, all notices and other communications shall be deemed to have been duly given on the first to occur of (a) the date of delivery if delivered personally on a business day during normal business hours, and, if not, on the next occurring business day, (b) five days following posting if transmitted by mail, (c) the date of transmission with confirmed answer-back if transmitted by telex on a business day during normal business hours, and, if not, on the next occurring business day, or (d) the date of receipt if transmitted by telecopier or facsimile on a business day during normal business hours, and, if not, on the next occurring business day. Any party may change his or its address for purposes hereof by notice to the other party given as provided in this Section 9.4.

     SECTION 9.5 Amendments. This Merger Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time prior to the Effective Time; provided, however, that after approval of this Agreement by the shareholders of the Company, no amendment or modification shall
(a) alter or change the amount or kind of shares, securities, cash, property or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of the Company, or (b) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series of capital stock of the Company. This Merger Agreement may not be amended, modified or supplemented except by written agreement of the parties hereto.

     SECTION 9.6 Waiver. At any time prior to the Effective Time, the parties hereto by action taken by their respective Boards of Directors may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and
(c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The Company shall only take actions with respect to the enforcement of its rights under this Merger Agreement, including, without limitation, the granting of any waivers or the approval of any amendments, if such actions are recommended by the members of the Special Committee.

     SECTION 9.7 Brokers. The Company represents and warrants that except for fees payable to Lehman Brothers Inc. as financial advisor to the Special Committee, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company. Parent and Mergerco represent and warrant that no broker, finder or investment banker other than J. P. Morgan Securities Inc. is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent and Mergerco.

     SECTION 9.8 Publicity. So long as this Agreement is in effect, the parties hereto shall not, and shall cause their affiliates not to, issue or cause the publication of any press release or other announcement with respect to the Merger or this Merger Agreement without the consent of the other party, which consent shall not be withheld or delayed where such release or announcement is required by applicable law or any listing agreement with a national securities exchange.

     SECTION 9.9 Subsidiaries. When a reference is made in this Agreement to subsidiaries of Parent or the Company, the word "subsidiaries" means any corporation more than 50% of whose outstanding voting securities are directly or indirectly owned by Parent or the Company, as the case may be.

     SECTION 9.10 Headings. The headings contained in this Merger Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Merger Agreement.

     SECTION 9.11 Non-Assignability. This Merger Agreement shall not be assigned by operation of law or otherwise, except that at the election of Parent, any direct or indirect wholly owned subsidiary of Parent may be substituted for Mergerco as a Constituent Corporation in the Merger for all purposes of this Merger Agreement.

     SECTION 9.12 Counterparts. This Merger Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties.

     SECTION 9.13 Governing Law. This Merger Agreement shall be governed by and construed in accordance with the laws of the State of Ohio applicable to contracts made and to be performed wholly within such state.

     SECTION 9.14 Severability. If any term or other provision of this Merger Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Merger Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Merger Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Merger Agreement are consummated to the extent possible.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

                                            SCRIPPS HOWARD BROADCASTING COMPANY

                                            By: /s/  P. Frank Gardner
                                                -------------------------------
                                             Title: P. Frank Gardner, Executive
                                                       Vice President

Attest:

 /s/  M. Denise Kuprionis
 --------------------------------
   M. Denise Kuprionis, Secretary

                                            THE E.W. SCRIPPS COMPANY

                                            By: /s/  Lawrence A. Leser
                                                -------------------------------
                                            Title: Lawrence A. Leser, President
                                                and Chief Executive Officer

Attest:

 /s/  M. Denise Kuprionis
 --------------------------------
   M. Denise Kuprionis, Secretary

                                            SHB MERGER CORPORATION

                                            By: /s/  Lawrence A. Leser
                                                -------------------------------
                                            Title: Lawrence A. Leser, President

Attest:

 /s/  M. Denise Kuprionis
 --------------------------------
   M. Denise Kuprionis, Secretary

                                                                        ANNEX II


                                LEHMAN BROTHERS


                                 August 9, 1994


Special Committee of the Board of Directors
Scripps Howard Broadcasting Company
312 Walnut Street
Cincinnati, Ohio 45202

Members of the Special Committee of the Board of Directors:

We understand that E.W. Scripps ("EWS") has proposed to purchase the 13.9% of the outstanding common stock of Scripps Howard Broadcasting (the "Company") it does not currently own pursuant to a merger of the Company with and into a wholly owned subsidiary of EWS whereby each issued and outstanding share of common stock of the Company not currently owned by EWS would be converted into
3.45 shares (the "Exchange Ratio") of Class A Common Stock of EWS ("the Proposed Transaction"). The terms and conditions of the Proposed Transaction are set forth in more detail in the Merger Agreement dated May 4, 1994 between EWS and the Company (the "Agreement").

We have been requested by the Special Committee of the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the stockholders of the Company other than EWS of the Exchange Ratio to be offered in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Transaction.

In arriving at our opinion, we reviewed and analyzed:

          (1) the Agreement,


          (2) publicly available information concerning EWS and the Company which we believe to be relevant to our inquiry including, but not limited to, the December 31, 1993, annual reports and Form 10Ks, and 1993 proxy materials of EWS and the Company, which, among other things, details the interrelationship of the companies and their two managements;



          (3) financial and operating information with respect to the businesses, operations and prospects of EWS and the Company and their respective business segments furnished to us by EWS and the Company including, but not limited to, the strategic plans and operating projections of EWS and the Company;


          (4) a trading history of the common stock of EWS and the Company and a comparison of that trading history with those of other companies which we deemed relevant as well as the trading relationship of the common stock of EWS to that of the Company;

Special Committee of the Board of Directors
Scripps Howard Broadcasting Company

August 9, 1994

Page 2

          (5) a comparison of the historical financial results, present financial condition of EWS and the Company and their respective business segments with those of other companies which we deemed relevant;

          (6) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions which we deemed relevant;

          (7) the pro forma effects of the Proposed Transaction on the business, operations and financial condition of EWS;


          (8) the ownership profile and relative liquidity of the outstanding shares of EWS and the Company, and the pro forma ownership of EWS following the Proposed Transaction; and



          (9) the voting characteristics of the E.W. Scripps shares to be received as consideration by the Scripps Howard Broadcasting shareholders in the Proposed Transaction, and the voting control position by the majority shareholders of E.W. Scripps and the restrictions on transfer of that control.



In addition, we have had discussions with the management of the Company and EWS concerning their respective businesses, operations, assets, financial condition and prospects, including the potential cost savings and strategic benefits of the Proposed Transaction and the financial impact of the Company's recent television station affiliation agreements, and undertook such other studies, analyses and investigations as we deemed appropriate.


We have assumed and relied upon the accuracy and completeness of the financial and other information used by us in arriving at our opinion without independent verification and have further relied upon the assurances of management of EWS and the Company that they are not aware of any facts that would make such information inaccurate or misleading. With respect to the projections of EWS and the Company, upon advice of EWS and the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of EWS and the Company as to the future financial performance of EWS and the Company, and that EWS and the Company will perform substantially in accordance with such projections. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of EWS or the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of EWS or the Company. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Company's business. Upon advice of the Company and its legal and accounting advisors, we have assumed that the Proposed Transaction will be tax-free to the public stockholders of the Company. Our opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Exchange Ratio to be offered to stockholders of the Company other than EWS in the Proposed Transaction is fair to such stockholders.

We have acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the Proposed Transaction and the Company has agreed to indemnify us for certain liabilities which may arise out of the rendering of this opinion.

Special Committee of the Board of Directors
Scripps Howard Broadcasting Company

August 9, 1994

Page 3

This opinion is solely for the use and benefit of the Special Committee of the Board of Directors of the Company and shall not be disclosed publicly or made available to, or relied upon by, any third party without our prior approval. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder would vote with respect to the Proposed Transaction.

                                          Very truly yours,

                                          LEHMAN BROTHERS

                                          By:  /s/  Jill A. Greenthal
                                               ------------------------------
                                                    Jill A. Greenthal
                                                    Managing Director

                                                                       ANNEX III

                       OHIO REVISED CODE SECTION 1701.85
                          GOVERNING DISSENTERS' RIGHTS

                                                                       ANNEX III

     Sec. 1701.85. PROCEDURE IN CASE OF DISSENTS.

     (A)(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

     (2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote of such proposal was taken at the meeting of the shareholders, the shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, stating his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

     (3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

     (4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new corporation, whether served before, on, or after the effective date of the merger or consolidation.

     (5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificate representing the shares as to which he seeks relief, he, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested, in order that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return such endorsed certificates to the shareholder. Failure on the part of the shareholder to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to him within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. Such request by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

     (B) Unless the corporation and the dissenting shareholder shall have come to an agreement on the fair cash value per share of the shares as to which he seeks relief, the shareholder or the corporation, which in case of a merger or consolidation may be the surviving or the new corporation, within three months after the service of the demand by the shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation [that] issued such shares is located, or was located at the time when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within the period of three months, may join as plaintiffs, or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such complaint is required. Upon the filing of the complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint, and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substitute service is required to be made in other cases. On the day fixed for hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share, and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding, and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505 of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division
(D) of this section is applicable, the fair cash value of the shares as agreed upon by the parties or as fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which such payment is made.

     (C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to that on which the vote by the shareholders was taken, and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller, under no compulsion to sell, would be willing to accept, and that a willing buyer, under no compulsion to purchase, would be willing to pay, but in no event shall the fair cash value exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

     (D) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them if:


     (1) Such shareholder has not complied with this section, unless the corporation by its directors waives such failure;

     (2) The corporation abandons or is finally enjoined or prevented from carrying out or the shareholders rescind their adoption of the action involved;

     (3) The shareholder withdraws his demand, with the consent of the corporation by its directors;

     (4) The corporation and the dissenting shareholder shall not have come to an agreement as to fair cash value per share, and neither the shareholder nor the corporation shall have filed or joined in a complaint under division (B) of this section within the period provided.

     (E) From the time of giving the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class, or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest that, except for the suspension, would have been payable upon such shares or securities shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated otherwise than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions that, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

                                 FORM OF PROXY

                      SCRIPPS HOWARD BROADCASTING COMPANY


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



     The undersigned hereby appoints Lawrence A. Leser, D. J. Castellini and John H. Burlingame, and each of them, with power of substitution, attorneys and proxies to represent and to vote all shares of Common Stock of Scripps Howard Broadcasting Company (the "Company") which the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company to be held at the offices of the Company, 312 Walnut Street, CINCINNATI, OHIO 45202, on September 14, 1994, at 10:00 a.m. local time, and at any adjournment or postponement thereof:



 PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY TODAY IN THE ENCLOSED ENVELOPE.


                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

                                                                                                         WILL ATTEND

/     /                                                                                                    /     /


- ----------------------------------------------------------------------------------------------------------------------------
 1 -- To adopt the Agreement and Plan of Merger dated May 4, 1994 (the                    2 -- In their discretion with
     "Merger Agreement"), by and among the Company, SHB Merger                                 respect to such other matters as
     Corporation and The E. W. Scripps Company.                                                may properly come before the
                                                                                               Special Meeting or any
                             FOR         AGAINST         ABSTAIN                               adjournment or postponement
                             / /           / /            / /                                  thereof.

- ----------------------------------------------------------------------------------------------------------------------------
  The Board of Directors recommends a vote FOR adoption of the Merger Agreement. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted
  FOR adoption of the Merger Agreement. Under the Company's Code of Regulations, business transacted at the Special
  Meeting of Stockholders is confined to the purposes stated in the Notice of Special Meeting. THIS PROXY WILL, HOWEVER,
  CONVEY DISCRETIONARY AUTHORITY TO THE PERSONS NAMED HEREIN AS PROXIES TO VOTE ON MATTERS INCIDENT TO THE CONDUCT OF THE
  SPECIAL MEETING.
- --------------------------------------------------------------------------------------------------------------------------


                                                                       Dated __________________________________ , 1994

                                                                       -----------------------------------------------
                                                                                  (Signature of Stockholder)

                                                                       -----------------------------------------------
                                                                                  (Signature of Stockholder)

                                                                       This Proxy should bear your signature(s) exactly as your
                                                                       name(s) appear in the stencil to the left. When signing as attorney, executor, administrator, personal representative, trustee, guardian or corporate officer, please give full
                                                                       title.   For joint accounts, each joint owner should sign.

PLEASE MARK INSIDE BLUE BOXES SO THAT DATA PROCESSING EQUIPMENT WILL RECORD YOUR VOTES.


                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the Delaware General Corporation Law sets forth conditions and limitations governing the indemnification of officers, directors and other persons.


  The E. W. Scripps By-Laws contain certain indemnification provisions adopted pursuant to authority contained in Section 145 of the Delaware General Corporation Law. The E. W. Scripps By-Laws provide for the indemnification of its officers, directors, employees and agents in connection with any threatened, pending or completed action, suit or proceeding, whether criminal, civil, administrative or investigative, to which they were or are parties or are threatened to be made parties by reason of acting in such capacities against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the fullest extent permitted by Delaware law. Section 145 of the Delaware General Corporation Law provides that a director, officer, employee or agent may be indemnified by a corporation if it is determined, either by a majority vote of a quorum of disinterested directors of the corporation or its stockholders or otherwise as provided in
Section 145 of the Delaware General Corporation Law, that (A) such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; (B) in any action, suit or proceeding by or in the right of the corporation to procure a judgment in its favor, he was not, and has not been adjudicated to have been, negligent or guilty of misconduct in the performance of his duties to the corporation; and (C) with respect to any criminal action or proceeding, that he had no reasonable cause to believe that his conduct was unlawful. Section 145 provides that to the extent a director, officer, employee or agent has been successful on the merits or otherwise in defense of any such action, suit or proceeding he shall be indemnified against expenses reasonably incurred in connection therewith. At present there are no material claims, actions, suits or proceedings pending where indemnification would be required under these provisions, and E. W. Scripps does not know of any such threatened claims, actions, suits or proceedings which may result in a request for such indemnification.


  E. W. Scripps has entered into indemnification contracts with each of its directors and executive officers. These contracts generally: (A) confirm the existing indemnity provided to them under the E. W. Scripps By-Laws and assure that this indemnity will continue to be provided; (B) provide that if E. W. Scripps does not maintain directors' and officers' liability insurance, E. W. Scripps will, in effect, become a self-insurer of the coverage; and (C) provide that, in addition, the directors and officers shall be indemnified to the fullest extent permitted by law against all expenses (including legal fees), judgments, fines and settlement amounts paid or incurred by them in any action or proceeding, including any action by or in the right of E. W. Scripps, on account of their service as a director, officer, employee, or agent of E. W. Scripps or at the request of E. W. Scripps as a director, officer, employee or agent of another corporation or enterprise. Coverage under the contracts is excluded: (I) on account of conduct which is finally adjudged to be knowingly fraudulent, deliberately dishonest or willful misconduct; or (II) if a final court of adjudication shall determine that such indemnification is not lawful; or (III) in respect of any suit in which judgment is rendered for violations of Section 16(b) of the Securities and Exchange Act of 1934, as amended, or similar provisions of any federal, state or local statutory law; or (IV) as to officers who are not directors, with respect to any act or omission which is finally adjudged to have been a violation, other than in good faith, of E. W. Scripps' Standards of Business Conduct of which the officer then most recently has received written notice. The indemnification agreements are applicable to claims asserted after their effective date, whether arising from acts or omissions occurring before or after their effective date, and associated legal expenses.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (A)  EXHIBITS.

  EXHIBIT
  NUMBER    EXHIBIT DESCRIPTION
  -------   -------------------
    2       Agreement and Plan of Merger dated May 4, 1994 (included as Annex I to Proxy Statement/Prospectus).


    5       Opinion of Baker & Hostetler (Filed previously).

    8       Opinion of Baker & Hostetler (Filed previously).

  23.01     Consent of Deloitte & Touche (Filed previously).

  23.02 Consents of Baker & Hostetler (included in Exhibits 5 and 8 as filed previously) .


  23.03     Consent of Lehman Brothers Inc.


  24        Powers of Attorney (Filed previously).


  (B)  FINANCIAL STATEMENT SCHEDULES

                   NOT APPLICABLE

ITEM 22.  UNDERTAKINGS.

  (A)  The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

          (I) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (II) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

          (III) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that the undertakings set forth in paragraphs (i) and
    (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (B)(1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The Registrant undertakes that every prospectus (I) that is filed pursuant to paragraph (1) immediately preceding, or (II) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

  (C) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

  (D) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person of the Registrant in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against the public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (E) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

  (F) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on August 2, 1994


                                  THE E. W. SCRIPPS COMPANY



                                  By  Lawrence A. Leser*
                                      ---------------------------

                                      Lawrence A. Leser
                                      PRESIDENT AND CHIEF
                                        EXECUTIVE OFFICER


  Pursuant to the requirements of the Securities Act of 1933, this Amenement No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on August 2, 1994.



  Signature                               Title
  ---------                               -----
                                    President, Chief Executive Officer
Lawrence A. Leser*                  and Director (Principal Executive
- ----------------------------        Officer)
Lawrence A. Leser


                                    Senior Vice President, Finance and
Daniel J. Castellini*               Administration (Principal
- ----------------------------        Financial and Accounting Officer)
Daniel J. Castellini



Charles E. Scripps*
- ----------------------------        Chairman of the Board of Directors
Charles E. Scripps


William R. Burleigh*
- ----------------------------        Director
William R. Burleigh


John H. Burlingame*
- ----------------------------        Director
John H. Burlingame

Daniel J. Meyer*
- ----------------------------           Director
Daniel J. Meyer


Nicholas B. Paumgarten*
- ----------------------------           Director
Nicholas B. Paumgarten


Paul K. Scripps*
- ----------------------------           Director
Paul K. Scripps


Robert P. Scripps*
- ----------------------------           Director
Robert P. Scripps


David R. Huhn*
- ----------------------------           Director
David R. Huhn



/s/ M. Denise Kuprionis
- ----------------------------
M. Denise Kuprionis
(Attorney-in-fact)

* M. Denise Kuprionis, by signing her name hereto, does sign this document on behalf of such person in the capacity set opposite such person's name, pursuant to a power of attorney duly executed by such person and filed with the Securities and Exchange Commission.

                                EXHIBIT INDEX
  EXHIBIT
  NUMBER    EXHIBIT DESCRIPTION
  -------   -------------------
    2       Agreement and Plan of Merger dated May 4, 1994 (included as Annex I to Proxy Statement/Prospectus).


    5       Opinion of Baker & Hostetler (Filed previously).

    8       Opinion of Baker & Hostetler (Filed previously).

  23.01     Consent of Deloitte & Touche (Filed previously).

  23.02 Consents of Baker & Hostetler (included in Exhibits 5 and 8 as filed previously).


  23.03     Consent of Lehman Brothers Inc.


  24        Powers of Attorney (Filed previously).
